UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

FINANCIAL ENGINES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Financial Engines, Inc. common stock, par value $0.0001 per share.

(2)

Aggregate number of securities to which transaction applies: The maximum number of shares of common stock to which this transaction applies is estimated to be 70,202,553, which consists of (a) 63,684,971 shares of common stock outstanding (b) 4,170,356 shares of common stock issuable pursuant to outstanding options with exercise prices below the per share merger consideration of $45.00; (c) 2,192,097 shares of common stock underlying outstanding restricted stock unit awards entitled to receive the per share merger consideration of $45.00; and (d) 155,129 shares of common stock underlying restricted stock units that are expected to be awarded between May 16, 2018 and the closing of the merger described herein in accordance with the merger agreement described herein, in each case as of May 16, 2018.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 63,684,971 shares of common stock and the per share merger consideration of $45.00; (b) the product of (i) 4,170,356 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with exercise prices below the per share merger consideration of $45.00 and (ii) the difference between $45.00 and the weighted average exercise price of such options of $31.14; (c) the product of 2,192,097 shares of common stock underlying outstanding restricted stock unit awards and the per share merger consideration of $45.00; and (d) $6,968,250, which represents the value of shares of common stock underlying restricted stock units that are expected to be awarded between May 16, 2018 and the closing of the merger described herein in accordance with the merger agreement described herein.

	(4)	Proposed maximum aggregate value of transaction: $3,029,237,444

	(5)	Total fee paid: $377,140

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 21, 2018

Dear Fellow Stockholders:	[ ]

You are cordially invited to attend a special meeting of the stockholders of Financial Engines, Inc., which we will hold at [            ], on [             ], at [            ] local time.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger that we entered into on April 29, 2018, which we refer to as the “merger agreement,” providing for the acquisition of Financial Engines, Inc. by Edelman Financial, L.P. in a transaction that we refer to as the “merger.” If the merger agreement is adopted and the merger is completed, each share of our common stock (other than certain shares specified in the merger agreement) will be converted into the right to receive $45.00 per share in cash, without interest and subject to required withholding taxes, representing a premium of approximately 41% over the trailing 90-day volume weighted average price of our common stock for the period ended April 27, 2018, the last trading day prior to the execution of the merger agreement.

The Financial Engines, Inc. board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the other matters to be considered at the special meeting.

The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. If you fail to vote in person or by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

On behalf of the entire board of directors, I want to thank you for your continued support.

Sincerely,

[ ]
Lawrence M. Raffone
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [        ] and is first being mailed to stockholders on or about [        ].

FINANCIAL ENGINES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:	[ ]

Time:	[ ] local time

Place:	[ ]

Record Date:	[ ]

Meeting Agenda:

To consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of April 29, 2018 (as it may be amended from time to time, referred to in this proxy statement as the “merger agreement”), by and among Financial Engines, Inc., a Delaware corporation (referred to in this proxy statement as the “Company”), Edelman Financial, L.P., a Delaware limited partnership (referred to in this proxy statement as “Parent”), and Flashdance Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (referred to in this proxy statement as “Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (referred to in this proxy statement as the “merger”);

2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

3.	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Please vote your shares.	If you are a stockholder of record, you may vote in the following ways:

We encourage stockholders to vote promptly. If you fail to vote, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement.	By Telephone	By Internet	By Mail	In Person
	In the U.S. or Canada you can vote by calling [ ].	You can vote online at [ ]. You will need the 12-digit control number on the proxy card.	You can vote by mail by marking, dating and signing your proxy card and returning it in the postage-paid envelope.

You can vote in person at the special meeting. Please refer to the section of this proxy statement entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information regarding attending the special meeting.

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

The Financial Engines, Inc. board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, the Company and its stockholders, and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Financial Engines, Inc. board of directors unanimously recommends that the stockholders of Financial Engines, Inc. vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Financial Engines, Inc. board of directors.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting and is a condition to the completion of the merger. The approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but approval of these two proposals is not a condition to the completion of the merger. If you fail to vote in person or by proxy, or fail to instruct your broker, bank or other nominee on how to vote, the shares of common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Only holders of record of Financial Engines, Inc. common stock as of the close of business on [        ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

By order of the Board of Directors,

[ ]

Lewis E. Antone, Jr.
Executive Vice President,
General Counsel and Secretary
Sunnyvale, California
[ ]

-i-

ANNEX A	Agreement and Plan of Merger
ANNEX B	Opinion of Sandler O’Neill & Partners, L.P.
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

-ii-

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

The Companies (page 22)

Financial Engines, Inc.

Financial Engines, Inc., referred to as “Financial Engines,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. Financial Engines (NASDAQ: FNGN) is a leading provider of independent, technology-enabled financial advisory services, discretionary portfolio management, personalized investment advice, financial and retirement income planning, and financial education and guidance. Financial Engines helps individuals, either online or with an advisor, develop a strategy to reach financial goals by offering a comprehensive set of services, including holistic, personalized plans for saving and investing, assessments of retirement income, and the option to meet face-to-face with a financial advisor at one of more than 140 advisor centers nationwide. Financial Engines’ advice and planning services cover employer-sponsored defined contribution (DC) accounts (401(k), 457, and 403(b) plans), IRA accounts, and taxable accounts. Financial Engines uses its proprietary advice technology platform to provide our services to millions of individual investors, both DC plan participants in the workplace as well as retail investors, on a cost-efficient basis. We believe that our services have significantly increased the accessibility of low-cost, high-quality, independent, personalized portfolio management services, investment advice and financial planning.

Additional information about Financial Engines is contained in its public filings, certain of which are incorporated by reference herein. See the sections of this proxy statement entitled “Where You Can Find Additional Information” and “The Companies — Financial Engines, Inc.”

Edelman Financial, L.P.

Edelman Financial, L.P., referred to as “Parent,” or “Edelman Financial,” is one of the nation’s largest independent financial planning firms providing financial planning and investment management services to over 35,000 individuals and families, and managing more than $21.7 billion in assets. Edelman Financial has won more than 100 financial, business, community and philanthropic awards, and offers an investment philosophy that puts clients first and delivers value through in-depth financial education, personalized financial plans and access to experienced financial planners. See the section of this proxy statement entitled “The Companies — Edelman Financial, L.P.”

Flashdance Merger Sub, Inc.

Flashdance Merger Sub, Inc., referred to as “Merger Sub,” is a Delaware corporation and an indirect wholly owned subsidiary of Parent that will function as the merger subsidiary in the merger. Merger Sub was formed solely for the purpose of acquiring us and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of Financial Engines. Upon completion of the merger, Merger Sub will merge with and into Financial Engines and will cease to exist. See the section of this proxy statement entitled “The Companies — Flashdance Merger Sub, Inc.”

The Special Meeting (page 23)

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Financial Engines (referred to in this proxy statement as the “special meeting”) will be held at [                    ], on [                 ], at [                ] local time.

Purposes of the Special Meeting

At the special meeting, Financial Engines stockholders will be asked to consider and vote on the following proposals:

•	to adopt the Agreement and Plan of Merger, dated as of April 29, 2018, by and among the Company, Parent and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement”;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger”; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. See the sections of this proxy statement entitled “The Special Meeting” and “The Merger Agreement.”

We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

Record Date, Notice and Quorum

The holders of record of Financial Engines common stock as of the close of business on [                ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [                ] shares of Company common stock were outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of capital stock of the Company issued and outstanding on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to transact business at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to a later date.

Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Financial Engines stockholders holding a majority of the shares of Company common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Approval of each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on these proposals, assuming a quorum is present.

The Company’s directors and executive officers have informed us that they intend to vote their shares of Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately [                ] shares of Company common stock, or approximately [                ]% of the outstanding shares of Company common stock entitled to vote at the special meeting.

Proxies; Revocation

Any Financial Engines stockholder of record entitled to vote at the special meeting may submit a proxy by telephone or over the Internet, by returning the enclosed proxy card, or by attending the special meeting and voting in person. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee.

Any proxy may be revoked at any time prior to its exercise by submitting a properly executed, later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Secretary at Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, or by attending the special meeting and voting in person.

The Merger (page 28)

You will be asked to consider and vote upon the proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (referred to in this proxy statement as the “effective time”), Merger Sub will be merged with and into the Company, with the Company surviving the merger (referred to in this proxy statement as the “surviving corporation”). In the merger, each share of common stock, par value $0.0001 per share, of the Company (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “Financial Engines common stock”) issued and outstanding immediately before the effective time

(other than certain shares specified in the merger agreement) will be converted into the right to receive $45.00 per share in cash (referred to in this proxy statement as the “merger consideration”), without interest and subject to required withholding taxes. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent, the Company common stock will no longer be publicly traded and the Company’s existing stockholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 59)

Treatment of Stock Options. Each Company stock option, whether vested or unvested, that is (x) outstanding and unexercised immediately prior to the effective time and (y) granted prior to the date of the merger agreement shall, as of the effective time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option, multiplied by (ii) the total number of shares of Company common stock subject to such Company stock option, subject to applicable tax withholding. Any Company stock option that has an exercise price per share of Company common stock that is greater than or equal to the merger consideration shall be cancelled for no consideration.

Treatment of Company Restricted Stock Unit Awards. Each Company restricted stock unit award that is outstanding immediately prior to the effective time shall, as of the effective time, (i) if granted prior to the date of the merger agreement or held by a non-employee director, become fully vested and nonforfeitable, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each vested share of Company common stock subject to such restricted stock unit award, subject to applicable tax withholding or (ii) if granted after the date of the merger agreement as permitted by the merger agreement (other than any such award granted to a non-employee director), be converted into an award representing the right to receive an amount in cash equal to the merger consideration in respect of each share of Company common stock subject to such Company restricted stock unit award (without interest and subject to applicable tax withholding) on the same schedule, and subject to the same terms and conditions (including with respect to vesting), as were applicable to such Company restricted stock unit award as of immediately prior to the effective time.

Conditions to Completion of the Merger (page 75)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the adoption of the merger agreement by a majority of the outstanding shares of Financial Engines common stock entitled to vote thereon (referred to in this proxy statement as the “company stockholder approval”);

•	the expiration or termination of the waiting period applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”); and

•	no law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “company material adverse effect” or other qualification provided in the merger agreement;

•	the performance by the Company in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•	the absence of a company material adverse effect occurring after the date of the merger agreement; and

•	the receipt by Parent of a certificate signed by an executive officer of the Company, dated the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “parent material adverse effect” or other qualification provided in the merger agreement;

•	the performance by each of Parent and Merger Sub in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time; and

•	the receipt by the Company of a certificate signed by an executive officer of Parent, dated the closing date, to the effect that the conditions set forth in the two preceding bullet points have been satisfied.

No party may rely, either as a basis for not completing the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing to occur as required by the merger agreement.

Recommendation of the Financial Engines Board of Directors (page 32)

After careful consideration, the Financial Engines board of directors unanimously determined that the merger is advisable, fair to, and in the best interests of, the Company and its stockholders, and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Financial Engines board of directors unanimously recommends that Financial Engines stockholders vote “FOR” the proposal to adopt the merger agreement at the special meeting and “FOR” the other proposals to be considered at the special meeting.

Reasons for the Merger (page 32)

For a description of the reasons considered by the Financial Engines board of directors in resolving to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Financial Engines Board of Directors.”

Opinion of Financial Engines’ Financial Advisor (page 39)

In connection with the merger, at the meeting of the Financial Engines board of directors on April 29, 2018, Sandler O’Neill & Partners, L.P. (referred to in this proxy statement as “Sandler O’Neill”) rendered its oral opinion to the Financial Engines board of directors, confirmed by delivery of a written opinion, dated April 29, 2018, to the effect that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of the Company common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Sandler O’Neill, dated April 29, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement. The summary of the opinion of Sandler O’Neill set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. Sandler O’Neill’s written opinion was addressed to the Financial Engines board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter.

For further information, see the section of this proxy statement entitled “The Merger — Opinion of Financial Engines’ Financial Advisor” and the full text of the written opinion of Sandler O’Neill attached as Annex B to this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger (page 50)

In considering the recommendation of the Financial Engines board of directors that Financial Engines stockholders vote in favor of the adoption of the merger agreement, Financial Engines stockholders should be aware that the directors and executive officers of Financial Engines have potential interests in the merger that may be different from, or in addition to, the interests of Financial Engines stockholders generally, including the treatment of their equity awards in connection with the transaction, certain potential severance payments, and the right to continued indemnification and insurance coverage. The Financial Engines board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Financial Engines stockholders vote in favor of the adoption of the merger agreement. See “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Limited Guarantees (page 49)

Concurrently with the execution of the merger agreement, H&F EFS AIV I, L.P. and certain of its affiliated funds (referred to in this proxy statement collectively as the “guarantors”) entered into limited guarantees (referred to in this proxy statement collectively as the “limited guarantees”), pursuant to which the guarantors agreed to guarantee, on the terms and conditions set forth in the limited guarantees, Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with the merger and pay certain other amounts, in an amount not to exceed $184 million in the aggregate. See the section of this proxy statement entitled “The Merger — Limited Guarantees.”

Financing (page 49)

Hellman & Friedman Capital Partners VIII, L.P. and certain of its affiliated funds (referred to in this proxy statement as the “equity financing sources”) have committed to capitalize Parent, on the date of the closing of the merger, with an aggregate equity subscription of up to $1.45 billion, subject to the terms and conditions set forth in an equity commitment letter, dated as of April 29, 2018 (referred to in this proxy statement as the “equity commitment letter”).

In connection with the execution of the merger agreement, Parent entered into a commitment letter, dated April 29, 2018 (referred to in this proxy statement as the “debt commitment letter”), with Morgan Stanley Senior Funding, Inc. (referred to in this proxy statement as “Morgan Stanley”), JPMorgan Chase Bank, N.A. (referred to in this proxy statement as “JPM”), Barclays Bank PLC (referred to in this proxy statement as “Barclays”), Deutsche Bank AG New York Branch (referred to in this proxy statement as “Deutsche Bank”) and UBS AG, Stamford Branch (referred to in this proxy statement as “UBS”) (collectively referred to in this proxy statement as the “commitment parties”), pursuant to which each of Morgan Stanley, JPM, Barclays, Deutsche Bank and UBS committed, upon certain terms and subject to certain conditions, to lend a subsidiary of Parent (referred to in this proxy statement as the “borrower”) $1.905 billion in the aggregate in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and the refinancing of certain debt by Parent and to make available to the borrower a revolving credit facility in an aggregate principal amount of up to $150 million.

We have agreed to use our reasonable best efforts to, and to cause our subsidiaries to use their reasonable best efforts to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent in connection with Parent’s efforts to arrange the financing contemplated by the debt commitment letter, subject to the terms set forth in the merger agreement.

For more information, see “The Merger Agreement — Financing and Financing Cooperation.”

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder (as defined in the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals (page 55)

HSR Clearance. Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (referred to in this proxy statement as the “Antitrust Division”) and the United States Federal Trade Commission (referred to in this proxy statement as the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on May 4, 2018, and received early termination of the HSR waiting period on May 16, 2018.

Commitments to Obtain Approvals. The Company and Parent are each required to use reasonable best efforts to take all actions necessary to complete the merger, including cooperating and doing all things necessary, proper or advisable to obtain regulatory approvals. This includes, if required by regulatory authorities, (1) agreeing to sell, divest or dispose of any assets or businesses of Parent, the Company, or their respective subsidiaries and (2) taking or agreeing to take other actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or its subsidiaries (including the surviving corporation). However, the Company will only be required to take or commit to take such actions if they are binding on the Company only if and when the closing of the merger occurs. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”

Appraisal Rights (page 86)

Under Section 262 of the General Corporation Law of the State of Delaware (referred to in this proxy statement as the “DGCL”), Financial Engines stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

Delisting and Deregistration of Company Common Stock (page 56)

If the merger is completed, the Company common stock will be delisted from the NASDAQ Global Select Market (referred to in this proxy statement as the “NASDAQ”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (referred to in this proxy statement as the “Exchange Act”).

Acquisition Proposals; No Solicitation (page 66)

Except as permitted by the merger agreement, the Company must not, and must cause its subsidiaries not to, and must use its reasonable best efforts to cause its and their directors, officers, employees, other affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal,” as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”;

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or “inquiry,” as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation,” or that would reasonably be expected to lead to an acquisition proposal, or provide any access to its properties, books or records or any non-public information to any person relating to the Company or any of its subsidiaries in connection with the foregoing;

•	enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to an acquisition proposal;

•	approve, endorse, declare advisable or recommend any acquisition proposal;

•	take any action to make the provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any acquisition proposal; or

•	authorize, commit to, agree or publicly propose to do any of the foregoing.

However, before the company stockholder approval is obtained, if Financial Engines receives a written, unsolicited, bona fide acquisition proposal that did not result from a breach of the provisions of the merger agreement described above, then Financial Engines and its representatives may contact the person or group of persons making the acquisition proposal to clarify the terms and conditions thereof so as to determine whether it constitutes or could reasonably be expected to result in a “superior proposal,” as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Receipt of Acquisition Proposals,” and, if the Financial Engines board of directors determines in good faith after consultation (1) with its financial advisor and outside legal counsel that the acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (2) with its outside legal counsel that failure to take the actions described below would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law, then Financial Engines and its representatives may:

•	provide information to such person or group of persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons) an executed confidentiality agreement containing terms not materially less favorable to Financial Engines than those contained in the confidentiality agreement to which Parent is subject, except that it need not contain any standstill or similar provision, provided that Financial Engines must substantially concurrently (and in any event, within 24 hours) make available to Parent and Merger Sub any non-public information concerning Financial Engines or its subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or Merger Sub; and

•	engage or participate in any discussions or negotiations with that person or group of persons.

Change in Board Recommendation (page 68)

The Financial Engines board of directors has unanimously recommended that Financial Engines stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Financial Engines board of directors to effect a “change of recommendation” (as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation”) in certain circumstances, as described below.

Before the company stockholder approval is obtained, the Financial Engines board of directors may (1) outside the context of an acquisition proposal, make a change of recommendation if, upon the occurrence of an intervening event (as described in the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”), the Financial Engines board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law; or (2) if the Company receives after the date of the merger agreement an unsolicited, written, bona fide acquisition proposal that the Financial Engines board of directors concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal and such acquisition proposal did not result from a material breach by the Company of the provisions of the merger agreement described under the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation,” effect a change of recommendation and/or terminate the merger agreement in order to enter into an alternative acquisition agreement providing for such superior proposal, provided that in either case:

•	Financial Engines must have given Parent at least three business days’ prior written notice that it intends to make a change of recommendation (referred to in this proxy statement as a “notice of change of recommendation”) and/or terminate the merger agreement, which notice must specify in reasonable detail the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof or, in the case of an intervening event, reasonable detail regarding the intervening event;

•	after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, Financial Engines must have negotiated, and shall have caused its representatives to be available to negotiate, in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during the three-business-day notice period to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; and

•	at the end of the three-business-day notice period, the Financial Engines board of directors must have determined in good faith, after consultation with its outside legal counsel and, with respect to a superior proposal giving rise to the notice of change of recommendation, its financial advisor, taking into account any changes to the merger agreement proposed in writing by Parent in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the Financial Engines board of directors to make a change of recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable law.

See the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation — Change in Board Recommendation.”

Termination (page 76)

The merger agreement may be terminated and the merger may be abandoned in the following circumstances:

•	at any time prior to the effective time by the mutual written consent of Financial Engines and Parent;

•	at any time prior to the effective time by either Financial Engines or Parent:

•	if the merger has not been completed on or before October 29, 2018 (referred to in this proxy statement as the “termination date”); provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the merger to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•	if the Financial Engines stockholders’ meeting has been duly held and completed and the company stockholder approval has not been obtained at the Financial Engines stockholders’ meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken; or

•	if an order by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and nonappealable, was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•	by Financial Engines:

•	at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent the company termination fee described below;

•	at any time prior to the effective time, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of Financial Engines to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Financial Engines of such breach or the termination date; provided that Financial Engines does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligations of Parent or Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination; or

•	at any time prior to the effective time if the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; Financial Engines has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation; or

•	by Parent:

•	at any time prior to the time the company stockholder approval is obtained, if the Financial Engines board of directors (or any committee thereof) has made a change of recommendation or allowed Financial Engines or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•	at any time prior to the effective time if Financial Engines has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date; provided that Parent does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligation of Financial Engines to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination.

Company Termination Fee (page 78)

Financial Engines will pay Parent a termination fee in an amount equal to $89 million (referred to in this proxy statement as the “company termination fee”) in the following circumstances:

•	if all three of the following conditions are satisfied:

(1) the merger agreement is terminated by (i) either Financial Engines or Parent because the merger has not been completed on or before the termination date or because the company stockholder approval has not been obtained or (ii) Parent as a result of a breach by Financial Engines of any representation, warranty, covenant or agreement in the merger agreement, which breach (x) gives rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement and (y) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date, and in each case at the time of the termination, the company stockholder approval has not been obtained;

(2) any person has publicly proposed, announced or made an acquisition proposal (or in the case of clause (1)(ii), an acquisition proposal has been made to Financial Engines’ management or the Financial Engines board of directors (or any committee thereof)) after the date of the merger agreement and prior to the Financial Engines stockholders’ meeting and has not been withdrawn at least two business days prior to the Financial Engines stockholders’ meeting (and in the case of clause (1)(ii), prior to the breach that forms the basis of the termination); and

(3) within 12 months after the termination, Financial Engines completes an acquisition proposal or enters into a definitive agreement for an acquisition proposal that is subsequently completed (even if after such 12-month period)

(provided that, for purposes of the provision referred to in this bullet point, the references to “20%” and “80%” in the definition of “acquisition proposal” set forth in the merger agreement and defined below are deemed to be references to “50%”);

•	if the merger agreement is terminated by Financial Engines at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal; or

•	if the merger agreement is terminated by Parent because the Financial Engines board of directors (or any committee thereof) has made a change of recommendation or allowed Financial Engines or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement).

Parent Termination Fee (page 78)

Parent will pay Financial Engines the parent termination fee in an amount equal to $181 million if the merger agreement is terminated by Financial Engines because the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; Financial Engines has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation.

Market Price of the Company Common Stock (page 83)

The Company common stock is listed on the NASDAQ under the symbol “FNGN.” The closing sale price of our common stock on April 27, 2018, the last trading day prior to the execution of the merger agreement, was $33.95 per share. On [                ], 2018, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $[                ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the documents incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:	On April 29, 2018, the Company entered into a merger agreement providing for the acquisition of the Company by Parent in a merger for a price of $45.00 per share in cash, without interest and subject to required withholding taxes. You are receiving this proxy statement in connection with the solicitation of proxies by the Financial Engines board of directors in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of Financial Engines, what will I receive in the merger?

A:	If the merger is completed you will receive $45.00 in cash, without interest and subject to required withholding taxes, for each outstanding share of common stock that you own immediately prior to the effective time, unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [ ], on [ ], at [ ] local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Financial Engines common stock as of the close of business on [ ], the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. Each share of Financial Engines common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Q:	How do I attend the special meeting?

A:

If you plan to attend the special meeting in person, you must provide proof of ownership of Financial Engines common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank or broker.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the close of business on [                ], the record date for the special meeting, there were [                ] shares of common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of Financial Engines stockholders is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the affirmative vote of a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting.

An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Q:	What vote of Financial Engines stockholders is required to approve the other proposals to be voted upon at the special meeting?

A:	Each of (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.

Q:	How does the Financial Engines board of directors recommend that I vote?

A:	The Financial Engines board of directors unanimously recommends that Financial Engines stockholders vote:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the Financial Engines board of directors considered in determining to recommend in favor of the adoption of the merger agreement, see the section of this proxy statement entitled “The Merger — Reasons for the Merger; Recommendation of the Financial Engines Board of Directors.” In addition, in considering the recommendation of the Financial Engines board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Financial Engines stockholders generally. For a discussion of these interests, see the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do Financial Engines’ directors and officers intend to vote?

A:	The Company’s directors and executive officers have informed us that they intend to vote their shares of Company common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so. As of the record date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately [ ] shares of Company common stock, or approximately [ ]% of the outstanding shares of Company common stock entitled to vote at the special meeting.

Q:	Am I entitled to rights of appraisal under the DGCL?

A:	If the merger is completed, stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. See the section of this proxy statement entitled “Appraisal Rights.”

Q:	When is the merger expected to be completed?

A:	As of the date of this proxy statement, we expect to complete the merger in the third calendar quarter of 2018. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement, and we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NASDAQ. In the event that either Financial Engines or Parent terminates the merger agreement, then, in certain specified circumstances, Financial Engines may be required to pay Parent a company termination fee in an amount equal to $89 million or Parent may be required to pay Financial Engines a parent termination fee in an amount equal to $181 million. See the sections of this proxy statement entitled “The Merger Agreement — Company Termination Fee” and “The Merger Agreement — Parent Termination Fee.”

Q:	Why am I being asked to consider and cast a vote on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger? What will happen if stockholders do not approve this proposal?

A:	The inclusion of this proposal is required by the rules of the Securities and Exchange Commission (referred to in this proxy statement as the “SEC”); however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on the Company or Parent. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:	How does the merger consideration compare to the market price of the Company common stock?

A:	The merger consideration of $45.00 per share represents a premium of approximately 41% over the trailing 90-day volume weighted average price of our common stock for the period ended April 27, 2018, the last trading day prior to the execution of the merger agreement, and represents a premium of approximately 32% over the closing price of our common stock of $33.95 per share on April 27, 2018.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Attending the special meeting in person does not itself constitute a vote on any proposal.

Shares of Common Stock Held by Record Holder

You can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number [ ]; or

•	the Internet, at [ ].

The telephone and Internet voting facilities for stockholders of record will close at [                ] on [                ].

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company in writing, in care of the Secretary, at Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, or by submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to [ ] on [ ], or by completing, signing, dating and returning a new proxy card by mail to the Company. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Company common stock outstanding on the record date, not just the shares that are voted. If you do not vote, or abstain from voting, on the proposal to adopt the merger agreement, or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting on (1) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (2) the proposal regarding adjournment of the special meeting, it will have the same effect as a vote “AGAINST” these proposals. If you do not return your proxy card or otherwise fail to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), it will have no effect on these proposals, assuming a quorum is present.

Q:	Will my shares of common stock held in “street name” or held in another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your broker, bank, or other nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock held of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet) to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration.

The record date for stockholders entitled to vote at the special meeting is earlier than the completion of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	If the merger is completed, how do I obtain the merger consideration for my shares of common stock?

A:	Following the completion of the merger, your shares of common stock will automatically be converted into the right to receive your portion of the merger consideration, without interest and subject to required withholding taxes. After the merger is completed, if your shares of common stock are evidenced by stock certificates, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration (without interest and subject to required withholding taxes). If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration (without interest and subject to required withholding taxes).

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. You should not return your stock certificates or send in other documents evidencing ownership of common stock with the proxy card. If the merger is completed, if your shares of common stock are evidenced by stock certificates, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration (without interest and subject to required withholding taxes).

Q:	Is the merger expected to be taxable to me?

A:

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about Financial Engines?

A:	You can find more information about us from various sources described in the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q:	Who will solicit and pay the costs of soliciting proxies?

A:	The Financial Engines board of directors is soliciting your proxy, and the Company will bear the costs of this solicitation. We will reimburse brokerage firms and others for their reasonable expenses of forwarding solicitation material to beneficial owners of Financial Engines’ outstanding common stock. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet or, without additional compensation, by certain of the Company’s directors, officers and employees. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Investor Relations by writing to Financial Engines, Inc., Attention: Investor Relations, at 1050 Enterprise Way, 3rd Floor, Sunnyvale, California 94089, by phone at (408) 498-6040 or by email at ir@FinancialEngines.com.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, the documents incorporated by reference in this proxy statement and the documents we subsequently file with the SEC and incorporate by reference in this proxy statement may include forward-looking statements. Forward-looking statements include, among other things, any statement that is not based on historical fact, including statements containing the words “plan to,” “designed to,” “allow,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks, uncertainties and other factors include, but are not limited to:

•	risks related to the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure to obtain the company stockholder approval or the failure to satisfy any of the other conditions to the completion of the merger;

•	the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its clients, providers, partners and others with whom it does business, or on its operating results and businesses generally;

•	risks associated with the disruption of management’s attention from ongoing business operations due to the merger;

•	the ability to meet expectations regarding the timing and completion of the merger;

•	limitations placed on Financial Engines’ ability to operate its business under the merger agreement;

•	the risk that stockholder litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability;

•	risks relating to competition in the industries in which the Company operates;

•	challenges to the Company’s ability to protect its intellectual property rights;

•	changes in domestic or international economic, political and market conditions;

•	interruption, failure or compromise of Financial Engines’ systems, websites or mobile applications;

and other factors described in the Company’s Form 10-K for the year ended December 31, 2017, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. See the section of this proxy statement entitled “Where You Can Find Additional Information.” You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date they are made. Unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such forward-looking statements are made or to report the occurrence of unanticipated events.

THE COMPANIES

Financial Engines, Inc.

Financial Engines (NASDAQ: FNGN) is a Delaware corporation. Financial Engines is a leading provider of independent, technology-enabled financial advisory services, discretionary portfolio management, personalized investment advice, financial and retirement income planning, and financial education and guidance. Financial Engines helps individuals, either online or with an advisor, develop a strategy to reach financial goals by offering a comprehensive set of services, including holistic, personalized plans for saving and investing, assessments of retirement income, and the option to meet face-to-face with a financial advisor at one of more than 140 advisor centers nationwide. Financial Engines’ advice and planning services cover employer-sponsored defined contribution (DC) accounts (401(k), 457, and 403(b) plans), IRA accounts, and taxable accounts. Financial Engines uses its proprietary advice technology platform to provide our services to millions of individual investors, both DC plan participants in the workplace as well as retail investors, on a cost-efficient basis. We believe that our services have significantly increased the accessibility of low-cost, high-quality, independent, personalized portfolio management services, investment advice and financial planning.

Financial Engines’ principal executive offices are located at 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, and its telephone number is (408) 498-6000.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Edelman Financial, L.P.

Parent is one of the nation’s largest independent financial planning firms providing financial planning and investment management services to over 35,000 individuals and families, and managing more than $21.7 billion in assets. Edelman Financial has won more than 100 financial, business, community and philanthropic awards, and offers an investment philosophy that puts clients first and delivers value through in-depth financial education, personalized financial plans and access to experienced financial planners.

Parent’s principal executive offices are located at 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033, and its telephone number is 1-888-751-6742.

Flashdance Merger Sub, Inc.

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Parent that will function as the merger subsidiary in the merger. Merger Sub was formed solely for the purpose of acquiring us and it has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of Financial Engines. Upon completion of the merger, Merger Sub will merge with and into Financial Engines and will cease to exist.

Merger Sub’s principal executive offices are located at 4000 Legato Road, 9th Floor, Fairfax, Virginia 22033, and its telephone number is 1-888-751-6742.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Financial Engines board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Financial Engines board of directors for use at the special meeting to be held at [                    ], on [                 ], at [                ] local time, or at any adjournment or postponement thereof.

For information regarding attending the special meeting, see “The Special Meeting — Voting; Proxies; Revocation — Attendance.”

Purposes of the Special Meeting

At the special meeting, Financial Engines stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, dated as of April 29, 2018, by and among the Company, Parent and Merger Sub (as it may be amended from time to time);

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger”; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and certain provisions of the merger agreement are described in the section of this proxy statement entitled “The Merger Agreement.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Financial Engines or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Financial Engines’ stockholders.

We do not expect that any matters other than the proposals set forth above will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [                ].

Record Date, Notice and Quorum

The holders of record of Financial Engines common stock as of the close of business on [                ], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, [                ] shares of common stock were outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for purposes of determining whether a quorum is present at the special meeting. However, if a new record date is set for an adjourned special meeting, a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Financial Engines stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. An abstention with respect to the proposal to adopt the merger agreement, or a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have the same effect as a vote “AGAINST” this proposal.

Approval of each of (1) the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (2) the adjournment proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, but is not a condition to the completion of the merger. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” these proposals. A failure to return your proxy card or otherwise vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf), will have no effect on these proposals, assuming a quorum is present.

Stock Ownership and Interests of Certain Persons

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote approximately [                ] shares of common stock, or approximately [                ]% of the shares of common stock issued and outstanding on that date and entitled to vote at the special meeting. The Company’s directors and executive officers have informed us that they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [                ], the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting.

To attend the special meeting in person, you must provide proof of ownership of Financial Engines common stock as of the record date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the special meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If you fail to return your proxy card or vote by telephone or via the Internet, and you are a holder of record on the record date, unless you attend the special meeting and vote in person, your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with applicable stock exchange rules, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or (3) the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they cannot vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Financial Engines common stock not being present at the meeting and not being voted on any of the proposals. As a result, a failure to vote your shares of common stock (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but it will have no effect on the other proposals, assuming a quorum is present.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it before it is voted. If you are a stockholder of record, you may revoke your proxy before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above at any time up to [ ] on [ ], or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering a written notice of revocation by mail to the Company, in care of the Secretary, at Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

An abstention occurs when a stockholder attends the special meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, a vote “AGAINST” the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and a vote “AGAINST” the proposal regarding the adjournment of the special meeting.

Solicitation of Proxies

The Financial Engines board of directors is soliciting your proxy, and the Company will bear the costs of this solicitation. We will reimburse brokerage firms and others for their reasonable expenses of forwarding solicitation material to beneficial owners of Financial Engines’ outstanding common stock. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet or, without additional compensation, by certain of the Company’s directors, officers and employees. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Holders of a majority of shares present in person or represented by proxy at the special meeting, whether or not constituting a quorum, and entitled to vote may adjourn the special meeting. Any adjournment may be made without notice (provided the adjournment is not for more than 30 days) by an announcement at the special meeting of the time, date and place of the adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. In addition, at any time prior to convening the special meeting, the Financial Engines board of directors may postpone the special meeting. Adjournments and postponements are subject to certain restrictions in the merger agreement, including that the special meeting may not be adjourned or postponed to a date that is more than five business days prior to the termination date (as defined below) without Parent’s prior written consent.

Other Information

You should not return your stock certificates or send in other documents evidencing ownership of common stock with the proxy card. If the merger is completed, if your shares of common stock are evidenced by stock certificates, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration (without interest and subject to required withholding taxes).

THE MERGER

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other conditions to the closing of the merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of common stock issued and outstanding immediately before the effective time (other than shares owned by the Company, Parent, Merger Sub or any wholly owned subsidiary of the Company or Parent, and shares that are owned by stockholders who have properly demanded and not withdrawn a demand for, or lost their right to, appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive the merger consideration of $45.00 per share in cash, without interest and subject to required withholding taxes.

The Company common stock is currently registered under the Exchange Act and is listed on the NASDAQ under the symbol “FNGN.” As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Parent. Following the completion of the merger, the Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, following which the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, the Financial Engines board of directors and senior management regularly review and assess the Company’s business strategies, objectives and key initiatives, including strategic opportunities and challenges, and have considered various strategic options potentially available to the Company, all with the goal of enhancing value for the Company’s stockholders. The strategic considerations have focused on, among other things, the business environment facing the Company and its industry as well as the Company’s business prospects—including resource requirements, the continuing need to invest in the business, challenges, competition and market forces, including those involved with operating as a public company—and have from time to time included consideration of capital structure, potential business combination or sale transactions. For purposes of conducting these reviews, and in the ordinary course of business, senior management of the Company maintains regular dialogues with other industry participants. Periodically, representatives of senior management of the Company and Parent have engaged in discussions regarding trends and developments in the industries in which they operate.

During the course of 2017, these ongoing strategic discussions of the Financial Engines board of directors focused on exploring possibilities for maximizing value for stockholders by understanding the potential level of interest of third parties in acquiring the Company. During the fourth quarter of 2017, in consultation with the Financial Engines board of directors, the Company’s senior management conducted exploratory conversations with a number of potential counterparties regarding a potential strategic transaction with the Company.

On December 19, 2017, an affiliate of Hellman & Friedman and the Company entered into a confidentiality agreement containing customary provisions, including a customary standstill provision. The standstill provision provided that such standstill provision would terminate upon the occurrence of certain events, including the entry by the Company into an agreement providing for the sale or change in control of the Company.

In January and February 2018, the Company’s management and representatives of Hellman & Friedman discussed Hellman & Friedman’s potential interest in acquiring the Company, and the Company began to make available to Hellman & Friedman and its representatives certain due diligence materials with respect to the Company, including the Financial Engines Forecasts (see the section of this proxy statement entitled “— Certain Financial Engines Unaudited Prospective Financial Information”).

On February 14, 2018, a regularly scheduled meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), the Company’s outside legal counsel. During the meeting, the Company’s management described recent third-party inquiries and indications of interest regarding a potential acquisition of the Company in response to the exploratory conversations described above, including with Hellman & Friedman. Representatives of Wachtell Lipton discussed the Financial Engines board of directors’ fiduciary duties under Delaware law in connection with its evaluation of such inquiries and interest.

On March 12, 2018, a regularly scheduled meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton. The Company’s management reported on continuing discussions with potential counterparties regarding their interest in a potential acquisition of the Company. The Financial Engines board of directors also discussed with the Company’s management the potential engagement of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as financial advisor to assist the Company in considering such a potential transaction and alternatives thereto.

In mid-March 2018, two additional financial sponsors, Bidder A and Bidder B entered into separate confidentiality agreements with the Company, each containing customary provisions, including a customary standstill provision. On March 30, 2018, Bidder C entered into a confidentiality agreement with the Company, and on April 11, 2018, Bidder D (together with Hellman & Friedman, Bidder A, Bidder B and Bidder C, the “Bidders”) entered into a confidentiality agreement with the Company, also containing a customary standstill provision. In each case, the standstill provision in the relevant confidentiality agreement provided that such standstill provision would terminate upon the occurrence of certain events, including the entry by the Company into an agreement providing for the sale or change in control of the Company.

In March and April 2018, the Company made available to the Bidders and their respective representatives due diligence materials with respect to the Company, including the Financial Engines Forecasts (see the section of this proxy statement entitled “— Certain Financial Engines Unaudited Prospective Financial Information”), and the Company and its advisors participated in due diligence discussions with the Bidders and their advisors.

In late March 2018, in response to requests from representatives of the Company for additional specific information from each interested party as to the level of their interest in acquiring the Company, preliminary indications of interest were delivered by three parties. Hellman & Friedman submitted to the Company a preliminary non-binding proposal to acquire the Company for $45.00 per share in cash. Hellman & Friedman’s non-binding proposal also conveyed that Hellman & Friedman would like to combine the Company with Hellman & Friedman’s existing portfolio company, Edelman Financial, L.P., in order to, among other things, capitalize on opportunities for meaningful synergies. Bidder A submitted to the Company a preliminary non-binding proposal to acquire the Company for consideration in a range of $43.50—$45.00 per share in cash. Bidder B submitted to the Company a preliminary non-binding proposal to acquire the Company for $42.00 per share in cash. Bidder B ultimately determined not to proceed further with its proposal to acquire the Company because the Company’s expectations regarding valuation were higher than the price Bidder B was willing to pay.

On March 29, 2018, a special meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton. The Company’s management discussed the Company’s mission, strategy and performance in executing upon the Company’s strategy, including resource requirements, the continuing need to invest in the business, challenges, competition and market forces, including those involved with operating as a public company. The Company’s management then reviewed with the Financial Engines board of directors the preliminary non-binding proposals received from Hellman & Friedman, Bidder A and Bidder B, and recommended that the Company further engage with Hellman & Friedman and Bidder A, as the Bidders that had submitted the preliminary non-binding proposals with the highest price per share. Representatives of Wachtell Lipton provided legal advice with respect to a potential transaction. The Financial Engines board of directors approved the engagement of Sandler O’Neill as the Company’s financial advisor in connection with a potential transaction, which engagement was subsequently formalized through the execution of an engagement letter, dated April 9, 2018.

During the week of April 1, 2018, at the direction of the Financial Engines board of directors, representatives of Sandler O’Neill engaged in further discussions with representatives of Hellman & Friedman and Bidder A. Representatives of Sandler O’Neill also discussed with Bidder A the possibility of partnering with Bidder C or Bidder D with a view to improving its proposal, and discussed with Hellman & Friedman the possibility of partnering with Bidder B. Also during this week, representatives of the Company distributed a draft merger agreement to Hellman & Friedman and Bidder A and their respective representatives.

At the direction of the Company’s management, in mid-April 2018, representatives of Sandler O’Neill also participated in discussions with representatives of Bidder C to discuss a potential transaction with the Company. Representatives of Sandler O’Neill communicated to each Bidder that the Financial Engines board of directors was willing to review proposals that delivered substantial and certain value to stockholders, that multiple Bidders had submitted preliminary indications of interest, and that any final proposals submitted by such Bidder should take into account this competitive dynamic, including with respect to purchase price.

On April 10, 2018, a special meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton and Sandler O’Neill. The Company’s management and representatives of Sandler O’Neill discussed with the Financial Engines board of directors the challenges facing the Company’s standalone execution plans, including the current competitive landscape, and other strategic rationales for a potential transaction. Among other things, the Financial Engines board of directors discussed with the Company’s management and its advisors the significant risks to future growth and earnings performance posed by the Company’s public reporting obligations and the requirement for substantial continued investment in the Company to achieve its standalone growth objectives, including to expand its relationships with existing clients and its on-the-ground retail strategy to reach a broader base of potential clients. Representatives of Sandler O’Neill next reviewed with the Financial Engines board of directors its preliminary financial analyses of the Company (including, among others, with respect to comparable companies and precedent transactions in both the asset management and financial technology sectors) and compared the preliminary non-binding proposals submitted by each of Hellman & Friedman, Bidder A and Bidder B. Sandler O’Neill and the Company’s management noted that despite the outreach to investment banking firms and potential financial acquirers occasioned by the process conducted by Company management and Sandler O’Neill, the Company had not received any indications of interest from potential strategic acquirers (other than Hellman & Friedman resulting from its ownership of Parent). Sandler O’Neill then reviewed a list of theoretically interested strategic acquirers of the Company. The Company’s management and representatives of Sandler O’Neill discussed with the Financial Engines board of directors that the Company’s unique business model—including the Company’s requirement to deliver conflict-free advice to clients, which would conflict with potential strategic acquirers’ proprietary products; the Company’s focus on the direct retail advisory market, which would conflict with potential strategic acquirers’ use of retail intermediaries that compete with the Company; the Company’s relationships with multiple defined contribution recordkeepers; and the Company’s approach with respect to ownership of client relationships—limited the interest of potential strategic acquirers in pursuing an acquisition of the Company. The Financial Engines board of directors discussed, among themselves and with their financial and legal advisors, the business and competitive risks of directly reaching out to potential strategic acquirers and concluded that, at the current time, the risks outweighed any possible benefits. The Financial Engines board of directors also discussed the diligence that had been conducted by the Company with respect to each Bidder to obtain comfort that following the closing of any transaction, the Bidders would continue to properly discharge the Company’s obligations and fiduciary duties to its clients under ERISA and the Investment Advisers Act. Representatives of Wachtell Lipton then reported on the status of the negotiation of the draft merger agreements with each of Hellman & Friedman and Bidder A, and provided legal advice with respect to a potential transaction. Following a discussion, the Financial Engines board of directors directed management to continue negotiations and diligence discussions with each of Hellman & Friedman and Bidder A.

During the following weeks, the Company made available to Hellman & Friedman and Bidder A and their respective representatives additional due diligence materials with respect to the Company and participated in due diligence discussions with Hellman & Friedman and Bidder A.

In mid-April 2018, representatives of Sandler O’Neill engaged in discussions with representatives of Hellman & Friedman regarding Hellman & Friedman’s preliminary proposal and the key terms of a potential transaction, including with respect to purchase price. Representatives of Sandler O’Neill also engaged in discussions with Bidder A throughout the week of April 15, 2018 regarding Bidder A’s preliminary proposal and the key terms of a potential transaction, including with respect to purchase price. Representatives of Sandler O’Neill also engaged in separate discussions with Bidder D in mid-April, 2018 with respect to potentially partnering with Bidder A with respect to a potential acquisition of the Company.

On April 17, 2018, a special meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton and Sandler O’Neill. Representatives of Sandler O’Neill provided an update of the status of negotiations with each Bidder and reviewed its updated preliminary financial analyses of the Company. Representatives of Sandler O’Neill explained that Bidder C, which had considered partnering with Bidder A, had determined to not proceed with a proposal to acquire the Company because the Company’s expectations regarding valuation were higher than the price Bidder C was willing to pay. Representatives of Sandler O’Neill again reviewed the universe of potential strategic acquirers and inherent limitations to their interest in a potential acquisition of the Company as a result of the Company’s unique business model. Following discussion, the Financial Engines board of directors reconfirmed its view that the business risks of directly reaching out to potential strategic acquirers at the current time outweighed any possible benefits. Representatives from Wachtell Lipton then reviewed the status of the negotiation of the draft merger agreements with each of Hellman & Friedman and Bidder A.

On April 23, 2018, a special meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton and Sandler O’Neill. Representatives of Sandler O’Neill and Wachtell Lipton discussed the status of negotiations with each of Hellman & Friedman and Bidder A (who had elected to partner with Bidder D on the potential transaction) since the prior meeting of the Financial Engines board of directors. Representatives of Sandler O’Neill explained that the Company had requested final proposals, including with respect to purchase price, from each of Hellman & Friedman and Bidder A not later than April 29, 2018.

During the course of late April 2018, representatives of Wachtell Lipton exchanged drafts of the merger agreements and the other transaction documents with representatives of Bidder A and Hellman & Friedman’s counsel and negotiated substantially final terms of such documents.

On April 28, 2018, representatives of Bidder A (who had elected to partner with Bidder D on the potential transaction), informed representatives of Sandler O’Neill that their final proposed purchase price would be in the range of $41.00 to $43.50 per share. On April 28, 2018, representatives of Hellman & Friedman informed representatives of Sandler O’Neill that its final proposed purchase price would remain at $45.00 per share, and that Hellman & Friedman would also permit the Company to pay its regular dividend of up to $0.08 per share until the closing of the merger, which would deliver additional value to the Company’s stockholders.

On April 29, 2018, a special meeting of the Financial Engines board of directors was held, which was attended by representatives of Wachtell Lipton and Sandler O’Neill. Representatives of Sandler O’Neill and

Wachtell Lipton updated the Financial Engines board of directors on the status of negotiations with each of Hellman & Friedman, on the one hand, and Bidder A and Bidder D, on the other hand, since the prior meeting of the Financial Engines board of directors, noting that the negotiations had remained very competitive until these Bidders had communicated their final purchase price indications on April 28, 2018. Representatives of Wachtell Lipton reviewed the final terms of the proposed transaction documents, including the merger agreement, the related equity and debt commitment letters and the limited guarantees. Representatives of Sandler O’Neill presented its financial analyses with respect to the $45.00 per share merger consideration to be paid in cash to the holders of Company common stock pursuant to Hellman & Friedman’s proposal. Representatives of Sandler O’Neill then rendered an oral opinion to the Financial Engines board of directors, which was confirmed by delivery of a written opinion, dated April 29, 2018, that, as of such date and subject to and based upon the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Company common stock in the merger was fair, from a financial point of view, to such holders.

After careful consideration and discussion, and taking into consideration the matters discussed during the April 29, 2018 meeting and prior meetings of the Financial Engines board of directors, including the factors described under the section of this proxy statement entitled “— Reasons for the Merger; Recommendation of the Financial Engines Board of Directors,” the Financial Engines board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders, directed that the adoption of the merger agreement and the approval of the transactions contemplated thereby to be submitted to a vote at a meeting of the stockholders of the Company, and recommended that the stockholders of the Company approve the adoption of the merger agreement and approve the transactions contemplated thereby (including the other proposals set forth in this proxy statement).

On the evening of April 29, 2018, following the meeting of the Financial Engines board of directors, the merger agreement and related transaction documents were executed and delivered by the parties. On the morning of April 30, 2018, the Company and Hellman & Friedman publicly announced their entry into the merger agreement via a joint press release.

Reasons for the Merger; Recommendation of the Financial Engines Board of Directors

The Financial Engines board of directors, with the assistance of its financial and legal advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement, and unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders, and unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, on April 29, 2018, the Financial Engines board of directors unanimously resolved to recommend that the stockholders of Financial Engines approve the adoption of the merger agreement and approve the transactions contemplated thereby (including the other proposals set forth in this proxy statement).

In the course of reaching its recommendation, the Financial Engines board of directors considered a number of positive factors relating to the merger agreement and the merger, each of which the Financial Engines board of directors believed supported its decision, including the following:

•

Significant Value. The Financial Engines board of directors considered that the $45.00 per share price provides stockholders with significant value for their shares of Financial Engines common stock. The Financial Engines board of directors considered the current and historical market prices of Financial Engines common stock, including the fact that $45.00 per share in cash represented a premium of approximately 41% over Financial Engines’ trailing 90-day volume weighted average stock price for the period ended April 27, 2018, the last trading day prior to the execution of the merger agreement, and a premium of approximately 32% over Financial Engines’ closing share price on April 27, 2018, and a multiple of total enterprise value to Financial Engines’ Adjusted EBITDA for the 12 months ended December 31, 2017 of 17.3x. The Financial Engines board of directors also considered the merger consideration in light of the current environment in the financial technology and asset management industry sectors, including but not limited to certain risk factors detailed in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as broader macroeconomic trends affecting the Company’s financial results.

•	Best Alternative for Maximizing Stockholder Value. The Financial Engines board of directors considered that the merger consideration was more favorable to Financial Engines stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to Financial Engines, including the continued operation of Financial Engines on a standalone basis, taking into account its strategic alternatives and financing plans on an ongoing basis, in light of a number of factors, including:

•	the Financial Engines board of directors’ assessment of Financial Engines’ business and prospects, its competitive position and historical and projected financial performance, and the nature of the industries in which Financial Engines operates, including the competitive challenges of operating as a public company in light of the particular businesses that Financial Engines operates, including the significant risks to future growth posed by the Company’s public reporting obligations, specifically information regarding its pricing strategy, and the belief of the board of directors that stockholder value would be maximized by entering into the merger;

•	the anticipated future trading prices of the Company common stock on a standalone basis, and the risks of continuing on a standalone basis as an independent public company, including the requirement for substantial continued investment in the Company to achieve its standalone growth objectives;

•	the Financial Engines board of directors’ consideration of the strategic alternatives reasonably available to Financial Engines, including the results of the process undertaken by the Company with the assistance of its financial advisor with respect to a potential sale of the Company described in the section of this proxy statement entitled “— Background of the Merger”;

•	the Financial Engines board of directors’ belief, following consultation with the Company’s financial advisor, that certain characteristics of the Company’s business model limited the universe of potential strategic acquirers;

•	the fact that no independent strategic parties had made a proposal or otherwise approached the Company with respect to a strategic business combination transaction;

•	the course and history of competitive negotiations between the Bidders and Financial Engines, as described in the section of this proxy statement entitled “— Background of the Merger,” and the Financial Engines board of directors’ belief that it had obtained Hellman & Friedman’s best and final offer and that it was unlikely that any other party would be willing to acquire the Company at a higher price; and

•	the Financial Engines board of directors’ belief that the terms of the merger agreement, taken as a whole, are reasonable.

•	Greater Certainty of Value. The Financial Engines board of directors considered that the merger consideration is a fixed all-cash amount, thereby providing Financial Engines stockholders with certainty of value and liquidity for their shares upon the closing of the merger, especially when viewed in light of a number of factors, including:

•	the increased volatility in equity markets during the first part of 2018, and the even greater volatility in the Company’s stock; and

•	the nature of Financial Engines’ revenue model, which is related to Financial Engines’ assets under management and is highly correlated to the stock market.

•	Receipt of Fairness Opinion from Sandler O’Neill. The Financial Engines board of directors considered the oral opinion of Sandler O’Neill rendered to the Financial Engines board of directors at the meeting of the Financial Engines board of directors on April 29, 2018, confirmed by delivery of a written opinion, dated April 29, 2018, that as of such date and subject to and based upon the factors and assumptions set forth in such opinion, the consideration to be paid to the holders of the Company common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Sandler O’Neill is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion of Sandler O’Neill is more fully described in the section of this proxy statement entitled “— Opinion of Financial Engines’ Financial Advisor.”

•	Likelihood of Completion. The Financial Engines board of directors considered the likelihood of completion of the merger to be significant, in light of, among other things:

•	the limited overlaps between the businesses of Financial Engines and Parent relative to those that could be present in transactions with certain other industry participants;

•	the commitment of Parent in the merger agreement to use its reasonable best efforts to complete the merger as soon as practicable (see the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger”);

•	the commitment of Parent in the merger agreement to use its reasonable best efforts to cause its equity financing sources and their affiliates to assist and cooperate as necessary and appropriate with the other parties to complete the merger as soon as practicable;

•	the commitment of Parent in the merger agreement to pay the Company a termination fee in an amount equal to $181 million in certain circumstances in the event that the merger is not completed (see the section of this proxy statement entitled “The Merger Agreement — Parent Termination Fee”);

•	the fact that Parent has entered into a debt commitment letter pursuant to which the debt commitment parties have committed, upon certain terms and subject to certain conditions, to lend $1.905 billion in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and the refinancing of certain debt by Parent and to make available to such borrower a revolving credit facility in an aggregate principal amount of up to $150 million, and the representations and covenants of Parent in the merger agreement as to its financing (see the section of this proxy statement entitled “— Financing”); and

•	the conditions to closing contained in the merger agreement, which the Financial Engines board of directors believed are reasonable and customary in number and scope, and which, in the case of the condition related to the accuracy of Financial Engines’ representations and warranties, are generally subject to a “company material adverse effect” qualification (see the section of this proxy statement entitled “The Merger Agreement — Conditions to Completion of the Merger”).

•	Opportunity to Receive Alternative Acquisition Proposals and to Change Recommendation in Response to a Superior Proposal or Intervening Event. The Financial Engines board of directors considered the terms of the merger agreement relating to Financial Engines’ ability to respond to unsolicited acquisition proposals, and the other terms of the merger agreement, including:

•	Financial Engines’ right, subject to certain conditions, to provide information in response to, and to discuss and negotiate, certain unsolicited acquisition proposals made before the company stockholder approval is obtained (see the section of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation”); and

•

the provision of the merger agreement allowing the Financial Engines board of directors to make a change of recommendation prior to obtaining the company stockholder approval in specified circumstances relating to a superior proposal or intervening event, subject to Parent’s right to terminate the merger agreement and receive payment of a termination fee of $89 million which amount the Financial Engines board of directors believed to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transactions, and further taking into account the fact that the Company had engaged with multiple potential acquirers several weeks in advance of entering into the merger agreement (see the sections of this proxy statement entitled “The Merger Agreement — Acquisition Proposals; No Solicitation,” “The Merger Agreement — Termination” and “The Merger Agreement — Company Termination Fee”).

•	Opportunity for Financial Engines Stockholders to Vote. The Financial Engines board of directors also considered the fact that the merger would be subject to the approval of the Company’s stockholders, and the Company’s stockholders would be free to evaluate the merger and vote for or against the adoption of the merger agreement at the Financial Engines stockholders’ meeting.

In the course of reaching its recommendation, the Financial Engines board of directors also considered certain risks and potentially adverse factors relating to the merger agreement and the merger, including:

•	that Financial Engines stockholders will have no ongoing equity participation in Financial Engines following the merger, and that such stockholders will therefore cease to participate in Financial Engines’ future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock following the merger;

•	the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that restrict the Company from entering into alternative acquisition agreements;

•	the possibility that the merger is not completed in a timely manner or at all for any reason, as well as the risks and costs to Financial Engines if the merger is not completed or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the merger on Financial Engines’ employees, clients, providers, advertisers, partners and other third parties, which could impair Financial Engines’ ability to attract, retain and motivate key personnel and could cause third parties to seek to terminate, change or not enter into business relationships with Financial Engines, as well as the risk of management distraction from ongoing business operations as a result of the merger, and the effect on the trading price of the Company common stock if the merger agreement is terminated or the merger is not completed for any reason;

•	the merger agreement’s restrictions on the conduct of Financial Engines’ business before completion of the merger, generally requiring Financial Engines to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and prohibiting Financial Engines from taking specified actions, which could delay or prevent Financial Engines from undertaking certain business opportunities that arise pending completion of the merger (see the section of this proxy statement entitled “The Merger Agreement — Conduct of Business Pending the Merger”);

•	the possibility that Financial Engines could be required under the terms of the merger agreement to pay a termination fee of $89 million under certain circumstances (see the section of this proxy statement entitled “The Merger Agreement — Company Termination Fee”), and that such termination fee could discourage other potential bidders from making a competing bid to acquire the Company;

•	that the receipt of cash by Financial Engines stockholders in exchange for their shares of common stock pursuant to the merger will be a taxable transaction to Financial Engines stockholders for U.S. federal income tax purposes (see the section of this proxy statement entitled “— Material U.S. Federal Income Tax Consequences of the Merger”); and

•	that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of Financial Engines stockholders generally (see the section of this proxy statement entitled “— Interests of the Company’s Directors and Executive Officers in the Merger”).

The foregoing discussion of the information and factors considered by the Financial Engines board of directors includes the material factors considered by the Financial Engines board of directors but is not intended to be exhaustive and does not necessarily include all of the factors considered by the Financial Engines board of directors. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Financial Engines board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The Financial Engines board of directors unanimously resolved to recommend that the stockholders of Financial Engines approve the adoption of the merger agreement and approve the transactions contemplated thereby (including the other proposals set forth in this proxy statement) based upon the totality of information it considered.

Certain Financial Engines Unaudited Prospective Financial Information

In connection with the Company’s internal planning processes, Financial Engines’ management prepared financial forecasts for the full-year and each quarter of fiscal year 2018 (referred to in this proxy statement as the “Financial Engines Forecasts”). The Financial Engines Forecasts were provided to the Financial Engines board of directors and Financial Engines’ financial advisor in connection with their respective consideration and evaluation of the merger, and the Financial Engines Forecasts were provided to certain affiliates of the guarantors and the equity financing sources (referred to in this proxy statement as “Hellman & Friedman”) and Parent in connection with their consideration and evaluation of the merger.

Except for quarterly and annual guidance, Financial Engines does not as a matter of course make public forecasts as to future performance, and is especially wary of making forecasts for extended periods, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Financial Engines is including in this proxy statement a summary of certain limited unaudited prospective financial information for Financial Engines on a standalone basis, without giving effect to the merger, solely because such financial information was given to the Financial Engines board of directors, Financial Engines’ financial advisor, Parent and/or Hellman & Friedman for purposes of considering and evaluating the merger. The inclusion of the Financial Engines Forecasts should not be regarded as an indication that the Financial Engines board of directors, Financial Engines’ financial advisor, Financial Engines or its management, Hellman & Friedman, Parent, Merger Sub or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Financial Engines Forecasts and the underlying assumptions upon which the Financial Engines Forecasts were based are subjective in many respects, and subject to multiple interpretations and frequent revisions and based on actual experience and business developments. The Financial Engines Forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Financial Engines’ control. Multiple factors, including those described in the section of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Financial Engines Forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Financial Engines Forecasts will be realized or that actual results will not be significantly higher or lower than projected. The Financial Engines Forecasts do not take into account any circumstances or events occurring after the date on which they were prepared, including the merger. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Financial Engines Forecasts will be achieved. As a result, the inclusion of the Financial Engines Forecasts in this proxy statement does not constitute an admission or representation by Financial Engines, Financial Engines’ financial advisor or any other person that the information is material. Financial Engines made no representation to Hellman & Friedman, Parent, Merger Sub or any other person, in the merger agreement or otherwise, concerning the Financial Engines Forecasts. The summary of the Financial Engines Forecasts is not provided to influence Financial Engines stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal. The Financial Engines Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Financial Engines’ public filings with the SEC.

The Financial Engines Forecasts were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (referred to in this proxy statement as “GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP (referred to in this proxy statement as “KPMG”), Financial Engines’ independent registered public accounting firm nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Financial Engines Forecasts, and accordingly, KPMG does not express an opinion or any other form of assurance with respect thereto. The KPMG report incorporated by reference in this proxy statement relates to Financial Engines’ historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The Financial Engines Forecasts

Financial Engines’ management prepared non-public, unaudited financial forecasts with respect to Financial Engines’ business, as a standalone company, for the full-year and each quarter of fiscal year 2018.

The Financial Engines Forecasts are based on the information contained in Financial Engines’ financial model, which was prepared by Financial Engines’ management in connection with internal planning processes.

The Financial Engines Forecasts were provided to the Financial Engines board of directors and Financial Engines’ financial advisor to assist them in evaluating the merger and various strategic alternatives potentially available to the Company, including remaining a standalone company.

The following is a summary of the Financial Engines Forecasts:

Net Income P&L (based on financial market data as of December 31, 2017)

(dollars in millions, except per share data)

	2018
	Q1	Q2	Q3	Q4	Full Year
Revenue	$127.2	$129.1	$127.9	$131.3	$515.6
Cost of Revenue	$54.7	$54.9	$55.5	$55.3	$220.4
Gross Profit	$72.5	$74.2	$72.4	$76.0	$295.2
Gross Profit Margin	57.0%	57.5%	56.6%	57.9%	57.3%
Operating Expense	$48.1	$49.5	$50.3	$46.3	$194.2
Operating Margin	19.2%	19.2%	17.3%	22.6%	19.6%
Net Income	$18.6	$18.8	$16.9	$22.5	$76.7
Net Income Margin	14.6%	14.6%	13.2%	17.1%	14.9%
Diluted EPS	$0.29	$0.29	$0.26	$0.34	$1.18
Non-GAAP Adjusted EPS	$0.45	$0.45	$0.41	$0.47	$1.77
Non-GAAP diluted shares	64.7 M	64.9 M	65.2 M	65.4 M	65.1 M

Adjusted EBITDA P&L (based on financial market data as of December 31, 2017)

(dollars in millions, except per share data)

	2018
	Q1	Q2	Q3	Q4	Full Year
Revenue	$127.2	$129.1	$127.9	$131.3	$515.6
Operating Expense	$84.9	$86.3	$88.4	$85.7	$345.3
Non-Operating Expense (Income)	$0.0	$0.0	$0.0	$0.0	$0.1
Adjusted EBITDA	$42.3	$42.8	$39.4	$45.7	$170.2
Adjusted EBITDA Margin	33.2%	33.2%	30.8%	34.8%	33.0%
Diluted EPS	$0.29	$0.29	$0.26	$0.34	$1.18
Non-GAAP Adjusted EPS	$0.45	$0.45	$0.41	$0.47	$1.77
Non-GAAP diluted shares	64.7 M	64.9 M	65.2 M	65.4 M	65.1 M

Cash Flow Forecast (based on financial market data as of December 31, 2017) (dollars in millions)

	2018
	Q1	Q2	Q3	Q4	Full Year
Net income	$18.6	$18.8	$16.9	$22.5	$76.7
Net cash provided by operating activity	$13.6	$46.3	$45.7	$42.1	$147.7
Net cash used in investing activities	$(4.1)	$(4.9)	$(4.7)	$(4.6)	$(18.3)
Net cash provided by (used in) financing activities	$(4.5)	$(7.1)	$(7.1)	$(5.7)	$(24.4)
Net increase (decrease) in cash and cash equivalents	$5.0	$34.4	$33.9	$31.8	$105.0
Cash and cash equivalents, beginning of period	$224.5	$229.5	$263.9	$297.8	$224.5
Cash and cash equivalents, end of period	$229.5	$263.9	$297.8	$329.5	$329.5

Note: Financial Engines also made available to Financial Engines’ financial advisor, Parent and Hellman & Friedman forecasts of 2018 Adjusted EBITDA ($172.6 million) and 2018 Net Income ($79.0 million) to reflect changes in financial market data as of February 16, 2018.

The Financial Engines Forecasts do not take into account the possible financial and other effects on Financial Engines of the merger and do not attempt to predict or suggest future results following the merger. The Financial Engines Forecasts do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Financial Engines of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Financial Engines Forecasts do not take into account the effect on Financial Engines of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Financial Engines Forecasts were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Financial Engines Forecasts set forth above. No one has made or makes any representation to any investor or stockholder regarding the information included in the Financial Engines Forecasts. Financial Engines urges all Financial Engines stockholders to review its most recent SEC filings for a description of its reported financial results. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

In addition, the Financial Engines Forecasts have not been updated or revised to reflect information or results after the date the Financial Engines Forecasts were prepared (except as set forth above) or as of date of this proxy statement, and except as required by applicable securities laws, Financial Engines does not intend to update or otherwise revise the Financial Engines Forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Opinion of Financial Engines’ Financial Advisor

Pursuant to an engagement letter dated April 9, 2018, Financial Engines retained Sandler O’Neill to act as an independent financial advisor to the Financial Engines’ board of directors in connection with Financial Engines’ consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial technology and asset management companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as an independent financial advisor to Financial Engines in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the April 29, 2018 meeting at which the Financial Engines board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to the Financial Engines board of directors its oral opinion, which was subsequently confirmed in writing on April 29, 2018, to the effect that, as of such date, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Financial Engines common stock. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Financial Engines common stock are urged to read the entire opinion carefully in connection with their consideration of the merger agreement and the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. Sandler O’Neill’s opinion is directed to the Financial Engines board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any stockholder of Financial Engines as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the adoption of the merger agreement and approval of the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Financial Engines common stock and does not address the underlying business decision of Financial Engines to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Financial Engines or the effect of any other transaction in which Financial Engines might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Financial Engines, or any class of such persons, if any, relative to the amount of compensation to be received in the merger by any other stockholder. The opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution version of the merger agreement, dated April 29, 2018;

•	copies of the equity commitment letter and the debt commitment letter, both dated April 29, 2018, and the financial terms of the debt and equity financing in connection with the merger;

•	certain publicly available financial statements and other historical financial information of Financial Engines that Sandler O’Neill deemed relevant;

•	certain publicly available information relating to Parent that Sandler O’Neill deemed relevant;

•	publicly available mean and median analyst adjusted EBITDA and adjusted earnings per share estimates for Financial Engines for the years ending December 31, 2018 and December 31, 2019;

•	certain internal financial forecasts, including estimated adjusted EBITDA, for Financial Engines for the year ending December 31, 2018, as provided by the senior management of Financial Engines, as well as estimated annual growth rates of pro forma adjusted EBITDA for Financial Engines for the years thereafter, as discussed with the senior management of Financial Engines;

•	the publicly reported historical price and trading activity for Financial Engines common stock, including a comparison of certain stock market information for Financial Engines common stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Financial Engines with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the financial technology and asset management industries, to the extent publicly available;

•	the current market environment generally and the financial technology and asset management environments in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Financial Engines the business, financial condition, results of operations and prospects of Financial Engines.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Financial Engines or its representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the senior management of Financial Engines that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Financial Engines or any of its affiliates or subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets of Financial Engines or any of its affiliates or subsidiaries.

In preparing its analyses, Sandler O’Neill used certain internal financial forecasts, including estimated adjusted EBITDA, for Financial Engines for the year ending December 31, 2018, as provided by the senior management of Financial Engines, as well as estimated annual growth rates of pro forma adjusted EBITDA for Financial Engines for the years thereafter, as discussed with the senior management of Financial Engines. With respect to the foregoing information, the senior management of Financial Engines confirmed to Sandler O’Neill that such information reflected the best currently available estimates of management of the future financial performance of Financial Engines at such time and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill did not express any opinion as to such estimates, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in Financial Engines’ or any of its affiliates’ or subsidiaries’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that Financial Engines would remain as a going concern for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Financial Engines’ consent, that (1) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions that were pertinent to Sandler O’Neill’s analysis of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct except as would not give rise to the failure of a condition to the closing of the merger as set forth in the merger agreement, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that were pertinent to Sandler O’Neill’s analysis and that the conditions precedent in such agreements were not and would not be waived, (2) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Financial Engines, Parent, Merger Sub, the merger or any related transactions, and (3) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion rendered to the Financial Engines board of directors on April 29, 2018 or the presentation made by Sandler O’Neill to Financial Engines’ board of directors on such date, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The order of analyses does not represent the relative importance or weight given to those analyses by Sandler O’Neill. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Financial Engines and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Financial Engines and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all of its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Financial Engines and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Financial Engines board of directors at its April 29, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Financial Engines common stock or the price at which Financial Engines common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Financial Engines board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Financial Engines board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective time, each share of Financial Engines common stock issued and outstanding immediately before the effective time (other than certain shares specified in the merger agreement) will be converted into the right to receive $45.00 per share in cash, without interest and subject to required withholding taxes. Sandler O’Neill calculated a transaction value of approximately $3,018 million, assuming 67.1 million fully diluted shares of Financial Engines common stock outstanding, comprised of 63.5 million shares of common stock outstanding as of April 27, 2018, 4.6 million options outstanding at a weighted average strike price of $32.65, and 2.2 million restricted stock units. Sandler O’Neill calculated a total enterprise value of approximately $2,779 million, assuming $238.8 million in cash, cash equivalents and short-term investments as of March 31, 2018, as provided by Financial Engines management. For purposes of this section, enterprise value is referred to as “EV,” and last twelve months is referred to as “LTM.” Sandler O’Neill calculated the following transaction pricing multiples based on the per share merger consideration:

Total EV / 2017 Adjusted EBITDA	17.3	x
Total EV / 2017 Pro Forma Adjusted EBITDA(1)	22.3	x
Total EV / 2018 Consensus Adjusted EBITDA(2)	16.2	x
Total EV / 2018 Estimated Adjusted EBITDA(3)	16.3	x
Total EV / 2018 Estimated Pro Forma Adjusted EBITDA(4)	21.3	x
Transaction Value / 2018 Consensus Non-GAAP Adjusted Net Income(2)	25.7	x
Transaction Value / 2018 Estimated Non-GAAP Pro Forma Adjusted Net Income(5)	34.5	x
Implied Premium to Stock Price as of April 27, 2018	32.5%

(1)	Reflects 2017 Adjusted EBITDA, less non-cash stock-based compensation expense of $36.4 million.
(2)	Consensus estimates reflect Wall Street median consensus analyst estimates.
(3)	2018 Estimated Adjusted EBITDA of $170.2 million, as provided by Financial Engines management.
(4)	Reflects 2018 Estimated Adjusted EBITDA less non-cash stock-based compensation expense of $40.0 million per Financial Engines public guidance.
(5)	Reflects 2018 Consensus Non-GAAP Adjusted Net Income, less non-cash stock-based compensation expense of $40.0 million ($30.0 million on an after-tax basis) per Financial Engines public guidance; assumes a 25% tax rate, as provided by Financial Engines management.

Note: Adjusted EBITDA represents net income before net interest expense (income), income tax expense (benefit), depreciation, amortization of intangible assets, including internal use software, amortization and impairment of direct response advertising, amortization of deferred sales commissions, non-cash stock-based compensation expense, expenses related to the closing and integration of acquisitions, severance and benefits expenses related to restructuring activities and losses incurred on acquisitions, if applicable for the period; Adjusted net income represents net income before non-cash stock-based compensation expense, amortization of intangible assets related to assets acquired, including customer relationships, trade names and trademarks, expenses related to the closing and integration of acquisitions, severance and benefits expenses related to restructuring activities, losses incurred on acquisitions, if applicable for the period, partially offset by the estimated tax impact of these items, and certain other items such as the income tax benefit from the release of valuation allowances, income tax impacts from non-deductible transaction expenses related to acquisitions, and the accounting effects of the 2017 Tax Act, if applicable for the period.

Stock Trading History

Sandler O’Neill reviewed the history of the publicly reported trading price from S&P Global Market Intelligence of Financial Engines common stock for the three-year period ended April 27, 2018. Sandler O’Neill then compared the relationship between the movements in the price of Financial Engines common stock to the Financial Engines Asset Management Peer Group and the Financial Engines Financial Technology Peer Group (both defined below) as well as certain stock indices.

Financial Engines Three-Year Stock Performance

	Beginning Value April 27, 2015	Ending Value April 27, 2018
Financial Engines	100.0%	78.1%
Financial Engines Asset Management Peer Group	100.0%	83.6%
Financial Engines Financial Technology Peer Group	100.0%	157.1%
S&P 500 Index	100.0%	126.6%
Russell 3000 Index	100.0%	125.5%

Comparable Company Analysis

Sandler O’Neill used publicly available information, including from FactSet Research Systems, to compare selected financial information for Financial Engines with two groups of companies selected by Sandler O’Neill. The first group consisted of U.S. publicly traded asset managers with research analyst coverage, excluding asset managers whose primary business is managing client assets in private equity, real estate, or hedge funds (referred to in this proxy statement as the “Financial Engines Asset Management Peer Group”). The Financial Engines Asset Management Peer Group consisted of the following companies:

Affiliated Managers Group, Inc.	Janus Henderson Group plc

AllianceBernstein Holding, L.P.	Legg Mason, Inc.

Artisan Partners Asset Management, Inc.	Manning & Napier, Inc.

BlackRock, Inc.	Pzena Investment Management, Inc.

BrightSphere Investment Group plc	Silvercrest Asset Management Group, Inc.

Cohen & Steers, Inc.	T. Rowe Price Group, Inc.

Eaton Vance Corp.	Victory Capital Holdings, Inc.

Federated Investors, Inc.	Virtus Investment Partners, Inc.

Franklin Resources, Inc.	Waddell & Reed Financial, Inc.

Invesco, Ltd.	WisdomTree Investments, Inc.

The analysis compared publicly available financial information for Financial Engines with the corresponding data for the Financial Engines Asset Management Peer Group as of April 27, 2018. The table below sets forth the data for Financial Engines and the median, mean, low and high data for the Financial Engines Asset Management Peer Group.

Comparable Company Analysis: Financial Engines Asset Management Peer Group

	Financial Engines		Financial Engines – Pro Forma(1)		Financial Engines Asset Management Peer Group Median		Financial Engines Asset Management Peer Group Mean		Financial Engines Asset Management Peer Group Low		Financial Engines Asset Management Peer Group High
Market Capitalization ($MM)	$2,188		$2,188		$2,742		$9,612		$203		$85,116
EV ($MM)	$1,963		$1,963		$2,703		$9,145		$168		$81,356
AUM ($BN)	$169		$169		$307		$657		$21		$6,317
EV / AUM	1.2%		1.2%		1.4%		1.5%		0.6%		3.1%
EV / 2018 Estimated Revenue	3.8	x	3.8	x	2.6	x	2.9	x	1.0	x	6.1	x
EV / 2019 Estimated Revenue	3.5	x	3.5	x	2.5	x	2.8	x	1.1	x	5.6	x
EV / 2018 Estimated EBITDA	11.4	x	14.9	x	7.5	x	8.2	x	5.0	x	14.0	x
EV / 2019 Estimated EBITDA	10.4	x	13.1	x	7.2	x	7.9	x	5.2	x	12.2	x
Price / 2018 Estimated Earnings	18.6	x	25.0	x	10.9	x	12.5	x	6.6	x	28.7	x
Price / 2019 Estimated Earnings	17.3	x	22.7	x	10.3	x	11.6	x	6.1	x	22.3	x

(1)	2018 Estimated EBITDA, 2019 Estimated EBITDA, 2018 Estimated Earnings, and 2019 Estimated Earnings for Financial Engines reflect Wall Street median consensus analyst estimates less non-cash stock-based compensation expense of $40.0 million ($30.0 million on an after-tax basis), as provided by Financial Engines management; assumes a 25% tax rate, as provided by Financial Engines management.

Note: Market data as of market close on April 27, 2018.

Note: 2018 Estimated Revenue, 2019 Estimated Revenue, 2018 Estimated EBITDA, 2019 Estimated EBITDA, 2018 Estimated Earnings, and 2019 Estimated Earnings reflect Wall Street median consensus analyst estimates.

The second group consisted of publicly traded financial technology companies including exchanges, financial software providers and information service companies (referred to in this proxy statement as the “Financial Engines Financial Technology Peer Group”). The Financial Engines Financial Technology Peer Group consisted of the following companies:

ACI Worldwide, Inc.	Jack Henry & Associates, Inc.

Broadridge Financial Solutions, Inc.	Moody’s Corporation

Cboe Global Markets, Inc.	Morningstar, Inc.

CME Group, Inc.	MSCI, Inc.

Envestnet, Inc.	Nasdaq, Inc.

FactSet Research Systems, Inc.	S&P Global, Inc.

Fidelity National Information Services, Inc.	SEI Investments Company

Fidessa Group plc	SS&C Technologies Holdings, Inc.

Fiserv, Inc.	Thomson Reuters Corporation

IHS Markit, Ltd.	TMX Group Ltd.

Intercontinental Exchange, Inc.

The analysis compared publicly available financial information for Financial Engines with the corresponding data for the Financial Engines Financial Technology Peer Group as of April 27, 2018. The table below sets forth the data for Financial Engines and the median, mean, low and high data for the Financial Engines Financial Technology Peer Group.

Comparable Company Analysis: Financial Engines Financial Technology Peer Group

	Financial Engines		Financial Engines – Pro Forma(1)		Financial Engines Financial Technology Peer Group Median		Financial Engines Financial Technology Peer Group Mean		Financial Engines Financial Technology Peer Group Low		Financial Engines Financial Technology Peer Group High
Market Capitalization ($MM)	$2,188		$2,188		$12,530		$18,608		$2,111		$53,566
EV ($MM)	$1,963		$1,963		$13,886		$20,743		$1,986		$53,806
EV / 2018 Estimated Revenue	3.8	x	3.8	x	6.1	x	6.7	x	3.1	x	13.0	x
EV / 2019 Estimated Revenue	3.5	x	3.5	x	5.9	x	6.4	x	2.9	x	12.3	x
EV / 2018 Estimated EBITDA	11.4	x	14.9	x	15.9	x	16.0	x	12.0	x	21.5	x
EV / 2019 Estimated EBITDA	10.4	x	13.1	x	14.6	x	14.8	x	10.9	x	20.5	x
Price / 2018 Estimated Earnings	18.6	x	25.0	x	22.4	x	24.2	x	14.8	x	38.9	x
Price / 2019 Estimated Earnings	17.3	x	22.7	x	19.5	x	21.3	x	14.1	x	36.0	x

(1)	2018 Estimated EBITDA, 2019 Estimated EBITDA, 2018 Estimated Earnings, and 2019 Estimated Earnings for Financial Engines reflect Wall Street median consensus analyst estimates less non-cash stock-based compensation expense of $40.0 million ($30.0 million on an after-tax basis), as provided by Financial Engines management; assumes a 25% tax rate, as provided by Financial Engines management.

Note: Market data as of market close on April 27, 2018.

Note: 2018 Estimated Revenue, 2019 Estimated Revenue, 2018 Estimated EBITDA, 2019 Estimated EBITDA, 2018 Estimated Earnings, and 2019 Estimated Earnings reflect Wall Street median consensus analyst estimates.

Analysis of Precedent Merger Transactions

Sandler O’Neill reviewed two groups of merger and acquisition transactions. The first group consisted of sales of asset management companies whose operations are predominantly based in the U.S., announced over the last five years with disclosed deal values in excess of $500 million and with transaction enterprise value to LTM EBITDA multiples publicly available (referred to in this proxy statement as the “Asset Management Precedent Transactions”).

The Asset Management Precedent Transactions group was composed of the following transactions:

Date	Acquiror	Target
12/12/2016	Amundi Group	Pioneer Investments
10/03/2016	Henderson Group plc	Janus Capital Group, Inc.
11/15/2015	Financial Engines, Inc.	The Mutual Fund Store
06/26/2014	London Stock Exchange Group plc	Frank Russell Company
04/14/2014	TIAA-CREF	Nuveen Investments, Inc.
02/19/2013	ORIX Corporation	Robeco Groep, N.V.

The second group consisted of sales of financial technology companies which serve the asset management or broader financial services industries, announced over the last five years with disclosed deal values in excess of $500 million and with transaction enterprise values to LTM EBITDA multiples publicly available (referred to in this proxy statement as the “Financial Technology Precedent Transactions”).

The Financial Technology Precedent Transactions group was composed of the following transactions:

Date	Acquiror	Target
01/30/2018	The Blackstone Group, LP	Thomson Reuters Corp. (F&R Business)
01/16/2018	Silver Lake and P2 Capital Partners, LLC	Blackhawk Network Holdings, Inc.
01/11/2018	SS&C Technologies Holdings, Inc.	DST Systems, Inc.
10/17/2017	Siris Capital Group, LLC	IntraLinks Holdings, Inc.
09/26/2017	Hellman & Friedman, LLC	Nets Holding
08/09/2017	Vantiv, Inc.	Worldpay Group plc
04/20/2017	Virtu Financial, Inc.	KCG Holdings, Inc.
01/26/2016	Total System Services, Inc.	TransFirst Holdings Corp.
11/19/2015	Envestnet, Inc.	Yodlee, Inc.
12/02/2013	NCR Corp.	Digital Insight Corp.

Using the latest publicly available information, including from SEC company filings, company press releases, PitchBook and S&P Global Market Intelligence, prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: enterprise value to LTM EBITDA, enterprise value to LTM Revenue and, in the case of the Asset Management Precedent Transactions, enterprise value to AUM. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of each of the Asset Management Precedent Transactions group and the Financial Technology Precedent Transactions group.

Asset Management Precedent Transactions

	Parent / Financial Engines(1),(2)		Parent / Financial Engines – Pro Forma(1),(3)		Median Asset Management Precedent Transactions		Mean Asset Management Precedent Transactions		Low Asset Management Precedent Transactions		High Asset Management Precedent Transactions
EV / LTM EBITDA	17.3	x	22.3	x	11.4	x	10.9	x	6.9	x	12.7	x
EV / LTM Revenue	5.8	x	5.8	x	3.2	x	3.8	x	2.8	x	5.8	x
EV / AUM	1.6%		1.6%		1.5%		2.3%		1.1%		5.7%

(1)	Reflects $45.00 per share merger consideration.
(2)	Financial Engines EV / LTM EBITDA multiple reflects 2017 Adjusted EBITDA of $160.8 million as reported by Financial Engines.
(3)	Financial Engines EV / LTM EBITDA multiple reflects 2017 Adjusted EBITDA, less non-cash stock-based compensation expense of $36.4 million.

Financial Technology Precedent Transactions

	Parent / Financial Engines(1),(2)	Parent / Financial Engines – Pro Forma(1),(3)	Median Financial Technology Precedent Transactions	Mean Financial Technology Precedent Transactions	Low Financial Technology Precedent Transactions	High Financial Technology Precedent Transactions
EV / LTM EBITDA	17.3x	22.3x	18.4x	26.2x	10.4x	55.3x
EV / LTM Revenue	5.8x	5.8x	3.4x	3.7x	1.4x	7.5x

(1)	Reflects $45.00 per share merger consideration.
(2)	Financial Engines EV / LTM EBITDA multiple reflects 2017 Adjusted EBITDA of $160.8 million as reported by Financial Engines.
(3)	Financial Engines EV / LTM EBITDA multiple reflects 2017 Adjusted EBITDA, less non-cash stock-based compensation expense of $36.4 million.

Public Company Premiums Paid Analysis

Sandler O’Neill reviewed a group of merger and acquisition transactions involving public companies across all industries in order to compare the market premium in the proposed merger to similarly sized transactions. The group of transactions included 117 transactions across all industries that were closed after January 1, 2016 and before April 27, 2018. These transactions included public targets with 100% cash consideration and equity value at announcement between $1.5 billion and $4.0 billion (referred to in this proxy statement as the “All Industries Precedent Transactions”). Sandler O’Neill then compared the market premium in the proposed merger to the All Industries Precedent Transactions.

Premium to Target Spot Price

Premium to Target Spot Price	Parent / Financial Engines(1)	Median All Industries Precedent Transactions	Mean All Industries Precedent Transactions
One-Day Prior to Announcement	32.5%	20.2%	29.0%
One-Week Prior to Announcement	28.9%	21.6%	31.0%
One-Month Prior to Announcement	29.9%	28.7%	37.4%

(1)	Market data as of market close on April 27, 2018 and reflects per share merger consideration of $45.00.

Discounted Cash Flow Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of Financial Engines common stock utilizing internal financial forecasts, including estimated adjusted EBITDA, for Financial Engines for the year ending December 31, 2018, as provided by the senior management of Financial Engines, as well as estimated annual growth rates (described below) of pro forma adjusted EBITDA for Financial Engines for the years thereafter, as discussed with the senior management of Financial Engines. Sandler O’Neill also utilized estimated cash flow from operating activities less estimated cash used in investing activities for the year ending December 31, 2018, as provided by senior management of Financial Engines. For the purposes of this analysis, Sandler O’Neill treated non-cash stock-based compensation as a cash expense of $40.0 million ($30.0 million on an after-tax basis, assuming a 25% tax rate) and excluded $20.9 million in cash flow from deferred tax assets for the year ending December 31, 2018 (as it is non-recurring), as discussed with the senior management of Financial Engines. The resulting estimated pro forma cash flows and pro forma adjusted EBITDA were grown from year-end 2018 to 2022 at compound annual growth rates ranging from 8.0% to 16.0%, as discussed with the senior management of Financial Engines. Sandler O’Neill also applied a range of enterprise value / forward pro forma adjusted EBITDA exit multiples from 10.0x to 18.0x, taking into account the results of the comparable company analyses and the precedent merger transaction analyses and applying its professional judgment and applied a discount rate of 13.1%, reflecting Sandler O’Neill’s estimate of Financial Engines’ weighted average cost of capital. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate equals the 10-year U.S. Treasury Yield plus the product of Financial Engines’ 2-year beta and the equity risk premium.

Net Present Value Per Financial Engines Share

Compounded Annual Growth Rate of Pro Forma Cash Flow: 2018 - 2022	Forward Pro Forma Adjusted EBITDA Exit Multiple
	10.0x	12.0x	14.0x	16.0x	18.0x
8.0%	$24.25	$27.44	$30.62	$33.81	$36.99
10.0%	$25.96	$29.45	$32.94	$36.43	$39.92
12.0%	$27.78	$31.60	$35.42	$39.24	$43.06
14.0%	$29.74	$33.91	$38.09	$42.26	$46.43
16.0%	$31.83	$36.38	$40.94	$45.49	$50.04

Note: Assumes $238.8 million in cash, cash equivalents and short-term investments, less assumed minimum cash balance of $25.0 million, as provided by Financial Engines management; assumes fully diluted Financial Engines common stock outstanding of 67.1 million, as provided by Financial Engines management.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as financial advisor to Financial Engines in connection with the merger. Financial Engines has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 0.75% of the aggregate merger consideration, which fee at the time of announcement was approximately $22.6 million and is contingent upon the closing of the merger. Sandler O’Neill also received a fee in an amount equal to $1,000,000 upon Sandler O’Neill rendering its fairness opinion, which opinion fee will be credited in full toward the transaction fee becoming payable to Sandler O’Neill upon the closing of the merger. Financial Engines has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with the engagement.

Sandler O’Neill did not provide any other investment banking services to Financial Engines in the two years preceding the date of its opinion, nor did Sandler O’Neill provide any investment banking services to entities affiliated with Parent or Flashdance Merger Sub, Inc. in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Financial Engines and its affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Financial Engines for its own account and for the accounts of its customers.

Limited Guarantees

Concurrently with the execution of the merger agreement, the guarantors entered into limited guarantees, pursuant to which they agreed to guarantee, on the terms and conditions set forth in the limited guarantees, Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with the merger and pay certain other amounts.

Each of the limited guarantees will terminate upon the earliest to occur of (1) the consummation of the merger, (2) receipt in full in cash by the Company of the payment obligations of Parent that is the subject of the limited guarantee, (3) the valid termination of the merger agreement in any circumstance other than one in which Parent could be obligated to pay any of the obligations that is the subject of the limited guarantee, and (4) the date that is the three-month anniversary of the date of the termination of the merger agreement in any circumstance in which Parent could be obligated to pay any of the obligations that is the subject of the limited guarantee (unless a claim for payment of any of such obligations is presented by the Company to Parent, Merger Sub or the guarantor on or prior to such three-month anniversary).

Financing

The equity financing sources have committed to capitalize Parent, on the date of the closing of the merger, with an aggregate equity subscription of up to $1.45 billion, subject to the terms and conditions set forth in the equity commitment letter.

In connection with the execution of the merger agreement, Parent entered into the debt commitment letter, pursuant to which each of Morgan Stanley, JPM, Barclays, Deutsche Bank and UBS committed, upon certain terms and subject to certain conditions, to lend the borrower $1.905 billion in the aggregate in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and the refinancing of certain debt by Parent and to make available to the borrower a revolving credit facility in an aggregate principal amount of up to $150 million. We have agreed to use our reasonable best efforts to, and to cause our subsidiaries to use their reasonable best efforts to, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent in connection Parent’s efforts to arrange the financing contemplated by the debt commitment letter. For more information, see “The Merger Agreement — Financing and Financing Cooperation.”

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Financial Engines board of directors with respect to the merger, Financial Engines’ stockholders should be aware that the directors and executive officers of Financial Engines have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of Financial Engines’ stockholders generally. The Financial Engines board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that Financial Engines’ stockholders vote in favor of the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. The transactions contemplated by the merger agreement will be a “change in control,” “change of control,” or term of similar meaning for purposes of the Company’s executive compensation and benefit plans and agreements described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of the Company common stock is $45.00, which is the amount of the merger consideration;

•	The effective time is May 16, 2018, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•	Each executive officer of the Company experiences a qualifying termination, including a termination by the Company without “cause” or resignation by the executive officer for “good reason,” as such terms are defined in the relevant Company plans and agreements, immediately following the assumed effective time of May 16, 2018.

Equity Compensation

Treatment of Stock Options. Each Company stock option, whether vested or unvested, that is (x) outstanding and unexercised immediately prior to the effective time and (y) granted prior to the date of the merger agreement shall, as of the effective time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option, multiplied by (ii) the total number of shares of Company common stock subject to such Company stock option, subject to applicable tax withholding. Any Company stock option that has an exercise price per share of Company common stock that is greater than or equal to the merger consideration shall be cancelled for no consideration.

Treatment of Company Restricted Stock Unit Awards. Each Company restricted stock unit award that is outstanding immediately prior to the effective time shall, as of the effective time, (i) if granted prior to the date of the merger agreement or held by a non-employee director, become fully vested and nonforfeitable, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each vested share of Company commons stock subject to such restricted stock unit award, subject to applicable tax withholding, or (ii) if granted after the date of the merger agreement as permitted by the merger agreement (other than any such award granted to a non-employee director), be converted into an award representing the right to receive an amount in cash equal to the merger consideration in respect of each share of Company common stock subject to such Company restricted stock unit award (without interest and subject to applicable tax withholding) on the same schedule, and subject to the same terms and conditions (including with respect to vesting), as were applicable to such Company restricted stock unit award as of immediately prior to the effective time.

Quantification of Equity Compensation

See the section entitled “— Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the unvested equity awards held by each of the Company’s named executive officers that will become vested at the effective time. Based on the assumptions described above under “— Certain Assumptions,” (i) the estimated aggregate value of the unvested equity awards held by the Company’s two executive officers who are not named executive officers that will become vested at the effective time is $2,777,888, and (ii) the estimated aggregate value of the unvested equity awards held by the Company’s eight non-employee directors that will become vested at the effective time is $2,497,860. In addition, in accordance with the Company’s director compensation program, the Company’s eight non-employee directors will receive restricted stock unit awards on the first business day following the Company’s 2018 annual meeting of stockholders with an aggregate grant date value of $1,600,000 and such awards will become fully vested at the effective time. The executive officers do not hold any restricted stock units or stock options that were granted on or after the date of the merger agreement. For more information on equity holdings of the Company’s non-employee directors and named executive officers, see the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

Change in Control Employment Agreements

Change in Control Employment Agreements with Executive Officers

The Company has entered into a Severance and Change in Control Agreement (referred to in this proxy statement as a “CIC Agreement”) with six executive officers, including each named executive officer other than Mr. Bunch, whose severance benefits are set forth in his employment agreement.

Under each CIC Agreement, upon a termination of the executive officer’s employment by the Company without cause, or due to the executive officer’s resignation for good reason, in each case within two months prior to or 12 months following a change in control, the officer is entitled to receive the following benefits, in addition to the acceleration of equity awards discussed above:

•	a lump sum cash severance payment equal to the sum of 12 times (18 times for Lawrence M. Raffone) the officer’s monthly base salary in effect immediately prior to the officer’s termination of employment (or in the event of a resignation for good reason, immediately prior to any reduction in base salary that serves as the basis for such resignation) and 100% of his or her target bonus in the year of termination (150% for Mr. Raffone);

•	12 months of Company-paid health benefits continuation from the termination date; and

•	career transition services provided by a third-party vendor selected by the Company, to be paid for by the Company for 12 months following the date of termination.

The foregoing benefits are contingent upon the the executive officer executing and not revoking a release of claims against the Company and its affiliates and adhering to certain restrictive covenants.

Each CIC Agreement provides that if the payments and benefits to the named executive officer in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the Code, the payments and benefits under the CIC Agreement will be reduced to the extent necessary to prevent any portion of the officer’s change in control-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the officer exceeds the net after-tax benefit that the officer would receive if no reduction was made.

Bunch Employment Agreement

The Company has entered into an employment agreement with John Bunch. Pursuant to the agreement, upon termination of Mr. Bunch’s employment by the Company without cause, or due to Mr. Bunch’s resignation for good reason, he is entitled to receive a severance payment equal to 50% of his annual base salary in effect at the time of termination, plus 50% of his prior year annual bonus. This severance payment is contingent on Mr. Bunch entering into and not revoking a release of claims against the Company and its affiliates and adhering to certain restrictive covenants.

Quantification of Severance Payments

See the section entitled “— Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the severance benefits payable to each of the Company’s named executive officers upon a qualifying termination following the effective time. The estimated aggregate amount of the cash severance that would be payable to the Company’s two executive officers who are not named executive officers upon a qualifying termination immediately after the effective time is $1,024,500.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•	the relevant price per share of the Company common stock is $45.00, which is the amount of the merger consideration;

•	the effective time is May 16, 2018, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

•	each named executive officer experiences a qualifying termination, including a termination by the Company without “cause” or resignation by the named executive officer for “good reason,” as such terms are defined in the relevant Company plans and agreements, immediately following the assumed effective time of May 16, 2018.

Named Executive Officer(1)	Cash ($)(2)	Equity($)(3)	Perquisites / Benefits($) (4)	Total ($)
Lawrence M. Raffone	1,732,500	10,203,065	36,373	11,971,938
Craig L. Foster	664,000	6,791,381	35,752	7,491,133
John B. Bunch	614,739	5,919,311	—	6,534,050
Kelly S. O’Donnell	633,750	3,485,670	19,928	4,139,348
Christopher L. Jones	1,260,000	4,756,630	31,115	6,047,745

(1)	Raymond J. Sims, who was a named executive officer of the Company in 2017, is no longer employed by the Company and holds no unvested equity awards. Accordingly, he is not entitled to receive any compensatory payments in connection with the merger.
(2)	Cash. A lump sum cash severance payment equal to the sum of (i) 12 times (18 times for Mr. Raffone) the officer’s monthly base salary in effect immediately prior to the qualifying termination (or in the event of a resignation for good reason, immediately prior to any reduction in base salary that serves as the basis for such resignation) (or 50% of base compensation in effect at the time of termination of employment in the case of Mr. Bunch) and (ii) 100% of his or her target bonus in the year of termination (150% for the CEO, Mr. Raffone) (or 50% of prior year bonus in the case of Mr. Bunch). Such payments are “double trigger” and payable only upon a qualifying termination of employment in connection with the merger. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Base Salary Severance ($)	Bonus Severance ($)	Total ($)
Lawrence M. Raffone	787,500	945,000	1,732,500
Craig L. Foster	400,000	264,000	664,000
John B. Bunch	262,500	352,239	614,739
Kelly S. O’Donnell	325,000	308,750	633,750
Christopher L. Jones	420,000	840,000	1,260,000

(3)	Equity. Includes estimated value of unvested stock options and unvested restricted stock units, in each case that are outstanding as of the assumed closing date of May 16, 2018. All such awards are “single trigger” and will become vested in full at the effective time. For further details regarding the treatment of the Company equity awards in connection with the merger, see “— Equity Compensation.” The estimated value of the single trigger awards is shown in the following table:

Named Executive Officer	Unvested Stock Options ($)	Unvested Restricted Stock Units ($)	Total ($)
Lawrence M. Raffone	3,833,360	6,369,705	10,203,065
Craig L. Foster	3,051,251	3,740,130	6,791,381
John B. Bunch	2,476,046	3,443,265	5,919,311
Kelly S. O’Donnell	1,275,585	2,210,085	3,485,670
Christopher L. Jones	1,800,625	2,956,005	4,756,630

(4)	Perquisites/Benefits. For all executive officers with the exception of Mr. Bunch, includes the estimated value of (a) 12 months of Company-paid health benefits continuation from the termination date, and (b) career transition services provided by a third-party vendor selected by the Company for 12 months following the date of termination. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment in connection with the merger. The estimated value of these benefits is shown in the following table:

Named Executive Officer	Company-Paid Healthcare ($)	Career Transition Services ($)	Total ($)
Lawrence M. Raffone	26,373	10,000	36,373
Craig L. Foster	25,752	10,000	35,752
John B. Bunch	—	—	—
Kelly S. O’Donnell	9,928	10,000	19,928
Christopher L. Jones	21,115	10,000	31,115

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to in this proxy statement as the “Code”), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (referred to in this proxy statement as the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly with a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset under the Code (generally, property held for investment). Further, this discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, a holder required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S.

holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares (which generally will equal the price the U.S. holder paid for such shares).

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24% for payments made before January 1, 2026). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. The Company and Parent filed their respective Notification and Report Forms with the Antitrust Division and the FTC on May 4, 2018, and received early termination of the HSR waiting period on May 16, 2018.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

The Company and Parent are each required to use reasonable best efforts to take all actions necessary to complete the merger, including cooperating and doing all things necessary, proper or advisable to obtain regulatory approvals. This includes, if required by regulatory authorities, (1) agreeing to sell, divest or dispose of any assets or businesses of Parent, the Company, or their respective subsidiaries and (2) taking or agreeing to take other actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent’s or its subsidiaries (including the surviving corporation). However, the Company will only be required to take or commit to take such actions if they are binding on the Company only if and when the closing of the merger occurs. See the section of this proxy statement entitled “The Merger Agreement — Efforts to Complete the Merger — Antitrust Matters.”

There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Financial Engines or modify or supplement any factual disclosures about Financial Engines in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Financial Engines. The merger agreement contains representations and warranties by and covenants of Financial Engines, Parent and Merger Sub, and they were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Financial Engines’ public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in Financial Engines’ periodic and current reports, proxy statements and other documents filed with the SEC. See the section of this proxy statement entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Financial Engines may be found elsewhere in this proxy statement and Financial Engines’ other public filings. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into Financial Engines, and the separate corporate existence of Merger Sub will cease. Financial Engines will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and an indirect wholly owned subsidiary of Parent. At the effective time, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub, except that the name of the surviving corporation will be “Financial Engines, Inc.” At the effective time, the bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub, except that the name of the surviving corporation will be “Financial Engines, Inc.”

The individuals holding positions as directors of Merger Sub immediately prior to the effective time will become the initial directors of the surviving corporation. The individuals holding positions as officers of Financial Engines immediately prior to the effective time will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place (1) at 9:00 a.m., New York City time, no later than the third business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing), unless the marketing period (as defined below) has not ended on or prior to the time the closing would have otherwise been required to occur, in which case the closing will not take place until the earlier of (i) a business day during the marketing period specified by Parent on at least three business days’ written notice to Financial Engines and (ii) the first business day following the final day of the marketing period (subject in each case to the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing) as of the date determined pursuant to this clause (i) or (ii)), or (2) at another date and time mutually agreed upon in writing between Financial Engines and Parent. For purposes of the merger agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

On the closing date, Financial Engines and Parent will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

For purposes of the merger agreement, “marketing period” means the first period of 15 consecutive business days commencing after the date of the merger agreement throughout which (1) Parent must have the required financial information (as defined below) (which must be the same information throughout the period), (2) the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) must have been satisfied (other than the conditions relating to stockholder approval and the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act and those conditions that by their nature are to be satisfied at the closing), assuming that the closing date were to be scheduled for any time during such 15 consecutive business-day period, or (to the extent permitted by applicable law) waived, and (3) during the last three business days of such 15 consecutive business-day period, the conditions relating to stockholder approval and the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act must have been satisfied; provided, however, that (i) July 5, 2018 and July 6, 2018 will not constitute business days for purposes of the 15 consecutive business-day period (although such exclusions will not restart such period), (ii) if such 15 consecutive business-day period has not been completed on or prior to August 17, 2018, then such period will be deemed to have not commenced prior to September 4, 2018, and (iii) the marketing period will be deemed not to have commenced if, after the date of the merger agreement and prior to the completion of such 15 consecutive business-day period, (A) the independent auditors of Financial Engines will have withdrawn its audit opinion with respect to any year-end audited financial statements of Financial Engines and its subsidiaries included in the required financial information, in which case the marketing period will be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of Financial Engines and its subsidiaries included in the required financial information will have been restated or Financial Engines will have determined or publicly announced that a restatement of any financial statements of Financial Engines and its subsidiaries included in the required financial information is required, in which case the marketing period will be deemed not to commence unless and until such restatement has been completed and the required financial information has subsequently been amended and delivered to Parent or Financial Engines has determined in writing or publicly announced, as applicable, that no such restatement will be required. However, that if Financial Engines in good faith reasonably believes that it has provided the required financial information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to required financial information), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition (including the requirement that required financial information be the same information throughout the period)) such 15 consecutive business-day period referred to above will be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes Financial Engines has not provided the required financial information or that clauses (2) or (3) of this definition have not been satisfied and, within three business days after Financial Engines’ giving of such notice, gives a written notice to Financial Engines to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the marketing period will end on any date earlier than the date indicated in the definition above if the debt financing is consummated and the full proceeds thereof received on such earlier date.

For purposes of the merger agreement, “required financial information” means certain financial statements of the Company and its consolidated subsidiaries required by the debt commitment letter.

Effect of the Merger on the Common Stock

At the effective time, each share of Company common stock issued and outstanding immediately before the effective time (other than (1) shares held by Financial Engines in treasury or by Parent or Merger Sub (referred to in this proxy statement as “cancelled shares”), (2) shares held by any wholly owned subsidiary of Financial Engines or any wholly owned subsidiary of Parent (other than Merger Sub) (referred to in this proxy statement as “converted shares”) and (3) shares held by stockholders of the Company who have not voted in favor of, or consented in writing to, the adoption of the merger agreement and who have properly exercised appraisal rights with respect to their shares in compliance with Section 262 of the DGCL (referred to in this proxy statement as “dissenting shares,” and the shares referred to in clauses (1), (2) and (3), “excluded shares”)) will automatically be cancelled and converted into the right to receive the merger consideration, upon surrender of certificates or book-entry shares. The merger consideration will be $45.00 per share in cash, without interest and subject to required withholding taxes.

At the effective time, each of the cancelled shares will automatically be cancelled without payment of any consideration and will cease to exist. In addition, at the effective time, each of the converted shares held by a wholly owned subsidiary of the Company or Parent (other than Merger Sub) will automatically be converted into shares of common stock, par value $0.01 per share, of the surviving corporation, such that each such subsidiary’s ownership percentage of the surviving corporation immediately after the effective time will equal its ownership percentage in Financial Engines immediately prior to the effective time. As of the date hereof, there are not expected to be any converted shares.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Treatment of Company Equity Awards

Treatment of Stock Options. Each Company stock option, whether vested or unvested, that is (x) outstanding and unexercised immediately prior to the effective time and (y) granted prior to the date of the merger agreement shall, as of the effective time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the merger consideration over the exercise price per share of such option, multiplied by (ii) the total number of shares of Company common stock subject to such Company stock option, subject to applicable tax withholding. Any Company stock option that has an exercise price per share of Company common stock that is greater than or equal to the merger consideration shall be cancelled for no consideration.

Treatment of Company Restricted Stock Unit Awards. Each Company restricted stock unit award that is outstanding immediately prior to the effective time shall, as of the effective time, (i) if granted prior to the date of the merger agreement or held by a non-employee director, become fully vested and nonforfeitable, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the merger consideration in respect of each vested share of Company commons stock subject to such restricted stock unit award, subject to applicable tax withholding, or (ii) if granted after the date of the merger agreement as permitted by the merger agreement (other than any such award granted to a non-employee director), be converted into an award representing the right to receive an amount in cash equal to the merger consideration in respect of each share of Company common stock subject to such Company restricted stock unit award (without interest and subject to applicable tax withholding) on the same schedule, and subject to the same terms and conditions (including with respect to vesting), as were applicable to such Company restricted stock unit award as of immediately prior to the effective time.

Payment for Common Stock in the Merger

At or prior to the effective time, Parent will deposit, or cause to be deposited, with a paying agent in trust for the benefit of holders of shares cash sufficient to pay the aggregate merger consideration.

As soon as reasonably practicable (and no later than three business days) after the effective time, Parent will cause the paying agent to mail to each holder of record of a certificate or certificates that immediately prior to the effective time represented outstanding shares of Company common stock (other than excluded shares) (1) a letter of transmittal and (2) instructions for effecting the surrender of such certificates to the paying agent in exchange for payment of the merger consideration (without interest and subject to required withholding taxes). Upon surrender to the paying agent of certificates, together with the letter of transmittal, duly completed and validly executed, and such other customary documents as may be reasonably required, the holder of such certificates will be entitled to receive payment of the merger consideration which the holder is entitled to pursuant to the merger agreement in respect of each share formerly represented by such certificate (without interest and after giving effect to any required tax withholding).

No holder of book-entry shares of Company common stock will be required to deliver a certificate or letter of transmittal to the paying agent to receive the merger consideration in the merger (without interest and subject to required withholding taxes). In lieu thereof, the registered holder of each book-entry share of Company common stock will automatically upon the effective time be entitled to receive, and, upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence, if any, as the paying agent may reasonably request), Parent will or will cause the surviving corporation to cause the paying agent to pay and deliver in exchange therefor as soon as reasonably practicable after the effective time, the merger consideration (without interest and after giving effect to any required tax withholding).

Representations and Warranties

The merger agreement contains representations and warranties of Financial Engines, subject to certain exceptions in the merger agreement, in the company disclosure schedule delivered in connection with the merger agreement and in Financial Engines’ public filings, as to, among other things:

•	organization and power to do business;

•	subsidiaries;

•	capitalization;

•	corporate power and authority relating to the execution, delivery and performance of the merger agreement;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations;

•

the forms, reports, statements, certifications, schedules and other documents required to be filed or furnished with the SEC, compliance of the consolidated financial statements of the Company included in such documents, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of known material complaints, allegations, assertions or claims regarding the Company’s accounting practices and compliance in all material respects with applicable listing and corporate governance rules and regulations of the NASDAQ;

•	the absence of certain changes or events;

•	the accuracy of the information supplied for the purposes of this proxy statement;

•	compliance with applicable laws and the provisions of anti-bribery and anti-corruption laws and export and sanctions regulations;

•	tax returns and other tax matters;

•	the absence of certain liabilities;

•	the absence of certain actions, proceedings or orders;

•	employee benefit plans and other agreements, plans and policies with or concerning employees;

•	intellectual property, privacy and information technology;

•	material contracts;

•	real and personal property matters;

•	the absence of certain liabilities relating to, and violations of, environmental laws;

•	insurance policies;

•	the opinion of the Company’s financial advisor;

•	broker’s fees;

•	takeover statutes and absence of anti-takeover agreements and plans;

•	related party transactions; and

•	certain regulatory compliance matters relating to the Employee Retirement Income Security Act of 1974, as amended, and the Company’s investment adviser subsidiaries.

The merger agreement also contains representations and warranties of Parent and Merger Sub, subject to certain exceptions in the merger agreement and the parent disclosure schedule delivered in connection with the merger agreement, as to, among other things:

•	organization and power to do business;

•	capitalization and activities of Merger Sub;

•	corporate power and authority relating to the execution, delivery and performance of the merger agreement;

•	consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations;

•	the accuracy of the information supplied for the purposes of this proxy statement;

•	the absence of certain actions, proceedings or orders;

•	the executed equity commitment letter and debt commitment letter providing for a commitment to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the proceeds to be disbursed under the commitment letters, together with other sources of financing available to Parent, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letters;

•	the limited guarantees delivered by the guarantors guaranteeing certain obligations of Parent in connection with the merger agreement;

•	the absence of beneficial ownership of Company shares by Parent and its subsidiaries;

•	broker’s fees; and

•	solvency.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “company material adverse effect” or “parent material adverse effect” qualification, as discussed below.

For purposes of the merger agreement, a “company material adverse effect” means any fact, circumstance, change, event, occurrence or effect that (1) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of Financial Engines and its subsidiaries, taken as a whole, or (2) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Financial Engines from completing the merger. However, for the purposes of clause (1), none of the following, and no effect arising out of, relating to or resulting from the following, will constitute or be taken into account in determining whether a company material adverse effect has occurred or would reasonably be expected to occur:

•	any facts, circumstances, changes, events, occurrences or effects generally affecting (a) the industries in which Financial Engines and its subsidiaries operate or (b) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration of the credit markets generally;

•	any facts, circumstances, changes, events, occurrences or effects, to the extent arising out of, resulting from or attributable to (a) changes or prospective changes in law, in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (b) entry into, consummation and performance of the merger agreement and the transactions contemplated thereby and the public announcement thereof, including the impact thereof on relationships with customers, suppliers, distributors, partners, employees, regulators or third parties (except with respect to Financial Engines’ representations and warranties and the related closing condition relating to consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations), (c) acts of war (whether or not declared) or any outbreaks of hostilities, sabotage or terrorism, or escalations or worsening thereof, (d) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (e) regulatory and political conditions or developments, (f) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates, (g) any legal proceedings made or brought by any current or former stockholders of Financial Engines (on their own behalf or on behalf of Financial Engines), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable law, or other litigation (except, solely with respect to such other litigation, with respect to Financial Engines’ representations and warranties and the related losing condition relating to consents and approvals relating to the execution, delivery and performance of the merger agreement and the absence of certain violations), arising out of or related to the merger agreement or the transactions contemplated thereby, (h) actions or omissions of Financial Engines or any of its subsidiaries requested or consented to in writing by Parent or expressly required by the merger agreement, (i) any decline in the market price, or change in trading volume of the common stock of Financial Engines (or the volatility thereof) or (j) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position or other metrics; or

•	any item or matter disclosed in the company disclosure schedule.

However, with respect to the matters described in the first bullet point above and in clauses (a), (c), (d) and (e) of the second bullet point above, such facts, circumstances, changes, events occurrences or effects may be taken into account to the extent that they have a disproportionate adverse effect on Financial Engines and its subsidiaries, taken as a whole, in relation to others in the industries of Financial Engines and its subsidiaries, but only to the extent of the incremental disproportionate impact on Financial Engines and its subsidiaries. In addition, the underlying cause of any decline, change or failure referred to in clauses (i) and (j) of the second bullet point above may be taken into account unless the underlying clause is otherwise excluded by the merger agreement. For purposes of the merger agreement, a “parent material adverse effect” means any fact, circumstance, change, event occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent or Merger Sub from completing the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, from and after the date of the merger agreement and prior to the effective time or termination of the merger agreement, except with Parent’s prior written consent (which may not be unreasonably withheld, delayed or conditioned), as required by applicable law, as expressly contemplated by the merger agreement or as set forth in the disclosure schedules to the merger agreement, Financial Engines will, and will cause its subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers and other third parties with whom Financial Engines and its subsidiaries have significant business relationships, and will not and will cause its subsidiaries not to, take any of the following actions:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for regular quarterly cash dividends of up to $0.08 per share with a declaration date, record date and payment date each being consistent with the Company’s past quarterly dividend practice and dividends or distributions by a subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company;

•	other than in the case of wholly owned subsidiaries, split, combine, subdivide, adjust amend the terms of or reclassify any of its capital stock or equity interests;

•	issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (1) in connection with the exercise, vesting or settlement, as applicable, of Company equity awards outstanding as of the date of the merger agreement or granted in accordance with the merger agreement, including with respect to the satisfaction of tax withholding and, with respect to Company stock options outstanding as of the date of the merger agreement or granted in accordance with the merger agreement, the payment of the exercise price, (2) the issuance of any shares of capital stock or equity interests to the Company or any of its wholly owned subsidiaries and (3) the grant of any liens to secure obligations of the Company or any of its subsidiaries in respect of any indebtedness permitted under the eighth bullet point in this section;

•	amend the certificate of incorporation or bylaws of the Company or amend other similar organizational documents of any subsidiary of the Company, except, in the case of subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated by the merger agreement;

•

other than (1) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (2) pursuant to transactions that would be permissible under the seventh bullet point in this section or (3) in transactions among wholly owned subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any person or make any investments in or loans or capital contributions to any other person (other than the Company or any of its wholly owned subsidiaries), in each case for an amount in excess of $6 million individually or $15 million in the aggregate;

•	other than capital expenditures contemplated by the Company’s capital budget, made available to Parent before execution of the merger agreement, make any capital expenditures that exceed $3 million in the aggregate;

•	other than in the ordinary course of business consistent with past practice or in transactions among wholly owned subsidiaries of the Company, sell, lease, license, allow the expiration or lapse of (with respect to intellectual property registration or applications), encumber (other than liens securing indebtedness permitted under the eighth bullet point of this section or permitted liens (as defined in the merger agreement)), or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or assets for a purchase price or, if no purchase price is received, with a value in excess of $6 million individually or $15 million in the aggregate;

•	create, incur, assume or otherwise be liable with respect to, or modify the terms of, any indebtedness for borrowed money in an amount in excess of $6 million individually or $15 million in the aggregate, excluding (1) indebtedness solely among the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries, (2) pursuant to the terms of certain contracts set forth in the disclosure schedules to the merger agreement or (3) to finance acquisitions or investments permitted under the fifth bullet point of this section, provided that any indebtedness incurred or modified in accordance with this bullet point is not reasonably expected to adversely affect the ability of Parent or Merger Sub to consummate the debt financing;

•	other than in the ordinary course of business consistent with past practice, enter into, renew or extend, materially amend, or terminate or waive any material right, remedy or default under certain material contracts, other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction permitted by this section;

•	merge, combine or consolidate the Company or any of its subsidiaries with and into any other person, other than, in the case of any subsidiary of the Company, to effect any acquisition permitted by the fifth bullet point of this section or any disposition permitted by the seventh bullet point of this section and other than transactions solely among wholly owned subsidiaries of the Company;

•	adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution (other than with respect to or among wholly owned subsidiaries of the Company);

•	waive, settle or compromise any pending or threatened action against the Company or any of its subsidiaries, other than waivers, settlements or agreements (1) for an amount not in excess of $4 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (2) that do not impose any material restrictions on the operations or businesses of the Company or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its subsidiaries;

•

except as required by any Company benefit plan, (1) increase the compensation or severance benefits of any director, officer, employee or individual independent contractor of the Company or any of its subsidiaries, except for (a) increases in base salary and payments of cash incentive compensation, in each case, in the ordinary course of business consistent with past practice, (2) adopt any material new employee benefit plan or arrangement or materially amend, modify or terminate any existing Company benefit plan, in each case other than (a) as would not materially increase the cost to the Company or its subsidiaries, or (b) offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees and that do not provide for any severance benefits (3) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company benefit plan, (4) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its subsidiaries or enter into any collective bargaining agreements or (5) hire or terminate the employment or services of any executive officer of the Company, other than a termination for cause or due to permanent disability;

•	make any change in financial accounting methods, principles, policies or practices of the Company or any of its subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable law;

•	(1) make, change or revoke any material tax election, (2) enter into any settlement or compromise of any material tax liability, (3) file any amended material tax return that would result in a change in tax liability, taxable income or loss, (4) adopt or change any method of tax accounting or annual tax accounting period, (5) enter into any closing agreement relating to any material tax liability, (6) agree to extend the statute of limitation in respect of any material amount of taxes or (7) surrender any right to claim a material tax refund;

•	guarantee any indebtedness or enter into any “keep well” or other agreement maintaining the financial condition of another person (other than the Company or any of its subsidiaries) or enter into any agreement having the economic effect of any of the foregoing;

•	enter into any new line of business outside of the Company’s and its subsidiaries’ existing businesses as of the date of the merger agreement;

•	adopt a shareholder rights plan or “poison pill”; or

•	agree to take, make any commitment to take, or adopt any resolutions of Financial Engines’ board of directors in support of, any of the foregoing.

In addition, Financial Engines, Parent and Merger Sub have agreed that, except as contemplated by the merger agreement, they will not, and will not permit their respective subsidiaries to, take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the completion of the merger and the other transactions contemplated by the merger agreement.

Access

Subject to certain exceptions and limitations, from and after the date of the merger agreement and prior to the effective time or earlier termination of the merger agreement, upon reasonable prior written notice, Financial Engines is required to, and required to cause its subsidiaries to, afford to Parent, Merger Sub and each of their representatives (including, to the extent requested by Parent, the debt commitment parties) reasonable access, during normal business hours, to Financial Engines’ officers, employees, properties, offices and other facilities, books, contracts and records, provided that (1) the foregoing will not require Financial Engines or its subsidiaries to permit access to (a) any inspection or information that would violate any of its confidentiality obligations in effect as of the date of the merger agreement, (b) any information subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (c) information that, in Financial Engines’ reasonable opinion, would result in a breach of a contract to which Financial Engines or any of its subsidiaries were bound as of April 29, 2018 or (d) information related to Financial Engines’ sale process, including any information related to the negotiation and execution of the merger agreement or to transactions potentially competing with or alternative to the transactions contemplated by the merger agreement or proposals from other third parties relating to any competing or alternative transactions (including acquisition proposals (as defined below)) and the actions of Financial Engines’ board of directors (or any committee thereof) with respect to any of the foregoing; (2) any such investigation must be conducted in a manner so as not to unreasonably interfere with the normal business operations of Financial Engines or its subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge of their respective employees’ normal duties; and (3) no investigation pursuant to this section will affect or be deemed to modify any representation or warranty made by Financial Engines in the merger agreement; provided that Financial Engines will use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects in the foregoing clauses (1)(a)-(c), including by making appropriate substitute arrangements.

In addition, Financial Engines and Parent are required to promptly notify the other (1) of any notice or communication received from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that such person’s consent is or may be required in connection with the transactions contemplated by the merger agreement, if such communication or failure to obtain such consent would reasonably be expected to be material to Financial Engines, the surviving corporation or Parent, (2) of any actions commenced against such Financial Engines, Parent or any of their affiliates in connection with, arising from or relating to the merger agreement or the transactions contemplated by the merger agreement or (3) if Financial Engines or Parent becomes aware of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the merger or the transactions contemplated by the merger agreement not to be satisfied.

Acquisition Proposals; No Solicitation

Except as permitted by the merger agreement, the Company must not, and must cause its subsidiaries, and must use its reasonable best efforts to cause its and their directors, officers, employees, other affiliates, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below) (referred to in this proxy statement as an “inquiry”);

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or inquiry or that would reasonably be expected to lead to an acquisition proposal, or provide any access to its properties, books or records or any non-public information to any person relating to the Company or any of its subsidiaries in connection with the foregoing;

•	enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an acceptable confidentiality agreement) with respect to an acquisition proposal (referred to in this proxy statement as an “alternative acquisition agreement”);

•	approve, endorse, declare advisable or recommend any acquisition proposal;

•	take any action to make the provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any acquisition proposal; or

•	authorize, commit to, agree or publicly propose to do any of the foregoing.

Pursuant to the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer from any person (other than Parent, its subsidiaries) relating to, in a single transaction or series of transactions:

•	a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving Financial Engines as a result of which the stockholders of Financial Engines immediately prior to the transaction would cease to own at least 80% of the total voting power of Financial Engines or any surviving entity (or any direct or indirect parent thereof) immediately following the transaction;

•	the acquisition by any person or group of persons of more than 20% of the total voting power represented by the outstanding voting securities of Financial Engines or of any of its subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of Financial Engines and its subsidiaries;

•

a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any person or group of persons of more than 20% of the total voting power represented by the outstanding voting securities of Financial Engines or any of its subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of Financial Engines and its subsidiaries; or

•	the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of Financial Engines and its subsidiaries, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

Pursuant to the merger agreement, Financial Engines has agreed to, and to cause its subsidiaries and its and its subsidiaries’ directors, officers and employees to, and to instruct its affiliates and other representatives to, (1) immediately cease all solicitations, discussions and negotiations with any other persons that were ongoing with respect to an acquisition proposal as of the date of the merger agreement and request that each such person promptly return or destroy all confidential information furnished to such person by or on behalf of Financial Engines in connection with any acquisition proposal and (2) not terminate, amend, release or modify any provision of any standstill agreement to which Financial Engines or any of its subsidiaries is a party, except that Financial Engines may grant a limited waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential acquisition proposal to be made to Financial Engines or Financial Engines’ board of directors as long as Financial Engines promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of such counterparty (except to the extent prohibited by any contract in effect as of the date of the merger agreement)) after granting such limited waiver, amendment or release as provided below.

Receipt of Acquisition Proposals

Notwithstanding certain provisions of the merger agreement described above, at any time following the date of the merger agreement and prior to the time the company stockholder approval is obtained, if Financial Engines receives a written, unsolicited, bona fide acquisition proposal that did not result from a breach of the provisions of the merger agreement described above, then Financial Engines and its representatives may contact the person or group of persons making the acquisition proposal to clarify the terms and conditions thereof so as to determine whether it constitutes or could reasonably be expected to result in a superior proposal (as defined below) and, if the Financial Engines board of directors determines in good faith after consultation (1) with its financial advisor and outside legal counsel that the acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal and (2) with its outside legal counsel that failure to take the actions described below would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law, then Financial Engines and its representatives may:

•	provide information to such person or group of persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such person or group of persons (or has received from such person or group of persons an executed confidentiality agreement containing terms not materially less favorable to Financial Engines than those contained in the confidentiality agreement to which Parent is subject, except that it need not contain any standstill or similar provision, provided that Financial Engines must substantially concurrently (and in any event, within 24 hours) make available to Parent and Merger Sub any non-public information concerning Financial Engines or its subsidiaries that is provided to any such person or group of persons and that was not previously made available to Parent or Merger Sub; and

•	engage or participate in any discussions or negotiations with that person or group of persons.

Pursuant to the merger agreement, a “superior proposal” means a bona fide written acquisition proposal that the Financial Engines board of directors has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the person making the proposal and all of the other terms, conditions and other aspects of such acquisition proposal and the merger agreement that the Financial Engines board of directors deems relevant, to be more favorable to Financial Engines’ stockholders from a financial point of view than the transactions contemplated by the merger agreement (including, if applicable, any revisions to the merger agreement made or proposed in writing by Parent pursuant to the merger agreement); provided, that for purposes of the definition of “superior proposal,” the references to “20%” and “80%” in the definition of acquisition proposal will be deemed to be references to “50%.”

Change in Board Recommendation

The Financial Engines board of directors has unanimously recommended that Financial Engines stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby.

Except as expressly permitted by the merger agreement, neither the Financial Engines board of directors (nor any committee thereof) may:

•	withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the recommendation of the Financial Engines board of directors that the Company’s stockholders adopt the merger agreement (referred to in this proxy statement as the “company recommendation”);

•	fail to include the company recommendation in this proxy statement;

•	adopt, approve, recommend, endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any acquisition proposal;

•	fail to publicly reaffirm the company recommendation within 10 business days of the public disclosure of an acquisition proposal (other than of the type referred to in the following bullet point) with any person other than Parent or Merger Sub (provided that if the stockholders meeting is scheduled to be held within 10 business days of such public disclosure, promptly and in any event prior to two business days before the date the stockholders meeting is scheduled to be held); or

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement of the tender offer or exchange offer (or, if the stockholders meeting is scheduled to be held within 10 business days from the date of the commencement, promptly and in any event prior to two business days before the date the stockholders meeting is scheduled to be held).

The actions described in the bullet points above are referred to in this proxy statement as a “change of recommendation,” except that any “stop-look-and-listen” or similar communication described below or the failure by the Financial Engines board of directors to take a position with respect to an acquisition proposal referred to in the fourth bullet point above or a tender offer or exchange offer referred to in the fifth bullet point above will not be deemed a change of recommendation if the communication is made or the position is taken prior to the tenth business day after the commencement of the tender offer or exchange offer or the public disclosure of the acquisition proposal, as applicable (or such earlier time as referenced above).

However, before the company stockholder approval is obtained, the Financial Engines board of directors may (1) make a change of recommendation contemplated by the first and second bullet points above if, upon the occurrence of an intervening event (as defined below), the Financial Engines board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law or (2) if the Company receives after the date of the merger agreement an unsolicited, written, bona fide acquisition proposal that the Financial Engines board of directors concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a superior proposal and such acquisition proposal did not result from a material breach by the Company of the provisions of the merger agreement described under the section of this proxy statement entitled “— Acquisition Proposals; No Solicitation,” effect a change of recommendation and/or terminate the merger agreement in order to enter into an alternative acquisition agreement providing for such superior proposal, provided that in either case:

•	Financial Engines must have given Parent at least three business days’ prior written notice that it intends to make a change of recommendation (referred to in this proxy statement as a “notice of change of recommendation”) and/or terminate the merger agreement, which notice must specify in reasonable detail the basis for the change of recommendation and/or termination and, in the case of a superior proposal, the identity of the person or group of persons making the superior proposal and the material terms thereof along with a copy of any proposed agreement in respect of such superior proposal or, in the case of an intervening event, reasonable detail regarding the intervening event;

•	after providing such notice and prior to making a change of recommendation and/or terminating the merger agreement, Financial Engines must have negotiated, and shall have caused its representatives to be available to negotiate, in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during the three-business day notice period to make adjustments to the terms and conditions of the merger agreement as would obviate the need for the Company to effect a change of recommendation and/or terminate the merger agreement; and

•	at the end of the three-business day notice period, the Financial Engines board of directors must have determined in good faith, after consultation with its outside legal counsel and, with respect to a superior proposal giving rise to the notice of change of recommendation, its financial advisor, taking into account any changes to the merger agreement proposed in writing by Parent in response to the notice of change of recommendation, that (1) the superior proposal giving rise to the notice of change of recommendation continues to be a superior proposal or (2) in the case of an intervening event, the failure of the Financial Engines board of directors to make a change of recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable law.

Any amendment to the financial terms or any other material change to the terms of a superior proposal requires Financial Engines to deliver a new notice of change of recommendation and to comply with the requirements in the bullets above, provided that the subsequent notice period will only be two business days instead of three business days.

Under the merger agreement, an “intervening event” means a material event, occurrence, development or change in circumstances with respect to Financial Engines and its subsidiaries, taken as a whole, that occurred or arose after the date of the merger agreement, which was unknown to, nor reasonably foreseeable by, the Financial Engines board of directors as of the date of the merger agreement and becomes known to or by the Financial Engines board of directors before the time stockholder approval is obtained, provided that the following do not constitute, and will not be considered in determining whether there has been, an intervening event: (1) the receipt, existence of or terms of an inquiry or acquisition proposal or any matter relating thereto or consequence thereof and (2) changes in the market price or trading volume of the shares of Financial Engines or the fact that Financial Engines meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided that the underlying causes of such change or fact will not be excluded by clause (2)).

The merger agreement does not prohibit Financial Engines or the Financial Engines board of directors (or any committee thereof) from (1) complying with its disclosure obligations under applicable law or the NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (2) making any “stop-look-and-listen” communication to stockholders of Financial Engines pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders, including any similar communication in response to an acquisition proposal that is not a tender offer or exchange offer), provided that (i) except as provided in the next sentence, any disclosure made as permitted under clause (1) (other than any “stop-look-and-listen” or similar communication) that relates to an acquisition proposal will be deemed a change of recommendation unless the Financial Engines board of directors expressly publicly reaffirms the company recommendation in connection with such disclosure and (ii) neither Financial Engines nor the Financial Engines board of directors (nor any committee thereof) will be permitted to recommend any acquisition proposal (including that the Financial Engines stockholders tender any securities in connection with any tender offer or exchange offer that is an acquisition proposal) or otherwise make a change of recommendation with respect thereto, except as permitted as described above. Any “stop-look-and-listen” or similar communication permitted under clause (2) above made prior to the tenth business day after the commencement of such tender offer or exchange offer (or, if earlier, no fewer than two business days prior to the date on which the stockholders meeting is scheduled to be held) will not constitute a change of recommendation or otherwise constitute a basis for Parent to terminate the merger agreement.

Financial Engines must promptly (and in any event within 24 hours) notify Parent orally and in writing if any acquisition proposal or inquiry (including any request for non-public information in connection therewith) is received by Financial Engines, any of its subsidiaries or any of its representatives, indicating (except to the extent prohibited by any applicable law or contract in effect as of the date of the merger agreement) the identity of the person or group of persons making the acquisition proposal, inquiry or request and the material terms and conditions of any such acquisition proposal (including, if applicable, copies of any written inquiries and any proposed agreements related thereto). Financial Engines must (1) promptly (and in any event within 24 hours) notify Parent orally and in writing (a) if Financial Engines determines to begin providing non-public information or to engage in negotiations or discussions concerning an acquisition proposal and (b) thereafter of any change to the financial and other material terms and conditions of any acquisition proposal, and (2) otherwise keep Parent reasonably informed of the status and material terms of any such inquiry, acquisition proposal, discussions or negotiations on a reasonably current basis, including by providing a copy of all proposals, offers or drafts of proposed agreements. Financial Engines and its subsidiaries may not enter into any confidentiality or similar agreement that would prohibit them from providing such information to Parent.

Financial Engines Stockholders’ Meeting

Financial Engines has agreed to take all action necessary to convene a meeting of the holders of Financial Engines common stock (which meeting, together with any adjournment or postponement, is referred to in this proxy statement as the “Financial Engines stockholders’ meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement, to consider and vote upon the adoption of the merger agreement; provided that Financial Engines may postpone or adjourn the Financial Engines stockholders’ meeting with Parent’s written consent (which may not be unreasonably withheld, conditioned or delayed), for the absence of a quorum, to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of common stock to adopt the merger agreement, whether or not a quorum is present, if required by applicable law, or to allow reasonable time additional for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Financial Engines board of directors (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable law. However, unless agreed by Parent, the Financial Engines stockholders’ meeting will not be postponed or adjourned to a date that is more than five business days prior to the termination date (as defined below).

Subject to the Financial Engines board of directors’ right to make a change of recommendation, as described in the section of this proxy statement entitled “— Change in Board Recommendation,” the Financial Engines board of directors must include the company recommendation in this proxy statement and must use its reasonable best efforts to lawfully obtain the company stockholder approval, including actively soliciting proxies in favor of the adoption of the merger agreement at the Financial Engines stockholders’ meeting.

In the event that the Financial Engines board of directors makes a change of recommendation, Financial Engines will be required to submit the merger agreement to holders of Financial Engines common stock to obtain the company stockholder approval at the Financial Engines stockholders’ meeting unless the merger agreement is terminated in accordance with its terms. In addition, Financial Engines is not permitted to submit to the vote of its stockholders any other acquisition proposal unless the merger agreement is terminated in accordance with its terms.

Financing and Financing Cooperation

Concurrently with the execution of the merger agreement, Parent delivered to Financial Engines (1) a copy of the fully executed debt commitment letter, pursuant to which each of Morgan Stanley, JPM, Barclays, Deutsche Bank and UBS have committed, upon the terms and subject to the conditions set forth therein, to lend the borrower $1.410 billion in aggregate principal amount of first lien term loans and $495 million in aggregate principal amount of second lien term loans in connection with the financing of the amounts payable pursuant to the merger agreement and the transactions contemplated thereby and the refinancing of certain debt by Parent and to make available to such borrower a revolving credit facility in an aggregate principal amount of up to $150 million (such financing, collectively, is referred to in this proxy statement as the “debt financing”) and (2) a redacted copy of the related fee letter.

Parent and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the debt financing and any replacement financing on the terms and conditions described in the debt commitment letter or replacement financing documents, as applicable, as promptly as possible, taking into account the expected timing of the marketing period but in any event prior to the date upon which the merger is required to be completed pursuant to the terms of the merger agreement. Financial Engines is required to use reasonable best efforts to, and to cause its subsidiaries to use their reasonable best efforts to, and to use its reasonable best efforts to cause its and its subsidiaries’ representatives to, provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the debt financing, subject to certain limitations.

Employee Matters

During the period commencing on the closing date and ending on the first anniversary thereof, Parent has agreed to, or cause its applicable subsidiary to, provide each continuing employee of the Company and its subsidiaries with (i) a base salary or regular hourly wage (whichever is applicable) and a short-term cash incentive compensation opportunity, that, in each case, is not less than the base salary or regular hourly wage and short-term cash incentive compensation opportunity in effect for, or available to, the applicable continuing employee as of immediately prior to the effective time, and (ii) other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits) that are, in each case, substantially similar in the aggregate to the other compensation (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits), respectively, provided or available to the applicable continuing employee as of immediately prior to the effective time.

During the period commencing on the closing date and ending on the first anniversary thereof, the surviving corporation shall provide each continuing employee whose employment is terminated by Parent or one of its subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such continuing employee as of immediately prior to the effective time as set forth in the disclosure schedules to the merger agreement (or, if greater, those applicable to similarly situated employees of Parent and its subsidiaries pursuant to any broad-based severance program).

Parent has agreed to cause any employee benefit plans of Parent and its subsidiaries in which the continuing employees are entitled to participate after the closing date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the effective time by such employees to the Company and its subsidiaries (and any predecessors) as if such service were with Parent or its subsidiaries.

In addition, with respect to any employee benefit plans maintained by Parent and its subsidiaries for the benefit of the continuing employees following the closing date Parent has agreed to, and cause the surviving corporation and its subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee to the same extent waived under the analogous Company benefit plan prior to the closing date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the effective time occurs (or such later date on which a continuing employee commences participation in any new plan of the surviving corporation and its subsidiaries) under analogous Company benefit plans.

Parent has agreed to pay, or cause its applicable subsidiary to pay, to each continuing employee who remains employed through December 31, 2018 (whether or not employed on the payment date), an annual incentive bonus in respect of 2018, payable no later than March 15, 2019, equal to the bonus that such employee would have earned based upon actual performance through December 31, 2018. For such purpose, actual performance shall be determined in a manner that is consistent with the Company’s past practice and shall exclude any costs and expenses associated with the transactions contemplated by the merger agreement or any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its subsidiaries had the transactions contemplated by the merger agreement not occurred. Each continuing employee whose employment is terminated on or after the closing date and before December 31, 2018 in a severance-qualifying termination will be entitled to receive a prorated bonus in respect of 2018 equal to the product of (A) such continuing employee’s target bonus opportunity, multiplied by (B) a fraction, the numerator of which is the number of days from January 1, 2018 through the date of such continuing employee’s termination of employment and the denominator of which is 365.

Efforts to Complete the Merger

The Company, Parent and Merger have agreed to, and to cause their respective subsidiaries to, each use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing (and, in the case of Parent, to use reasonable best efforts to cause its equity financing sources for the merger and their affiliates to assist and cooperate as necessary or appropriate with the other parties), all things necessary, proper or advisable under the merger agreement or applicable law or otherwise complete and make effective the transactions contemplated by the merger agreement as soon as practicable, including to (1) obtain from any governmental entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent, or any of their respective affiliates in connection with the authorization, execution, delivery and performance of the merger agreement and the completion of the transactions contemplated by the merger agreement, (2) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to the merger agreement and transactions contemplated thereby under (i) any applicable federal or state securities law, (ii) the HSR Act and any other applicable regulatory law and (iii) any other applicable law, (3) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the transactions contemplated thereby and (4) execute and deliver any additional instruments necessary to complete the transactions contemplated by the merger agreement. However, the Company and its subsidiaries will not be required to pay prior to the effective time any fee, penalty or other consideration to any third party to obtain consent or approval required for the completion of the merger under any contract. Further, without Parent’s prior written consent, neither the Company nor its subsidiaries may pay or commit to pay any third party whose consent or approval is being solicited any amount of cash or other consideration, or make any commitment or incur any liability or other obligation in connection therewith, in each case other than fees for the filings described in clause (2) above and certain other agreed costs.

The Company, Parent and Merger Sub must (1) subject to any restrictions under any regulatory law, promptly notify each other of any communication to that party from any governmental entity with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement and permit the other parties to review in advance any proposed material communication to any governmental entity, (2) unless required by applicable law, not agree to participate in any meeting or teleconference with any governmental entity in respect of any filing, investigation or other inquiry with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement unless it consults with the other parties in advance and, to the extent permitted by such governmental entity, gives the other parties the opportunity to attend and participate thereat, (3) subject to any restrictions under any regulatory law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its subsidiaries and their respective representatives on the one hand, and any governmental entity or members of its staff on the other hand, with respect to the merger agreement and the transactions and other agreements contemplated by the merger agreement (excluding documents and communications subject to the attorney client privilege or other privilege or trade secret protection or the work product doctrine), and (4) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental entity in connection with the merger agreement and the transactions and other agreements contemplated by the merger agreement, including any filings necessary or appropriate under the provisions of any regulatory law; provided that the Company, Parent and Merger Sub may each reasonably designate competitively sensitive material as “outside counsel only material.” Materials provided to the other party or its counsel pursuant to the foregoing may be redacted to remove references concerning the valuation of the Company, privileged communications or other competitively sensitive material.

The Company has agreed, to the extent required by applicable law or contract, within 20 business days after the date of the merger agreement, to inform its investment advisory clients in writing of the transactions contemplated by the merger agreement by sending such clients a notice thereof, in form and substance reasonably satisfactory to the Company and Parent, and use reasonable best efforts to seek such client’s consent to any “assignment” (as defined in the Investment Advisers Act of 1940, as amended) of its applicable advisory agreement (and unless affirmative consent is required by the applicable advisory agreement, such consent may take the form of implied or negative consent).

Antitrust Matters

The Company, Parent and Merger Sub have agreed to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement (and in any event, within five business days), and to make, or cause to be made, all filings and authorizations, if any, required under any other applicable regulatory law as promptly as reasonably practicable and supply as promptly as reasonably practicable any additional information and material that may be requested by a governmental entity pursuant to any regulatory law. In furtherance of the foregoing, the Company, Parent and Merger Sub must request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party may agree to extend any waiting period under any regulatory law applicable to, or commit not to complete any of the transactions contemplated by, the merger agreement without the prior written consent of all other parties to the merger agreement.

The Company will (and will cause its subsidiaries to), Parent will (and will cause its subsidiaries to) and Merger Sub will use its reasonable best efforts to resolve any objections that may be asserted with respect to the transactions contemplated under the merger agreement under any regulatory law. If any action, including any action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by the merger agreement as violative of any regulatory law, the Company will (and will cause its subsidiaries to), Parent will (and will cause its subsidiaries to) and Merger Sub will cooperate in all respects and use its reasonable best efforts to contest and resist any such action and have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits completion of the transactions contemplated by the merger agreement, including by pursuing all reasonable avenues of administrative and judicial appeal. The Company, Parent and Merger Sub must, and the Company and Parent must cause their respective subsidiaries to, (1) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or any of its subsidiaries, or of the Company or any of its subsidiaries, and (2) otherwise take or commit to take any actions that after the closing date limit Parent’s or its subsidiaries’ (including the surviving corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or any of its subsidiaries (including the surviving corporation), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any order which would otherwise have the effect of preventing the closing, materially delaying the closing or delaying the closing beyond the termination date. However, the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only if and when the closing occurs.

Indemnification and Insurance

Parent and the surviving corporation must, jointly and severally, (1) indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Financial Engines and its subsidiaries and each fiduciary of a company benefit plan (collectively referred to in this proxy statement, together with such person’s heirs, executors or administrators, as the “indemnified parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the effective time (including in connection with such indemnified parties’ service as a director or officer of the Company or any of its subsidiaries or a fiduciary of a company benefit plan or services performed by such persons at the request of or for the benefit of the Company or its subsidiaries), whether asserted or claimed prior to, at or after the effective time, including, in connection with (1) the transactions contemplated by the merger agreement and (2) actions to enforce the provision of the merger agreement described here or any other indemnification, exculpation or advancement right of any indemnified party. For a period of six years from and after the effective time, Parent is required, unless otherwise prohibited by applicable law, to cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the indemnified parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of the merger agreement in the certificate of incorporation and bylaws of Financial Engines, and not to amend, repeal or otherwise modify those provisions in a manner that would adversely affect the rights of any indemnified party. In addition, from and after the effective time, each of Parent and the surviving corporation must advance costs and expenses (including attorneys’ fees) as incurred by any indemnified party promptly (and in any event within 10 days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable law, provided that any person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

In addition, prior to the effective time, Financial Engines must obtain and fully pre-pay the premium for (and, following the effective time, the surviving corporation must, and Parent must cause the surviving corporation to, maintain with reputable and financially sound carriers) the extension of (1) the directors’ and officers’ liability coverage of Financial Engines’ existing directors’ and officers’ insurance policies and (2) Financial Engines’ existing fiduciary liability insurance policies (referred to in this proxy statement as “D&O insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six years from and after the effective time with respect to any claim arising from facts or events that existed or occurred at or prior to the effective time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under Financial Engines’ existing policies in effect on the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, maintain the

D&O insurance for such six-year period or purchase comparable insurance as the D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under Financial Engines’ existing policies as of the date of the merger agreement. In no event will Financial Engines or the surviving corporation be required to expend for any such policies pursuant to the foregoing an annual premium amount in excess of 300% of the current aggregate annual premium paid by Financial Engines for such insurance and, if the annual premiums of such insurance coverage exceeds such maximum amount, Financial Engines or the surviving corporation will obtain a policy with the greatest coverage available for such maximum amount.

Coordination on Transaction Litigation

Financial Engines, Parent and Merger Sub have agreed, subject to the preservation of attorney-client or other applicable privilege, trade secret protection and the provisions of the merger agreement governing the use and disclosure of confidential information, to keep the other party reasonably informed on a current basis with respect to any actions commenced against it or any of its affiliates arising from or relating to the merger agreement or the transactions contemplated by the merger agreement (referred to in this proxy statement as “transaction litigation”), to reasonably consult with the other party and give consideration to the other’s advice regarding transaction litigation, and to give the other party the opportunity to participate in the defense, settlement or prosecution of any transaction litigation, provided that the Company will in any event control any such defense, settlement or prosecution. Financial Engines, Parent and Merger Sub have agreed not to settle any transaction litigation without the written consent of the other party (which may not be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement also contains additional covenants, including covenants relating to (1) the filing of this proxy statement, (2) public announcements with respect to the transactions contemplated by the merger agreement, (3) other actions related to takeover statutes and reporting requirements under Section 16 of the Exchange Act and (4) the conduct prior to the effective time of Parent and Merger Sub.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

•	the adoption of the merger agreement by a majority of the outstanding shares of Financial Engines common stock entitled to vote thereon;

•	the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act; and

•	no law or order having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction that is in effect and that restrains, enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “company material adverse effect” or other qualification provided in the merger agreement;

•	the performance by the Company in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•	the absence of a company material adverse effect occurring after the date of the merger agreement; and

•	the receipt by Parent of a certificate signed by an executive officer of the Company, dated the closing date, to the effect that the conditions set forth in the three preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub as of the closing date (except for any representations and warranties made as of a particular date, which representations and warranties must be true and correct only as of that date), generally subject to a “parent material adverse effect” or other qualification provided in the merger agreement;

•	the performance by each of Parent and Merger Sub in all material respects of the agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time; and

•	the receipt by the Company of a certificate signed by an executive officer of Parent, dated the closing date, to the effect that the conditions set forth in the two preceding bullet points have been satisfied.

No party may rely, either as a basis for not completing the merger or any of the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, on the failure of a condition to closing set forth in the merger agreement to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the closing to occur as required by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned in the following circumstances:

•	at any time prior to the effective time by the mutual written consent of Financial Engines and Parent;

•	at any time prior to the effective time by either Financial Engines or Parent:

•	if the merger has not been completed on or before October 29, 2018 (referred to in this proxy statement as the “termination date”); provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the merger to have been completed on or before the termination date was primarily caused by the failure of such party to perform any of its obligations under the merger agreement; or

•	if the Financial Engines stockholders’ meeting has been duly held and completed and the company stockholder approval has not been obtained at the Financial Engines stockholders’ meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken; or

•	if an order by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the merger has become final and nonappealable; provided that the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and nonappealable, was primarily caused by the failure of such party to perform any of its obligations under the merger agreement;

•	by Financial Engines:

•	at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal in accordance with the merger agreement, subject to complying with the terms of the merger agreement; provided that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent the company termination fee described below;

•	at any time prior to the effective time, if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligation of Financial Engines to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Financial Engines of such breach or the termination date; provided that Financial Engines does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it is then in breach of any of its representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligations of Parent or Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination; or

•	at any time prior to the effective time if the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “ — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; Financial Engines has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation;

•	by Parent:

•	at any time prior to the time the company stockholder approval is obtained, if the Financial Engines board of directors (or any committee thereof) has made a change of recommendation or allowed Financial Engines or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement); or

•	at any time prior to the effective time if Financial Engines has breached any of its representations, warranties, covenants or agreements in the merger agreement, which breach (1) would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement and (2) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date; provided that Parent does not have the right to terminate the merger agreement pursuant to the termination provision referred to in this bullet point if it or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements in the merger agreement, such that any condition to the obligation of Financial Engines to complete the merger related to Parent’s or Merger Sub’s representations, warranties, covenants and agreements in the merger agreement would not be satisfied if the closing date were the date of such termination.

Company Termination Fee

Financial Engines will pay Parent the company termination fee in an amount equal to $89 million in the following circumstances:

•	if all three of the following conditions are satisfied:

(1) the merger agreement is terminated by (i) either Financial Engines or Parent because the merger has not been completed on or before the termination date or because the company stockholder approval has not been obtained or (ii) Parent as a result of a breach by Financial Engines of any representation, warranty, covenant or agreement in the merger agreement, which breach (x) gives rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the merger related to Financial Engines’ representations, warranties, covenants and agreements in the merger agreement and (y) is either not capable of being cured before the termination date or is not cured before the earlier of 30 business days following receipt of written notice from Parent of such breach or the termination date, and in each case at the time of the termination, the company stockholder approval has not been obtained, and

(2) any person has publicly proposed, announced or made an acquisition proposal (or in the case of clause (1)(ii), an acquisition proposal has been made to Financial Engines’ management or the Financial Engines board of directors (or any committee thereof)) after the date of the merger agreement and prior to the Financial Engines stockholders’ meeting and has not been withdrawn at least two business days prior to the Financial Engines stockholders’ meeting (and in the case of clause (1)(ii), prior to the breach that forms the basis of the termination), and

(3) within 12 months after the termination, Financial Engines completes an acquisition proposal or enters into a definitive agreement for an acquisition proposal that is subsequently completed (even if after such 12-month period)

(provided that, for purposes of the provision referred to in this bullet point, the references to “20%” and “80%” in the definition of “acquisition proposal” are deemed to be references to “50%”);

•	if the merger agreement is terminated by Financial Engines at any time prior to the time the company stockholder approval is obtained, in order to substantially concurrently enter into an alternative acquisition agreement providing for a superior proposal; or

•	if the merger agreement is terminated by Parent because the Financial Engines board of directors (or any committee thereof) has made a change of recommendation or allowed Financial Engines or any of its subsidiaries to enter into an alternative acquisition agreement (other than an acceptable confidentiality agreement).

In no event will Financial Engines be required to pay the company termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Financial Engines of its obligations under the merger agreement in an amount in excess of $181 million (referred to in this proxy statement as the “company damage cap”) in the aggregate (including any payment of the company termination fee). In addition, in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the company damage cap, (2) payment of both monetary damages and the company termination fee in a combined amount in excess of the company damages cap or (3) both (a) payment of any monetary damages and/or the company termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against Financial Engines that results in the closing of the merger.

Parent Termination Fee

Parent will pay Financial Engines the parent termination fee in an amount equal to $181 million if the merger agreement is terminated by Financial Engines because the marketing period has ended and all of the conditions to the obligation of Parent to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, each of which is capable of being satisfied if the closing date were the date of such termination, and, solely with respect to the condition relating to the expiration or termination of the waiting period applicable to the completion of the merger under the HSR Act, if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements set forth in the provisions of the merger agreement described in the section of this proxy statement entitled “ — Efforts to Complete the Merger”); Parent and Merger Sub do not complete the merger on or prior to the date the closing is required to occur pursuant to the merger agreement; Financial Engines has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the merger on and throughout the three-business-day period following delivery of such confirmation; and Parent and Merger Sub fail to complete the merger within three business days following delivery of such confirmation.

In no event will Parent be obligated to pay the parent termination fee on more than one occasion or be subject to monetary damages for a willful and material breach by Parent or Merger Sub of their obligations under the merger agreement in an amount in excess of the parent termination fee in the aggregate. In addition, in no event will Financial Engines be entitled to (1) payment of monetary damages prior to the termination of the merger agreement or in amounts in excess of the parent termination fee, (2) payment of both monetary damages and the parent termination fee in a combined amount in excess of the parent termination fee or (3) both payment of any (a) monetary damages and/or the parent termination fee and (b) a grant of specific performance of the merger agreement or any other equitable remedy against Parent or Merger Sub that results in the closing of the merger.

Limitation on Remedies

In the event of the termination of the merger agreement and the abandonment of the merger in accordance with the provisions described in the section of this proxy statement entitled “— Termination,” the merger agreement will become void and of no effect with no liability to any person on the part of Financial Engines, Parent or Merger Sub or their respective affiliates, directors, officers, employees or stockholders, except that no such termination shall relieve (1) Financial Engines of any liability to pay the company termination fee or Parent of any liability to pay the parent termination fee, in each case to the extent required pursuant to the merger agreement, or (2) Financial Engines, Parent or Merger Sub of any liability for any willful and material breach of the merger agreement prior to such termination, subject to the other limitations set forth in the merger agreement. In addition, certain sections of the merger agreement, including among others sections relating to termination, termination fees and expenses, will survive termination.

Expenses

Except as otherwise provided in the merger agreement or each limited guarantee, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by the merger agreement will be borne by Parent.

Amendment and Modification

Subject to the provisions of applicable law, at any time prior to the effective time, the merger agreement may be amended, modified or waived if the amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and Financial Engines, or in the case of a waiver, by the party against whom the waiver is to be effective, except that (1) after receipt of the company stockholder approval, no amendment may be made which by applicable law requires further approval by the holders of Financial Engines common stock without obtaining that further approval and (2) the provisions of the merger agreement to which the lenders under the debt commitment letter and their respective representatives are third party beneficiaries may not be amended in any way adverse to such lenders or their representatives without the prior written consent of such lenders.

Jurisdiction; Specific Enforcement

Under the merger agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement exclusively in the Court of Chancery of the State of Delaware or, if that court lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not bring or support any action or claim against the lenders party to the debt commitment letter or their representatives arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York.

Each of the parties has agreed that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, irreparable damage would occur for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. Notwithstanding the foregoing, (i) Financial Engines will be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the merger agreement and the equity commitment letter to complete the merger only if all of the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that those conditions would be satisfied if the closing were on such date), Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, Parent’s debt financing has been funded or will be funded at the closing if Parent’s equity financing is funded at the closing, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and debt financing are funded and specific performance is granted; and (ii) Financial Engines will be entitled to specific performance requiring Parent and Merger Sub to enforce the terms of the debt commitment letter and the obligations of the lenders to fund the debt financing only if all of the conditions to Parent’s obligation to effect the merger (set forth in sections 6.1 and 6.2 of the merger agreement) have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, provided that those conditions would be satisfied if the closing were on such date), Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the merger agreement, all of the conditions (other than those conditions that by their nature are to be satisfied at the closing of the merger under the debt commitment letter, provided that those conditions would be satisfied if the closing were on such date) to the consummation of the financing provided for in the debt commitment letter have been satisfied, and the Company has irrevocably confirmed in a written notice to Parent that the closing will occur if Parent’s equity financing and debt financing are funded and specific performance is granted. Pursuant to the merger agreement, each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Financial Engines is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the merger, as described in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and related narrative discussion beginning on page 52 of this proxy statement.

The Financial Engines board of directors unanimously recommends that the stockholders of Financial Engines approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Financial Engines’ named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Financial Engines or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of Financial Engines’ stockholders.

The above resolution approving the merger-related compensation of Financial Engines’ named executive officers on an advisory (non-binding) basis requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Financial Engines board of directors unanimously recommends that the stockholders of Financial Engines vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT

The Company’s stockholders are being asked to approve a proposal that will give the Financial Engines board of directors authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Financial Engines board of directors to any date (subject to certain restrictions in the merger agreement, including that the special meeting may not be held, without Parent’s consent, on a date that is more than five business days prior to the termination date). In addition, the Financial Engines board of directors could postpone the special meeting before it commences. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if the proposal to adopt the merger agreement is approved by the requisite number of shares of Financial Engines common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Financial Engines board of directors unanimously recommends that the stockholders of Financial Engines vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called.

MARKET PRICE OF THE COMPANY COMMON STOCK

Financial Engines’ common stock is traded on the NASDAQ under the symbol “FNGN.” On [                ], there were approximately [                ] holders of record of our common stock. Certain shares of our common stock are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number.

The following table sets forth for the periods indicated the high and low sales prices per share for our common stock on the NASDAQ. The table also provides information as to dividends declared per share of our common stock.

	Market Price						Dividend Per Share
	Low			High
Fiscal 2016
First Quarter		$23.22			$33.85			$0.07
Second Quarter		$23.56			$33.77			$0.07
Third Quarter		$23.87			$32.58			$0.07
Fourth Quarter		$25.00			$39.95			$0.07

Fiscal 2017
First Quarter		$35.40			$45.75			$0.07
Second Quarter		$35.78			$45.00			$0.07
Third Quarter		$31.00			$39.05			$0.07
Fourth Quarter		$24.45			$37.90			$0.07

Fiscal 2018
First Quarter		$26.80			$38.80			$0.08
Second Quarter (through [ ], 2018)	$	[	]	$	[	]	$	[	]

The closing sale price of our common stock on April 27, 2018, the last trading day prior to the execution of the merger agreement, was $33.95 per share. On [            ], 2018, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $[            ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth the amount and percent of shares of our common stock that as of May 16, 2018, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Financial Engines board of directors, by each of our named executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed common stock or shares such power with his or her spouse.

	Common Stock Beneficially Owned
	Number of Shares of Common Stock	Percentage of Class(1)
Name of Beneficial Owner(2)
Entities affiliated with BlackRock, Inc.(3)	7,864,859	12.3%
Entities affiliated with Capital World Investors(4)	7,463,212	11.7%
Entities affiliated with The Vanguard Group, Inc.(5)	5,918,380	9.3%
Entities affiliated with Baron Capital Group, Inc.(6)	4,508,481	7.1%
Entities affiliated with Janus Henderson Group plc(7)	3,886,896	6.1%
ArrowMark Colorado Holdings LLC(8)	3,614,796	5.7%
Lawrence M. Raffone(9)	709,600	1.1%
Craig L. Foster(10)	0	*
John B. Bunch(11)	115,315	*
Christopher L. Jones(12)	357,278	*
Kelly S. O’Donnell(13)	176,049	*
E. Olena Berg-Lacy(14)	22,415	*
Heidi Kunz(15)	91,290	*
Blake R. Grossman(16)	109,290	*
Joseph A. Grundfest(17)	196,290	*
Robert A. Huret(18)	76,290	*
Michael E. Martin(19)	17,672	*
John B. Shoven(20)	36,290	*
David B. Yoffie(21)	26,290	*
All directors and executive officers as a group (15 persons)(22)	2,026,891	3.1%

*	Less than 1% of our outstanding common stock
(1)	The percentage of shares owned is based on 63,684,971 shares of Company common stock outstanding as of May 16, 2018.
(2)	The address of each director and executive officer of Financial Engines is c/o Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089.
(3)	Based solely on a report on Schedule 13G/A filed on January 19, 2018, BlackRock, Inc. is deemed to beneficially own the shares of common stock held in the accounts for which it serves as a parent holding company and holds the sole power to direct investments or to vote the securities. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(4)	Based solely on a report on Schedule 13G/A filed on February 14, 2018 by Capital World Investors, a division of Capital Research and Management Company (CRMC), which is deemed to be the beneficial owner of the shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The principal business address of CRMC is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Based solely on a report on Schedule 13G/A filed on February 9, 2018. Shares beneficially owned by The Vanguard Group, Inc. (Vanguard), Vanguard Fiduciary Trust Company (VFTC), or Vanguard Investments

Australia, Ltd. (VIA). The Vanguard Group is a beneficial owner as a result of having sole power to dispose of or to direct the disposition of 5,800,652 shares, and shared power to dispose of or direct the disposition of 5,800,652 shares. VFTC, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of collective trust accounts with shared power to dispose or direct the disposition of 110,068 shares. VIA, a wholly-owned subsidiary of Vanguard, is a beneficial owner as a result of its serving as investment manager of Australian investment offerings with sole power to vote or direct the vote of 13,133 shares. The principal business address of Vanguard Group, Inc. VFTC and VIA is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Based solely on a report on Schedule 13G/A filed on February 14, 2018 by Baron Capital Group, Inc. (BCG), BAMCO Inc. (BAMCO), Baron Capital Management, Inc. (BCM), and Ronald Baron. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(7)	Based solely on a report on Schedule 13G filed on February 12, 2018 by Janus Henderson Group plc (Janus Henderson), and affiliated entities. The principal business address of Janus Henderson is 201 Bishopsgate, London, EC2M 3AE, United Kingdom.
(8)	Based solely on a report on Schedule 13G filed on February 9, 2018 by ArrowMark Colorado Holdings LLC. The principal business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.
(9)	Includes 615,213 shares subject to options that are exercisable within 60 days of May 16, 2018.
(10)	Mr. Foster has no RSUs vesting, and no shares subject to options that are exercisable, within 60 days of May 16, 2018.
(11)	Includes 96,561 shares subject to options that are exercisable within 60 days of May 16, 2018.
(12)	Includes 302,712 shares subject to options that are exercisable within 60 days of May 16, 2018.
(13)	Includes 146,765 shares subject to options that are exercisable within 60 days of May 16, 2018.
(14)	Includes 1,255 shares subject to RSUs vesting, and 0 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(15)	Includes 1,255 shares subject to RSUs vesting, and 70,000 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(16)	Includes 1,255 shares subject to RSUs vesting, and 50,000 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(17)	Includes 1,255 shares subject to RSUs vesting, and 10,000 shares subject to options that are exercisable, within 60 days of May 16, 2018, 160,000 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97 and 25,035 shares held by Mr. Grundfest. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.
(18)	Includes 1,255 shares subject to RSUs vesting, and 50,000 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(19)	Includes 15,104 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(20)	Includes 1,255 shares subject to RSUs vesting, and 10,000 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(21)	Includes 1,255 shares subject to RSUs vesting, and 0 shares subject to options that are exercisable, within 60 days of May 16, 2018.
(22)	Includes 8,785 shares subject to RSUs vesting, and 1,454,702 shares subject to options that are exercisable, within 60 days of May 16, 2018.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to required withholding taxes), but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, in care of the Secretary, at Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., Financial Engines, Inc.) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to required withholding taxes) specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to required withholding taxes) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company, in care of the Secretary, at Financial Engines, Inc., 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, or by calling our Investor Relations department (408) 498-6040. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold a 2019 annual meeting of stockholders. However, if the merger is not completed, the Company will hold a 2019 annual meeting of stockholders.

As described in the Company’s annual meeting proxy statement for the 2018 annual meeting of stockholders filed on April 6, 2018, any stockholder proposals submitted in accordance with SEC rules must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2018 annual meeting, or December 7, 2018. Proposals we receive after that date will not be included in the proxy statement for the 2019 annual meeting of stockholders. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2019 annual meeting of stockholders will be ineligible for presentation at the 2019 annual meeting of stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of Financial Engines at the principal executive offices of Financial Engines. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than 120 days nor less than 90 days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

Additional information regarding the procedures to submit a stockholder proposal at the 2019 annual meeting, if one will be held, is included in the Company’s proxy statement for its 2018 annual meeting of stockholders, filed on April 6, 2018.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on the Investor page of its website at http://www.financialengines.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. The information provided on our website is not part of this proxy statement, and is not incorporated by reference herein. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at Financial Engines, Inc., Attn: Secretary, 1050 Enterprise Way, 3rd Floor, Sunnyvale, CA 94089, or by calling (408) 498-6000. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	the portions of Financial Engines’ Definitive Proxy Statement for the 2018 annual meeting of stockholders on Schedule 14A filed with the SEC on April 6, 2018, that are incorporated by reference in Financial Engines’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Financial Engines’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; and

•	Financial Engines’ Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on April 30, 2018 and May 2, 2018.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE MERGER OR THE SPECIAL MEETING OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [                ]. YOU SHOULD NOT

ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

Edelman Financial, L.P.,

Flashdance Merger Sub, Inc.

and

Financial Engines, Inc.

Dated as of April 29, 2018

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Terms	Page
Acceptable Confidentiality Agreement	33
Acquisition Proposal	63
Action	64
Advisory Agreement	64
Affiliate	64
Agreement	1
Alternative Acquisition Agreement	32
Book-Entry Shares	5
Bribery Act	14
Business Day	64
Bylaws	3
Cancelled Shares	3
Capitalization Date	9
Cash Equity	25
Certificate	4
Certificate of Merger	2
Change of Recommendation	34
Charter	2
Chosen Courts	59
Client	64
Closing	2
Closing Date	2
Code	7
Commitment Letters	25
Common Stock	9
Company	1
Company Benefit Plan	64
Company Board	1
Company Disclosure Schedule	8
Company Equity Awards	7
Company Group	57
Company Information	28
Company Intellectual Property	65
Company Material Adverse Effect	65
Company Preferred Stock	9
Company Recommendation	10
Company RSU Award	7
Company SEC Documents	11
Company Securities	10
Company Stock Option	7
Company Termination Fee	66
Confidentiality Agreement	41
Continuing Employees	42
Contract	66
Converted Shares	3
D&O Insurance	45
Damage Cap	57
Debt Commitment Letter	25
Debt Financing	25

A-iv

Terms	Page
Definitive Agreements	46
DGCL	1
Dissenting Shares	6
Effective Time	2
Enforceability Exceptions	10
Environmental Laws	66
Equity Commitment Letter	25
Equity Investors	25
ERISA	66
ERISA Affiliate	66
Exchange Act	66
Exchange Fund	4
Excluded Shares	3
FCPA	14
Financing	25
Financing Entities	66
Financing Parties	66
FINRA	67
GAAP	12
Governmental Entity	67
Guarantor	1
HSR Act	67
Indemnified Parties	44
Inquiry	32
Intellectual Property	67
Intervening Event	67
Investment Adviser Subsidiary	67
Investment Advisers Act	67
Knowledge	67
Law	67
Lenders	25
Lien	68
Limited Guarantee	1
Marketing Period	68
Material Contract	18
Materials of Environmental Concern	69
Merger	1
Merger Amounts	26
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	69
NASDAQ	69
Notice of Change of Recommendation	34
OFAC	14
Order	69
Parent	1
Parent Disclosure Schedule	23
Parent Group	56
Parent Material Adverse Effect	23
Parent Termination Fee	69
Paying Agent	4

A-v

Terms	Page
Permits	13
Permitted Liens	69
Person	69
Proxy Statement	36
Real Property Leases	20
Record Holder	69
Regulatory Law	69
Representatives	32
Required Financial Information	48
SEC	70
Securities Act	70
Share	3
Shares	3
Significant Subsidiary	70
Solvent	27
Stockholder Approval	51
Stockholders Meeting	38
Subsidiary	70
Superior Proposal	70
Surviving Corporation	1
Takeover Statute	50
Tax	70
Tax Return	70
Taxes	70
Termination Date	53
Transaction Litigation	42
Undertaking	9
Willful Breach	70

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 29, 2018 (this “Agreement”), by and among Edelman Financial, L.P., a Delaware limited partnership (“Parent”), Flashdance Merger Sub, Inc., a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Financial Engines, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and has approved and declared this Agreement fair and advisable to and in the best interests of its stockholders;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of H&F EFS AIV I, L.P., H&F EFS AIV II, L.P. and H&F Executives VII, L.P. (each, a “Guarantor”) is entering into a limited guarantee in favor of the Company (each, a “Limited Guarantee”), pursuant to which, subject to the terms and conditions contained therein, each Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, shall be an indirect wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Agreement.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place: (a) at 9:00 a.m., New York City time, no later than the third (3rd) Business Day following the satisfaction or waiver (if permissible under applicable Law) of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019; provided, that if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (i) a Business Day during the Marketing Period specified by Parent on no fewer than three (3) Business Days written notice to the Company (it being understood that such date may be conditioned upon the simultaneous consummation of the Debt Financing) and (ii) the first Business Day following the final day of the Marketing Period (subject, in the case of each of the foregoing clauses (i) and (ii), to the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso) or (b) at such other date, time, or place as agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” For the avoidance of doubt, a condition may only be waived in writing by the party or parties entitled to such condition under this Agreement.

Section 1.3. Effective Time. Subject to the terms and conditions hereof, on the Closing Date, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as the parties shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1. Effects of the Merger. The Merger shall have the effects specified in this Agreement and the applicable provisions of the DGCL.

Section 2.2. Certificate of Incorporation. Subject to Section 5.10, at the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended as provided therein or by applicable Law.

Section 2.3. Bylaws. Subject to Section 5.10, at the Effective Time, the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended as provided therein or in the Charter or by applicable Law.

Section 2.4. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.5. Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.6. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holders of any capital stock of the Company or any other Person:

(a) Merger Consideration. Each share of Common Stock (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, Converted Shares and

Dissenting Shares (collectively, “Excluded Shares”)) shall at the Effective Time automatically be cancelled and converted into the right to receive $45.00 per Share in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes pursuant to Section 2.7(g), whereupon such Shares will cease to exist and no longer be outstanding, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.7.

(b) Cancellation of Cancelled Shares; Conversion of Converted Shares. Shares that immediately prior to the Effective Time are held by the Company in treasury or by Parent or Merger Sub (collectively, “Cancelled Shares”) shall at the Effective Time automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Shares that immediately prior to the Effective Time are held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of Parent (other than Merger Sub) (collectively, “Converted Shares”) shall at the Effective Time automatically be converted into such number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7. Payment.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II, and in connection therewith, shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. At or prior to the Effective Time, Parent shall deposit (or shall cause to be deposited) with the Paying Agent in trust for the benefit of the holders of Shares a cash amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as set forth herein. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided, that such investments shall be in short-term obligations of, or guaranteed in full by, the United States of America with maturities no more than thirty (30) days. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation and any amounts in excess of the amounts payable under this Article II shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the aggregate Merger Consideration under this Article II. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(b) Procedures for Surrender.

(i) Common Stock Certificates. As soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the date on which the Effective Time occurs), Parent shall cause the Paying Agent to mail to each Record Holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (each such certificate, a “Certificate”), which Shares were converted into the right to receive the Merger Consideration pursuant to the provisions of this Article II, (A) a letter of transmittal, which shall be in customary form and with such other provisions as Parent and the Company shall reasonably agree, and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) and (B) instructions for effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(e)) to the Paying Agent in exchange for payment of the Merger Consideration for which such Shares have been converted pursuant the provisions of this Article II. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(e)) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable in respect of any Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment has paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate and has established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Taxes have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to the provisions of this Article II into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), Parent shall, or shall cause the Surviving Corporation to, cause the Paying Agent to pay and deliver (after giving effect to any required withholding Taxes as provided in Section 2.7(g)) as soon as reasonably practicable after the Effective Time, the applicable Merger Consideration pursuant to the provisions of this Article II in respect of each Share formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.7(b), each Certificate and Book-Entry Share (other than Excluded Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.6(a). If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the Record Holders of Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any Record Holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent, which shall remain responsible for payment of the Merger Consideration for such Shares as provided in this Article II, without any interest thereon. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person shall be liable to any Record Holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, and if required by Parent in its sole discretion, the posting by such holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent will cause the Surviving Corporation or the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares previously evidenced by such lost, stolen or destroyed Certificate, without any interest thereon.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Converted Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and had become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) reasonably prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands, and any other instruments received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or agree to do any of the foregoing.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable provision of Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8. Company Equity Awards.

(a) Each outstanding option to acquire Shares (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (to the extent unvested) and be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option, multiplied by (ii) the total number of Shares subject to such Company Stock Option, subject to applicable Tax withholding. Any Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall be cancelled for no consideration.

(b) Each restricted stock unit award in respect of a Share (each, a “Company RSU Award” and, together with the Company Stock Options, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time:

(i) if granted prior to the date of this Agreement or held by a non-employee director, become fully vested and nonforfeitable, and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Merger Consideration in respect of each vested Share subject to such Company RSU Award, subject to applicable Tax withholding, or

(ii) if granted after the date of this Agreement as permitted by this Agreement (other than any Company RSU Award granted to a non-employee director), be converted automatically into an award representing the right to receive an amount in cash equal to the Merger Consideration in respect of each Share subject to such Company RSU Award (without interest) on the same schedule, and subject to the same terms and conditions (including with respect to vesting), as were applicable to such Company RSU Award as of immediately prior to the Effective Time.

(c) The Surviving Corporation shall pay the holders of Company Equity Awards the cash payments described in Section 2.8(a) and Section 2.8(b)(i) on or as soon as reasonably practicable after the Closing Date, but in any event within five (5) Business Days thereafter; provided that, notwithstanding anything to the contrary contained in this Agreement, any such delivery of the Merger Consideration in respect of a Company RSU Award that constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(d) Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 2.8.

Section 2.9. Adjustments to Prevent Dilution. In the event that, between the date of this Agreement and the Effective Time, the Company changes the number of Shares issued and outstanding as a result of a reclassification, stock split or reverse stock split, stock dividend or stock distribution, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such change and to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” (to the extent such disclosures are general and cautionary, predictive or forward-looking in nature)) filed with or furnished to the SEC by the Company (including any documents incorporated by reference into any of the Company SEC Documents) since January 1, 2017 and publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement or (b) the disclosure letter delivered by the Company to Parent prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or that the inclusion of such item in the Company Disclosure Schedule is required), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its and its Significant Subsidiaries’ certificate of incorporation and bylaws (or similar organizational documents), in each case as amended and in effect as of the date of this Agreement. The Company is not in violation of any provision of its certificate of incorporation or bylaws.

Section 3.2. Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company and indicates the jurisdiction of organization or formation of each such Subsidiary. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized, validly issued and free of preemptive rights and in the case of corporations are fully paid and nonassessable. All of the outstanding shares of capital stock or equity interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of all Liens, other than Permitted Liens. As of the date hereof, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interest of any nature in, any other Person, other than the Subsidiaries identified in Section 3.2 of the Company Disclosure Schedule.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). At the close of business on April 27, 2018 (the “Capitalization Date”), (i) 63,502,698 shares of Common Stock were issued and outstanding, (ii) 1,676,638 shares of Common Stock were held by the Company in its treasury, (iii) 4,616,018 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, (iv) 2,228,589 shares of Common Stock were reserved for issuance pursuant to outstanding Company RSU Awards and (v) no shares of Company Preferred Stock were issued and outstanding. All outstanding Shares and all Shares reserved for issuance pursuant to Stock Options and outstanding Company RSU Awards as noted in clauses (iii) and (iv) of the foregoing sentence, when issued in accordance with the respective terms of such Stock Options and Company RSU Awards, are or will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in this Section 3.3 and for changes since the Capitalization Date resulting from the exercise, vesting or settlement of Company Stock Options or the vesting or settlement of Company RSU Awards outstanding on the Capitalization Date, as of the date hereof, there are no outstanding or reserved for issuance (i) shares of capital stock or voting securities of the Company, (ii) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote, (iii) securities, options, warrants, calls, rights, commitments, profits interests, stock appreciation rights, phantom stock agreements, arrangements or undertakings of any kind (an “Undertaking”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued or sold, additional shares of capital stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries (or any security convertible or exercisable therefor) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, profits interest, agreement, arrangement or Undertaking (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”) or (iv) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities (other than in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards (which Company Equity Awards are set forth on Section 3.3(d) of the Company Disclosure Schedule or are granted following the date hereof in accordance with this Agreement), including with respect to the satisfaction of Tax withholding, and with respect to Company Stock Options, the payment of the exercise price). No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(c) There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of the Company or any of its Subsidiaries.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of all holders of Company Equity Awards and, with respect to each, the type of award, the date of grant, the exercise price, if applicable, and the number of shares of Common Stock subject to such award.

Section 3.4. Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

(b) The Company Board, at a meeting duly called and held, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (iii) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company and (iv) subject to Section 5.2, resolved to recommend adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”), which resolutions, as of the date hereof, remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

Section 3.5. Consents and Approvals; No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule or as may be required under, and other applicable requirements of, the Exchange Act, the Investment Advisers Act, ERISA, the Code, the HSR Act, the DGCL, the rules and regulations of NASDAQ, the rules and regulations of FINRA, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) subject to obtaining the Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of the Company’s Subsidiaries, (ii) require the Company to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, or acceleration of any right or obligation under, or the loss of a benefit under, any provision of any Material Contract, or result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) and (iii), as would not constitute a Company Material Adverse Effect.

Section 3.6. Company SEC Documents.

(a) Since December 31, 2016, the Company and each of the Investment Adviser Subsidiaries has filed with or furnished to the SEC, on a timely basis, all forms, reports, statements, certifications, schedules and other documents required to be filed with or furnished to the SEC under the Investment Advisers Act, the Securities Act or the Exchange Act (collectively with any amendments thereto, the “Company SEC Documents”). As of their respective filing dates (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Investment Advisers Act, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date so filed (or amended). At the time filed with the SEC (or if amended, as of the date of such amendment), and in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC and the Company with respect to the Company SEC Documents since December 31, 2016. As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents is the subject of active, ongoing SEC review.

(b) The financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or any foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented in all material respects the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances that (i) material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and (ii) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s applicable rules and forms, the Exchange Act and the Securities Act.

(d) The Company, based on its most recent evaluation of internal control over financial reporting, has not identified (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and/or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since December 31, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has, to the Knowledge of the Company, reported in writing evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) Since December 31, 2016, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.7. Absence of Certain Changes or Events.

(a) From December 31, 2017 through the date hereof, except in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and have not taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to clauses (i), (ii), (iv), (viii), (x), (xi), (xiv), (xv) or (xvi) or, solely to the extent related to the foregoing clauses, clause (xix), in each case of Section 5.1(b).

(b) Since December 31, 2017, there has not been a Company Material Adverse Effect.

Section 3.8. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion therein.

Section 3.9. Compliance with Laws; Permits.

(a) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries (i) are, and since December 31, 2016 have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Entity with respect to, and have not been threatened to be charged with or given notice by any Governmental Entity of, any violation of any such Law or Order. Except as would not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity necessary for it to own, lease or operate its properties and assets and to carry on its business as currently conducted (collectively, “Permits”). No default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any such Permit, and neither the Company nor any of its Subsidiaries has received any cease and desist letters or material written inquiries from any Governmental Entity with respect to any such Permit, except, in each case, as would not constitute a Company Material Adverse Effect.

(b) Except as would not constitute a Company Material Adverse Effect, since December 31, 2016, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents or employees acting on the Company’s or its Subsidiaries’ behalf have (i) used any corporate, Company (and/or Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official, in each case in violation of or (ii) otherwise violated, any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), or the UK Bribery Act (the “Bribery Act”). Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the Bribery Act and since December 31, 2016 have maintained such policies and procedures in force. Except as would not constitute a Company Material Adverse Effect, since December 31, 2016, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees acting on the Company’s or its Subsidiaries’ behalf has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable United States or foreign laws. To the Knowledge of the Company, except as would not constitute a Company Material Adverse Effect, (A) none of the Company’s or any of its Subsidiaries’ directors, officers or employees is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and (B) since December 31, 2016, neither the Company nor any of its Subsidiaries has engaged in any business with any Person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable United States sanctions administered by OFAC.

Section 3.10. Tax Matters. Except as would not constitute a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed (after taking into account all applicable extensions) all Tax Returns required to be filed by any of them. All such Tax Returns are true, complete and correct in all respects.

(b) Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes due by any of them (including Taxes required to be withheld from payments to third parties), except for Taxes for which adequate reserves have been established, in accordance with GAAP, in the financial statements included in the Company SEC Documents filed prior to the date hereof.

(c) There are no pending audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries, and no written notification has been received by the Company or any of its Subsidiaries that such an audit, examination, investigation or other proceeding in respect of Taxes is proposed or threatened. No Governmental Entity has asserted in writing any deficiency, claim or proposed adjustment with respect to Taxes of the Company or any of its Subsidiaries, which deficiency, claim or proposed adjustment has not been satisfied by payment, settled or withdrawn.

(d) No claim has been made in writing within the past three (3) years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be required to file Tax Returns in, or subject to income or franchise Tax by that jurisdiction.

(e) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation, sharing or indemnity agreement (other than (A) any Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes and (B) any agreement solely between or among any of the Company and its Subsidiaries) or (ii) is liable for any Taxes of any other Person (other than the Company or its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or as a transferee or successor.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations applicable to, or consented to extend, the time in which any Tax may be assessed or collected by any Governmental Entity or in which any Tax Return may be filed, which waiver or extension is still in effect or which Tax Return has not since been filed.

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two-year period ending on the date of this Agreement (or will constitute such a corporation in the two-year period ending on the Effective Time).

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) To the Knowledge of the Company, each of the Company and its Subsidiaries is legally eligible to elect to be treated as a disregarded entity or may be converted under applicable state law into a single member limited liability company treated as a disregarded entity, in each case, for U.S. federal income tax purposes.

Section 3.11. Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, other than liabilities and obligations (a) reserved against or reflected in the Company’s consolidated balance sheet for the fiscal year ended December 31, 2017 included in the Company SEC Documents (including in the notes thereto), (b) incurred in the ordinary course of business consistent with past practice since December 31, 2017, (c) incurred in connection with the Company’s sale process, including the transactions contemplated by this Agreement, the entry into this Agreement and the performance of the transactions contemplated by this Agreement or (d) that would not constitute a Company Material Adverse Effect.

Section 3.12. Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a

Company Material Adverse Effect. There is no Order imposed upon or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties, rights or assets that constitutes a Company Material Adverse Effect.

Section 3.13. Employees and Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan (or, with respect to any unwritten material Company Benefit Plan, a written description thereof) and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Company Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) a current Internal Revenue Service opinion or favorable determination letter, and (D) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan.

(b) Except as would not constitute a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained in compliance with its terms and with the requirements of applicable Law, (ii) all employer contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP, and (iii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or may rely on a favorable opinion letter issued by the Internal Revenue Service.

(c) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and, during the immediately preceding six (6) years, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 of the Code.

(d) No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than as required by Section 4980B of the Code or other applicable Law.

(e) Except as expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in combination with any other event) (i) entitle any officer, director or employee of the Company or any of its Subsidiaries to severance or termination pay pursuant to a Company Benefit Plan, (ii) accelerate the time of payment or vesting, result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any Company Benefit Plan or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any officer, director or employee of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries, (ii) is a party to or otherwise bound by, or currently negotiating, any collective bargaining agreement or other Contract with a labor union or labor organization or (iii) as of the date hereof is the subject of any material proceeding seeking to compel it to bargain with any labor union or labor organization, nor, to the Knowledge of the Company, is any such proceeding threatened. Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

Section 3.14. Intellectual Property.

(a) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries own, or validly license, or otherwise have the right to use, all Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries substantially as currently conducted. As of the date hereof, no Actions are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability or validity of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property, other than, in each case, as would not constitute a Company Material Adverse Effect.

(b) Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, (i) no Person is violating, misappropriating or infringing any of the Company Intellectual Property, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(c) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve the Company Intellectual Property and to protect and preserve the confidentiality of the trade secrets that comprise any part of the Company Intellectual Property.

(d) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with their respective privacy and security policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer or disclosure of any personal information or data.

(e) Except as would not constitute a Company Material Adverse Effect, (i) no third Person has possession of, or any current or contingent right to access or possess, any material proprietary source code of the Company or any of its Subsidiaries and (ii) the material proprietary software containing proprietary source code of the Company and its Subsidiaries that is distributed or made available to third parties does not incorporate or interact with any “open source” or similar software in a manner that would require the Company or its Subsidiaries to make such source code available to other third parties.

(f) Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, since December 31, 2016, there has been no data security breach of the computers and information technology systems of the Company and its Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.14 are the sole and exclusive representations and warranties of the Company with respect to intellectual property matters.

Section 3.15. Material Contracts.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule or as would not constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach of or default under, nor to the Knowledge of the Company has it received written notice alleging it to be in breach of or default under, the terms of any Material Contract, (ii) to the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract, (iii) each Material Contract is a valid, binding and enforceable obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect, except as limited by the Enforceability Exceptions and (iv) no event has occurred which would result in a breach of or default under any Material Contract (in each case, with or without notice, lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.

(b) A true and complete list of the Material Contracts as of the date hereof is set forth in Section 3.15(b) of the Company Disclosure Schedule. The Company has made available to Parent a true and complete copy of each Material Contract, each as amended to the date hereof. For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all exhibits and schedules thereto), excluding any Company Benefit Plan, to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) any limited liability company, partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(ii) any Contract (other than between or among the Company and any of its Subsidiaries or between or among any of the Subsidiaries of the Company) (x) relating to (A) indebtedness for borrowed money in excess of $2 million, (B) other indebtedness of the Company or its Subsidiaries in excess of $2 million evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (C) any financial guaranty by the Company or its Subsidiaries of indebtedness of any other Person described in clauses (A) or (B), and (D) swaps, options, derivatives and other hedging arrangements entered into by the Company or its Subsidiaries in connection with indebtedness described in clauses (A), (B) or (C) or (y) containing any limitation on the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, give guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries, or incur Liens other than Permitted Liens;

(iii) any Contract that (A) limits the right of the Company or its Subsidiaries to engage or compete in any line of business or to compete or operate in any location, (B) provides for “exclusivity” in favor of any third party or (C) grants any rights of first refusal, rights of first negotiation, or “most favored nation” rights to any third party, in each case in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) that relates to the acquisition or disposition of any business, assets or properties of or by the Company or its Subsidiaries, whether by way of merger, consolidation, purchase of stock or assets or otherwise, and that contains material continuing representations, covenants, indemnities or other obligations of the Company, or (B) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that would reasonably be expected to result in payments in excess of $7 million;

(v) any Contract with (A) each of the ten (10) largest customers of the Company and (B) each of the ten (10) largest commercial vendors of the Company, in each case by dollar amount for the fiscal year ending December 31, 2017;

(vi) any Contract for capital expenditures which requires aggregate future payments in excess of $3 million;

(vii) any Contract under which a Governmental Entity procures or supplies services from the Company;

(viii) each Real Property Lease and any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, office furniture or other personal property, in each case requiring by its terms aggregate payments by the Company or any of its Subsidiaries in excess of $1 million for the 12-month period ending December 31, 2017;

(ix) any Contract involving any resolution or settlement since January 1, 2017 of any actual or threatened Action involving the Company or any of its Subsidiaries involving (A) a payment in excess of

$5 million or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries; and

(x) any Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock of the Company or any of its Subsidiaries.

(xi) any Contract under which the Company or any of its Subsidiaries uses or has the right to use any Intellectual Property licensed from third parties or under which the Company or any of its Subsidiaries grants any third party the right to license or use Company Intellectual Property, in each case that provides for payments by or to the Company and its Subsidiaries of $7 million or more per annum (other than non-exclusive, “off-the-shelf” software licenses); and

(xii) any Contract required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K.

Section 3.16. Real and Personal Property.

(a) The Company owns no real property.

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all leases and subleases pursuant to which the Company or any of its Subsidiaries is a party as of the date hereof with respect to real property leased or subleased by the Company or any of its Subsidiaries (“Real Property Leases”) requiring aggregate annual payments of more than $1 million. Except as would not constitute a Company Material Adverse Effect, the Company or one of its Subsidiaries has valid and enforceable leasehold estates in or other rights to use all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens.

(c) Except as would not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing franchises, easements or licenses of, or valid and enforceable leasehold interests in, all of their material tangible personal properties and assets necessary to carry on their businesses as currently conducted, free and clear of all Liens, except for Permitted Liens.

Section 3.17. Environmental Laws. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Environmental Law, and as of the date hereof neither the Company nor any of its Subsidiaries has received any written notification alleging that it has any material liability or material obligation under any Environmental Law or in connection with any release or threatened release of Materials of Environmental Concern, except to the extent such matter has been fully resolved with the appropriate Governmental Entity.

Section 3.18. Insurance Policies. Except as would not constitute a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policies, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policies. Except as would not constitute a Company Material Adverse Effect, as of the date hereof, the Company has not received any notice of termination, cancellation or non-renewal or material premium increase with respect to any such insurance policy nor, to the Knowledge of the Company, are any of the foregoing threatened, and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.19. Opinion of Financial Advisor. The Company Board has received the opinion of Sandler O’Neill & Partners, L.P., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Shares is fair, from a financial point of view, to such holders. A signed and complete copy of such opinion will promptly be made available to Parent for informational purposes only following receipt thereof by the Company.

Section 3.20. Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than Sandler O’Neill & Partners, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of the engagement letter between the Company and Sandler O’Neill & Partners, L.P. relating to the transactions contemplated by this Agreement, which agreement discloses all fees payable and other material obligations thereunder.

Section 3.21. Takeover Statutes Not Applicable; No Rights Agreement. Assuming the accuracy of the representation and warranty contained in Section 4.9, no “moratorium,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law, including Section 203 of the DGCL, or any similar anti-takeover provision in the certificate of incorporation or bylaws of the Company, is applicable to the transactions contemplated by this Agreement, including the Merger. The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.22. Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any agreement, commitment or transaction with or for the benefit of any Person that is required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that is not so disclosed.

Section 3.23. Certain Regulatory Matters.

(a) Except as would not constitute a Company Material Adverse Effect, since January 1, 2016, the Company and its Subsidiaries have complied with their obligations under ERISA and have no liability for any violation of Section 406 of ERISA or Section 4975 of the Code.

(b) Each of the Investment Adviser Subsidiaries is, and at all times required by the Investment Advisers Act since January 1, 2016 has been, duly registered as an investment adviser under the Investment Advisers Act.

(c) To the Knowledge of the Company each employee of the Company and its Subsidiaries that is required to be registered as an “investment adviser representative” under applicable Law is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not constitute a Company Material Adverse Effect.

(d) Neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, the “persons associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “a person associated” with a registered investment adviser, and there is no proceeding pending and served by any Governmental Entity, which would result in the ineligibility of the Company or any Subsidiary of the Company, or, to the Knowledge of the Company any “person associated” with any of them to serve in any such capacity, except, in each case, where any such ineligibility or proceeding would not constitute a Company Material Adverse Effect.

(e) Except as would not constitute a Company Material Adverse Effect, each Advisory Agreement is a valid and binding agreement of each Investment Adviser Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(f) The Company has made available or delivered to Parent, all material correspondence received by the Company or its Subsidiaries since January 1, 2016 relating to any inquiry, examination or investigation by any Governmental Entity regarding the Company, any of the Subsidiaries of the Company, and any “persons associated” (as defined in Section 202(a)(17) of the Investment Advisers Act or Section 3(a)(18) of the Exchange Act (as applicable)) with the Company or such Subsidiaries during such time, that is or was a broker or dealer or an investment adviser.

(g) Except as would not constitute a Company Material Adverse Effect, none of the Investment Adviser Subsidiaries is prohibited from providing investment management services, or from charging fees therefor, under Rule 206(4)-5 promulgated under the Investment Advisers Act.

Section 3.24. Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Confidential Information (as defined in the Confidentiality Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being acknowledged and agreed that (i) disclosure of any item in any section or subsection of the Parent Disclosure Schedule, whether or not an explicit cross reference appears, shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure, and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Parent Material Adverse Effect or that the inclusion of such item in the Parent Disclosure Schedule is required), Parent and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:

Section 4.1. Organization. Parent is a limited partnership and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its respective jurisdiction of organization and each has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not constitute a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, a “Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that, individually or in the aggregate, materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent or Merger Sub from consummating the Merger prior to the Termination Date. Parent has made available to the Company true, complete and correct copies of the organizational or governing documents of Parent and Merger Sub, in each case as amended and in effect as of the date of this Agreement. Except as would not constitute a Parent Material Adverse Effect, neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws (or similar organization documents).

Section 4.2. Merger Sub.

(a) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned indirectly by Parent (through wholly owned subsidiaries of Parent) free and clear of all Liens.

(b) Merger Sub has been formed solely for the purpose of the Merger and, prior to the Effective Time, will have engaged in no other business activities and will have owned no assets and incurred no liabilities or obligations other than in connection with the transactions contemplated hereby and activities incidental to its formation.

Section 4.3. Authority. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary actions on the part of each of Parent and Merger Sub. Concurrently with the execution of this Agreement, the sole stockholder of Merger Sub has adopted this Agreement and approved the Merger and the other transactions contemplated hereby, and no other actions on the part of Parent or Merger Sub or any other Subsidiary of Parent are necessary to authorize the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due and valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 4.4. Consents and Approvals; No Violations. Except as set forth in Section 4.4 of the Parent Disclosure Schedule or as may be required under, and other applicable requirements of, the Exchange Act, the Investment Advisers Act, the HSR Act, the DGCL, the rules and regulations of NASDAQ, the rules and regulations of FINRA, state securities laws, and foreign and supranational laws relating to antitrust and competition clearances and other applicable Regulatory Laws, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub or any other Subsidiary of Parent, (ii) require Parent or Merger Sub or any other Subsidiary of Parent to make any notice to, or filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity of competent jurisdiction, or (iii) assuming compliance with the matters referred to in clause (ii), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, require any consent by any Person under, constitute a default, or an event that, with or without notice, lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation under, or the loss of a benefit under, any provision of any Contract to which Parent or Merger Sub or any other Subsidiary of Parent is a party, or result in the creation or imposition of any Lien on any asset of Parent or Merger Sub or any other Subsidiary of Parent, with such exceptions, in the case of each of clauses  (ii) and (iii), as would not constitute a Parent Material Adverse Effect.

Section 4.5. Information Supplied. None of the written information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or its Subsidiaries.

Section 4.6. Litigation. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties, rights or assets that constitutes a Parent Material Adverse Effect. There is no Order imposed upon or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) or any of their properties, rights or assets that constitutes a Parent Material Adverse Effect.

Section 4.7. Financing.

(a) Parent is party to and has accepted a fully executed commitment letter, dated April 29, 2018 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed commitment letter, dated April 29, 2018 (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from (i) Hellman & Friedman Capital Partners VIII, L.P., (ii) Hellman & Friedman Capital Partners VIII (Parallel), L.P., (iii) HFCP VIII (Parallel-A), L.P., (iv) H&F Executives VIII, L.P. and (v) H&F Associates VIII, L.P. (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to in this Agreement as the “Financing.”

(c) Parent and Merger Sub have delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event adversely affect the availability, conditionality, enforceability or amount of the Financing.

(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the total amount of the Financing, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis all of the terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent or Merger Sub have knowledge that any of the Lenders or the Equity Investors will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated by the Commitment Letters (other than original issue discount provisions as part of the “flex” terms in the fee letter relating to the Debt Commitment Letter).

(e) The Financing, when funded in accordance with the Commitment Letters, will, together with available cash at the Company and its Subsidiaries and other available cash or other funds of Parent and its Subsidiaries, in the aggregate, provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters, including the payment of the Merger Consideration, any payments pursuant to Section 2.8, payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Merger Amounts”).

(f) As of the date of this Agreement, the Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, of all the other parties thereto, except as limited by the Enforceability Exceptions, and are in full force and effect. As of the date of this Agreement, (i) no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or failure to satisfy a condition by Parent or Merger Sub under the terms and conditions of the Commitment Letters, and (ii) assuming satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Sections 6.1 and 6.2, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied by Parent or Merger Sub, as applicable, on a timely basis or that the Financing will not be available to Parent on the Closing Date. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. As of the date hereof, (x) none of the Commitment Letters has been modified, amended or altered and (y) none of the respective commitments under any of the Commitment Letters has been withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. To the Knowledge of Parent, no modification of, or amendment to, the Commitment Letters is currently contemplated except for the addition as parties to the Debt Commitment Letter of Lenders, lead arrangers, bookrunners, agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof.

(g) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.8. Limited Guarantees. Concurrently with the execution of this Agreement, each Guarantor has delivered to the Company a true, complete and correct copy of its duly executed Limited Guarantee. Each Limited Guarantee is (assuming the due and valid authorization, execution and delivery of such Limited Guarantee by the Company) in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of the applicable Guarantor, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Guarantor under any Limited Guarantee.

Section 4.9. Share Ownership. As of the date hereof and at all times prior to the time that is immediately prior to the Effective Time, neither Parent nor any of its Subsidiaries (including Merger Sub) is or will be the beneficial owner of any Shares.

Section 4.10. Brokers. No broker, finder, investment banker, financial advisor or other similar Person, other than those, the fees and expenses of which will be paid by Parent or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 4.11. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, (ii) (a) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (b) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects, and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries that have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger

Consideration and the other Merger Amounts, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.11, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (b) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (c) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.11, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.11, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.

Section 4.12. Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 4.13. No Other Company Representations or Warranties.

(a) Each of Parent and Merger Sub acknowledges that (i) it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired, requested or required to review, (ii) it and its Representatives have had reasonable opportunity to meet with the management of the Company and to discuss the business and assets of the Company, (iii) it and its Representatives have been afforded the opportunity to ask questions of and receive answers from personnel of the Company and (iv) it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, its Affiliates (including Merger Sub) and their respective Representatives (and has not relied on any representation, warranty or other statement made by the Company or any Person on behalf of the Company or any of its Subsidiaries), except for the representations and warranties expressly set forth in Article III (which includes exceptions set forth therein and in the Company Disclosure Schedule), and that all other representations and warranties, express or implied, are specifically disclaimed. Except for the representations and warranties expressly set forth in Article III (after taking into account exceptions set forth therein and in the Company Disclosure Schedule), neither the Company nor any other Person shall be subject to any liability to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, or any such Person’s use of or reliance on, such information, including any Confidential Information (as defined in the Confidentiality Agreement) or presentation materials delivered to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives in the due diligence materials provided to Parent, its Affiliates (including Merger Sub) or any of their respective Representatives, including in any “data room,” management presentation (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement (collectively, the “Company Information”). Without limiting the foregoing, except for the representations and warranties expressly set forth in Article III, the Company makes no representation or warranty, express or implied, to Parent or Merger Sub or any other Person with respect to (i) the information set forth in the Company Information, (ii) any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Company Information or (iii) any other information concerning the Company, any of its Subsidiaries or the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business by the Company Pending the Merger.

(a) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers and other third parties with whom the Company and its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters permitted by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision of Section 5.1(b).

(b) From and after the date hereof and prior to the Effective Time or the earlier termination of this Agreement, except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or (iv) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or equity interests, except for (A) regular quarterly cash dividends of up to $0.08 per share with a declaration date, record date and payment date each being consistent with the Company’s past quarterly dividend practice and (B) dividends or distributions by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company;

(ii) other than in the case of wholly owned Subsidiaries, split, combine, subdivide, adjust, amend the terms of or reclassify any of its capital stock or equity interests;

(iii) issue, deliver, sell, pledge, grant, transfer or otherwise encumber any shares of its capital stock or other equity securities or any option, warrant or other right to acquire or receive any shares of its capital stock or other equity securities, or redeem, purchase or otherwise acquire any shares of its capital stock or other equity securities, other than (A) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement or granted in accordance with this Agreement, including with respect to the satisfaction of Tax withholding and, with respect to Company Stock Options outstanding as of the date of this Agreement or granted in accordance with this Agreement, the payment of the exercise price, (B) the issuance of any shares of capital stock or equity interests to the Company or any wholly owned Subsidiary of the Company and (C) the grant of any Liens to secure obligations of the Company or any of its Subsidiaries in respect of any indebtedness permitted under clause (viii) below;

(iv) amend the certificate of incorporation or bylaws of the Company or amend other similar organizational documents of any of its Subsidiaries, except, in the case of Subsidiaries, for amendments that would not be materially adverse to the Company or adversely impact the transactions contemplated hereby;

(v) other than (A) acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice, (B) pursuant to transactions that would be permissible under clause (vii) below or as otherwise set forth in Section 5.1(b)(v) of the Company Disclosure Schedule, or (C) in transactions among wholly owned Subsidiaries of the Company, acquire (by merger, consolidation, purchase of stock or assets or otherwise) any entity, business or assets that constitute a business or division of any Person or make any investments in or loans or capital contributions to any other Person (other than the Company or any of its wholly owned Subsidiaries), in each case for an amount in excess of $6 million individually or $15 million in the aggregate;

(vi) other than contemplated by the capital budget of the Company made available to Parent prior to the date hereof, make any capital expenditures that exceed $3 million in the aggregate;

(vii) other than in the ordinary course of business consistent with past practice or in transactions among wholly owned Subsidiaries of the Company, sell, lease, license, allow the expiration or lapse of (with respect to Intellectual Property registration or applications), encumber (other than Liens securing Indebtedness permitted under clause (viii) below or Permitted Liens) or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) any entity, business or assets for a purchase price or, if no purchase price is received, with a value, in excess of $6 million individually or $15 million in the aggregate;

(viii) create, incur, assume or otherwise be liable with respect to, or modify the terms of, any indebtedness for borrowed money in an amount in excess of $6 million individually or $15 million in the aggregate, excluding (A) indebtedness solely among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (B) pursuant to the terms of the Contracts set forth on Section 5.1(b)(viii) of the Company Disclosure Schedule, or (C) to finance acquisitions or investments permitted under clause (v) above; provided, however, that any indebtedness incurred or modified in accordance with this Section 5.1(b)(viii) shall not reasonably be expected to adversely affect the ability of Parent or Merger Sub to consummate the Financing;

(ix) other than in the ordinary course of business consistent with past practice, renew or extend, materially amend or terminate, or waive any material right, remedy or default under, any Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Material Contract, in each case of the types referred to in clauses (i), (iii), (iv), (v), (vii), (x) or (xii) of Section 3.15(b), other than entering into any Contract solely to the extent effecting a capital expenditure acquisition, disposition, or other transaction permitted by this Section 5.1(b);

(x) merge, combine or consolidate the Company or any of its Subsidiaries with and into any other Person, other than, in the case of any Subsidiary of the Company, to effect any acquisition permitted by clause (v) or any disposition permitted by clause (vii) and other than transactions solely among wholly owned Subsidiaries of the Company;

(xi) adopt or enter into a plan of complete or partial liquidation, restructuring, capitalization, reorganization or dissolution (other than with respect to or among wholly owned Subsidiaries of the Company);

(xii) waive, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $4 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof), and (B) that do not impose any material restrictions on the operations or businesses of the Company or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(xiii) except as required by any Company Benefit Plan, (A) increase the compensation or severance benefits of any director, officer, individual independent contractor or employee of the Company or any of its Subsidiaries, except for increases in base salary and payments of cash incentive compensation, in each case, in the ordinary course of business consistent with past practice, (B) adopt any material new employee benefit plan or arrangement or materially amend, modify or terminate any existing Company Benefit Plan, in each case, other than (1) as would not materially increase the cost to the Company or its Subsidiaries or (2) offer letters that are entered into in the ordinary course of business consistent with past practice with newly hired employees and that do not provide for any severance benefits, (C) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Benefit Plan, (D) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries or enter into any collective bargaining agreements or (E) hire or terminate the employment or services of any executive officer of the Company, other than a termination for cause or due to permanent disability;

(xiv) make any change in financial accounting methods, principles, policies or practices of the Company or any of its Subsidiaries, except insofar as may be required by GAAP (or any interpretation or enforcement thereof) or applicable Law;

(xv) (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended material Tax Return that would result in a change in Tax liability, taxable income or loss, (D) adopt or change any method of Tax accounting or annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax liability, (F) agree to extend the statute of limitations in respect of any material amount of Taxes or (G) surrender any right to claim a material Tax refund;

(xvi) guarantee any indebtedness of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing;

(xvii) enter into any new line of business outside of the Company’s and its Subsidiaries’ existing businesses on the date of this Agreement;

(xviii) adopt a shareholder rights plan or “poison pill”; or

(xix) agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the foregoing.

(c) Except as expressly contemplated by this Agreement, none of Parent, Merger Sub or the Company shall take or permit any of their respective Subsidiaries to take any action that could reasonably be expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Merger and the other transactions contemplated hereby.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2. Acquisition Proposals.

(a) Except as permitted by this Section 5.2, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their directors, officers, employees, other Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (an “Inquiry”), (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry or that would reasonably be expected to lead to an Acquisition Proposal, or provide any access to its properties, books or records or any non-public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal (an “Alternative Acquisition Agreement”), (iv) approve, endorse, declare advisable or recommend any Acquisition Proposal, (v) take any action to make the provisions of any Takeover Statute or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company inapplicable to any transactions contemplated by any Acquisition Proposal or (vi) authorize, commit to, agree or publicly propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their directors, officers and employees and shall instruct its Affiliates and other Representatives to, (x) immediately cease all solicitations, discussions and negotiations with any other Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof and request that each such Person promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such Acquisition Proposal and (y) not terminate, amend, release or modify any provision of any standstill agreement to which it or any of its Subsidiaries is a party, except that the Company may grant a limited waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board so long as the Company promptly (and in any event within twenty-four (24) hours thereafter) notifies Parent thereof (including the identity of such counterparty (except to the extent prohibited by any Contract in effect as of the date hereof)) after granting any such limited waiver, amendment or release as provided in Section 5.2(e).

(b) Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, at any time following the date hereof and prior to the time the Stockholder Approval is obtained, if the Company receives a written unsolicited and bona fide Acquisition Proposal that did not result from a breach of this Section 5.2, the Company and its Representatives may contact the Person or group of Persons making such Acquisition Proposal to clarify the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, and may (i) provide information to such Person or group of Persons (including their respective Representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an executed confidentiality agreement containing terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not contain any standstill or similar provision (an “Acceptable Confidentiality Agreement”); provided, that the Company shall make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub substantially concurrently (and in any event within twenty-four (24) hours thereafter), and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described in clause (i) or (ii) above, (A) the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (B) the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.2(b), including any public announcement that the Company or the Company Board has made any determination required under this Section 5.2(b) to take or engage in any such actions (provided that the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure), shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4.

(c) Except as set forth in this Section 5.2(c) or in Section 5.2(d), neither the Company Board nor any committee thereof shall (1) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in each case in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Proxy Statement, (3) adopt, approve or recommend or endorse or otherwise declare advisable, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (4) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of the public disclosure of an Acquisition Proposal (other than of the type referred to in the following clause (5)) with any Person other than Parent and Merger Sub (provided that if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such public disclosure, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held) or (5) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or if the Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly and in any event prior to the date which is two (2) Business Days before the date on which the Stockholders Meeting is scheduled to be held) (any of the foregoing, a “Change of Recommendation”); provided, that any communication made in accordance with Section 5.2(d)(ii), or the failure by the Company Board to take a position with respect to an Acquisition Proposal referred to in the preceding clause (4) or a tender offer or exchange offer referred to in the preceding clause (5), shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or the public disclosure of such Acquisition Proposal, as applicable (or such earlier time as referenced above). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the time the Stockholder Approval is obtained, the Company Board may (x) effect a Change of Recommendation contemplated by clauses (1) or (2) of the definition thereof if, upon the occurrence of an Intervening Event, the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law or (y) if the Company receives after the date hereof an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal and such Acquisition Proposal did not result from a material breach by the Company of this Section 5.2, effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a) in order to enter into an Alternative Acquisition Agreement providing for such Superior Proposal, and, in the case of either clause (x) or (y):

(i) the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, that it intends to effect a Change of Recommendation (a “Notice of Change of Recommendation”) and/or terminate this Agreement pursuant to Section 7.3(a), which notice shall specify in reasonable detail the basis for the Change of Recommendation and/or termination and (A) in the case of a Superior Proposal, the identity of the Person or group of Persons making such Superior Proposal and the material terms thereof along with a copy of any proposed agreement in respect of such Superior Proposal (or, if there is no such proposed agreement, a written summary of the material terms and conditions of such Superior Proposal); or (B) in the case of an Intervening Event, reasonable detail regarding the Intervening Event;

(ii) after providing such notice and prior to effecting such Change of Recommendation and/or terminating this Agreement pursuant to Section 7.3(a), the Company shall have negotiated, and shall have caused its Representatives to be available to negotiate, with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such three (3) Business Day period to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company to effect a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.3(a); and

(iii) following the end of such three (3) Business Day period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and, with respect to clause (A) below, its financial advisor, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to be a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect a Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.

Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new Notice of Change of Recommendation and the Company shall be required to comply again with the requirements of clauses (i)-(iii) above; provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Parent of any such new Notice of Change of Recommendation.

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law or NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to stockholders of the Company, including any such similar communication in response to an Acquisition Proposal that is not a tender offer or exchange offer); provided, however, that (x) except as provided in the next sentence, any disclosure made as permitted under clause (i) of this Section 5.2(d) (other than any “stop-look-and-listen” or similar communication) that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms the Company Recommendation in connection with such disclosure, and (y) neither the Company nor the Company Board (nor any committee thereof) shall be permitted to recommend any Acquisition Proposal (including that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal) or otherwise effect a Change of Recommendation with respect thereto, except as permitted by Section 5.2(c). It is understood and agreed that any “stop-look-and-listen” or similar communication permitted under clause (ii) of this Section 5.2(d) made prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if earlier, no fewer than two (2) Business Days prior to the date on which the Stockholders Meeting is scheduled to be held) shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.4. The Company shall in no event be deemed to violate this Section 5.2 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.2.

(e) The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent orally and in writing if, from and after the date hereof, any Acquisition Proposal or Inquiry (including any request for non-public information in connection therewith) is received by the Company, any of its Subsidiaries or any of its or their Representatives, indicating (except to the extent prohibited by applicable Law or Contract in effect as of the date hereof) the identity of the Person or group of Persons making such Acquisition Proposal, Inquiry or request and the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written Inquiries and any proposed agreements related thereto). Without limiting the foregoing, the Company shall (x) promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing (i) if the Company determines to begin providing non-public information or to engage in negotiations or discussions concerning an Acquisition Proposal in accordance with Section 5.2(b) and (ii) thereafter of any change to the financial and other material terms and conditions of any Acquisition Proposal, and (y) otherwise keep Parent reasonably informed of the status and material terms of any such Inquiry, Acquisition Proposal, discussions or negotiations on a reasonably current basis, including by providing a copy of all proposals, offers or drafts of proposed agreements. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

Section 5.3. Proxy Statement.

(a) As promptly as reasonably practicable after the date hereof (and in any event within twenty (20) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings. Except as permitted by Section 5.2, the Proxy Statement shall include the Company Recommendation; provided, that if the Company Board shall have effected a Change of Recommendation in accordance with Section 5.2, then in submitting this Agreement to the Company’s stockholders, the Company Board may submit this Agreement to the Company’s stockholders without the Company Recommendation, in which event the Company Board may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. Parent agrees to provide or cause to be provided all information with respect to itself, its Affiliates and their respective Representatives as may be reasonably requested by the Company for inclusion in the Proxy Statement and any such other filings.

(b) Each party shall as promptly as reasonably practicable notify the other parties of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other party copies of all written correspondence with the SEC with respect to the Proxy Statement or the transactions contemplated hereby. The Company and Parent shall each use its reasonable best efforts to (i) promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith and (ii) have the Proxy Statement cleared by the SEC staff as soon as reasonably practical after such filing. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) provide Parent with an opportunity to review and comment on (which comments shall be made promptly) such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent.

(d) If, at any time prior to the receipt of the Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, as the case may be, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. Nothing in this Section 5.3(d) shall limit the rights or obligations of any party under any other paragraph of this Section 5.3.

(e) All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

Section 5.4. Stockholders Meeting.

(a) Subject to Section 5.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournment or postponement thereof as permitted by this Section 5.4, the “Stockholders Meeting”) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC to consider and vote upon the adoption of this Agreement; provided, that the Company may postpone or adjourn to a later date the Stockholders Meeting (i) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time to solicit additional proxies if the Company has not received proxies representing a sufficient number of shares of Common Stock to adopt this Agreement, whether or not a quorum is present, (iv) if required by applicable Law or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure if, in the good faith judgment of the Company Board (after consultation with outside legal counsel), the failure to do so would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law; provided, further, that in no event shall the Stockholders Meeting be postponed or adjourned beyond the date that is five (5) Business Days prior to the Termination Date without the prior written consent of Parent. Unless there has been a Change of Recommendation pursuant to Section 5.2, the Company shall use its reasonable best efforts to lawfully obtain the Stockholder Approval, including actively soliciting proxies in favor of the adoption of this Agreement at the Stockholders Meeting. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any other Acquisition Proposal.

(b) The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent and shall provide such information and reasonable cooperation as Parent may reasonably request in connection therewith. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company shall remain obligated to provide the information and cooperation described in the immediately preceding sentence and duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that maybe required by applicable Law) to the Company’s stockholders in accordance with Section 5.3 and this Section 5.4, notwithstanding any Change of Recommendation.

Section 5.5. Reasonable Best Efforts; Filings; Other Actions.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent, Merger Sub and their respective Subsidiaries shall each use their reasonable best efforts to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing (and, in the case of Parent, to use reasonable best efforts to cause the Equity Investors and their Affiliates to assist and cooperate as necessary or appropriate with the other parties), all things necessary, proper or advisable under this Agreement or applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including to (i) obtain from any Governmental Entities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, expirations or terminations of waiting periods, permits or orders required to be obtained by the Company, Parent or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) make all registrations, filings, notifications or submissions which are necessary or advisable with respect to this Agreement and the Merger under (A) any applicable federal or state securities Law, (B) the HSR Act and any other applicable Regulatory Law and (C) any other applicable Law, (iii) defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract; provided, further, that without the prior written consent of Parent, neither the Company nor its Subsidiaries shall pay or commit to pay to any third party whose consent or approval is being solicited any amount of cash or other consideration , make any commitment or incur any liability or other obligation in connection therewith (in each case of this proviso other than filing fees in connection with the actions described in the preceding clause (ii), reimbursements for reasonable out-of-pocket costs and expenses incurred by any such third party in connection with obtaining its consent or approval, or de minimis cash or other consideration). Notwithstanding anything to the contrary contained in this Agreement, all obligations of the Company, Parent and Merger Sub to obtain the Financing or any other financing for the transactions contemplated hereby shall be governed exclusively by Sections 5.12 and 5.13, and not this Section 5.5.

(b) In furtherance and not in limitation of this Section 5.5, each party hereto agrees to make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within five (5) Business Days), to make, or cause to be made, all filings and authorizations, if any, required under any other applicable Regulatory Law as promptly as reasonably practicable after the date hereof, and to supply, or cause to be supplied, as promptly as reasonably practicable any additional information and material that may be requested by a Governmental Entity pursuant to any Regulatory Law. In furtherance and not in limitation of the foregoing, the parties shall request and use reasonable best efforts to obtain early termination of the waiting period under the HSR Act, and no party shall agree to extend any waiting period under any Regulatory Law applicable to or commit not to consummate any of the transactions contemplated by this Agreement without the prior written consent of all other parties.

(c) In furtherance and not in limitation of this Section 5.5, the Company shall (and cause its Subsidiaries to) and Parent shall (and cause its Subsidiaries to) and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law. If any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company shall (and cause its Subsidiaries to), Parent shall (and cause its Subsidiaries to) and Merger Sub shall cooperate in all respects and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. In furtherance and not in limitation of the foregoing, each party shall, and, in the case of the Company or Parent, shall cause each of their respective Subsidiaries to, (x) negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or any of its Subsidiaries, or of the Company or any of its Subsidiaries, and (y) otherwise take or commit to take any actions that after the Closing Date limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more businesses, product lines or assets of Parent or any of its Subsidiaries (including the Surviving Corporation), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order which would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Termination Date; provided, that the Company will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on the Company only if and when the Closing occurs.

(d) In furtherance and not in limitation of this Section 5.5, each of the Company, Parent and Merger Sub shall (i) subject to any restrictions under any Regulatory Law, promptly notify each other of any communication to that party from any Governmental Entity with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other parties to review in advance any proposed material communication to any Governmental Entity, (ii) unless required by applicable Law, not agree to participate in any meeting or teleconference with any Governmental Entity in respect of any filing, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat, (iii) subject to any restrictions under any Regulatory Law, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Subsidiaries and their respective Representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding any documents and communications which are subject to the attorney-client privilege or other privilege or trade secret protection or the work product doctrine), and (iv) furnish the other parties with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law; provided, however, that the parties may, as each deems advisable, reasonably designate competitively sensitive material provided under this Section 5.5 or any other section of this Agreement as “outside counsel only material”. Notwithstanding anything to the contrary in this Section 5.5, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications, or other competitively sensitive material.

(e) In furtherance and not in limitation of this Section 5.5, the Company, shall, to the extent required by applicable Law or Contract, within 20 Business Days after the date hereof, inform each Client in writing of the transactions contemplated by this Agreement by sending such Client a notice thereof, in form and substance reasonably satisfactory to the Company and Parent, and use reasonable best efforts to seek such Client’s consent to any “assignment” (as defined in the Investment Advisers Act) of its applicable Advisory Agreement (and for the avoidance of doubt, unless affirmative consent is required by the applicable Advisory Agreement, such consent may take the form of implied or negative consent).

Section 5.6. Access and Reports.

(a) Subject to applicable Law, from and after the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries to, afford to Parent, Merger Sub and each of their Representatives (including, to the extent requested by Parent, the Lenders), reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities, books, Contracts and records; provided, that (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) any inspection or any information that would violate any of its obligations with respect to confidentiality in effect as of the date hereof, (B) any information that is subject to attorney-client privilege or other privilege or trade secret protection or the work product doctrine, (C) information that in the reasonable opinion of the Company would result in a breach of a Contract to which the Company or any of its Subsidiaries are bound as of the date hereof or (D) information related to the Company’s sale process, including any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Company Board (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement (access to the information described in this clause (D) shall be governed by Section 5.2), (ii) any such investigation shall be conducted in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries or otherwise result in any undue burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties and (iii) no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, that the Company shall use its reasonable best efforts to allow for any access or disclosure in a manner that does not result in the effects set out in clauses (i)(A), (i)(B) or (i)(C), including by making appropriate substitute arrangements.

(b) Each of Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub or their respective Representatives, financing sources or Affiliates in connection with the transactions contemplated by this Agreement in accordance with that certain letter agreement, dated December 19, 2017, between Hellman & Friedman Advisors LLC and the Company (as amended or otherwise modified from time to time, the “Confidentiality Agreement”) as if all such documents and information were Confidential Information (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub as if they were direct parties thereto.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) of any Actions commenced against such party or any of its Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (iii) if such party becomes aware of the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.6(c) shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any party hereto.

Section 5.7. Publicity; Communications. The initial press release regarding the Merger shall be a joint press release by the Company and Parent and thereafter (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.2) each party shall consult with the other parties, and give each other the opportunity to review and comment, prior to issuing any press releases or otherwise making public announcements or filings with respect to the Merger or any of the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with NASDAQ (in which case, such party shall, to the extent practicable, use commercially reasonable efforts to consult with the other parties before issuing such press release or making such public announcement or filing).

Section 5.8. Employee Benefits.

(a) During the period commencing on the Closing Date and ending on the first anniversary thereof, Parent shall, or shall cause its applicable Subsidiary to, provide each employee of the Company and its Subsidiaries who continues in employment with Parent, the Surviving Corporation or their Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or regular hourly wage (whichever is applicable) and a short-term cash incentive compensation opportunity, that, in each case, is not less than the base salary or regular hourly wage and short-term cash incentive compensation opportunity in effect for, or available to, the applicable Continuing Employee as of immediately prior to the Effective Time, and (ii) other compensation opportunities (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits) that are, in each case, substantially similar in the aggregate to the other compensation (excluding any equity award or other long-term compensation opportunities) and employee benefits (excluding any severance-related benefits), respectively, provided or available to the applicable Continuing Employee as of immediately prior to the Effective Time. Effective as of the Effective Time, the Surviving Corporation hereby expressly assumes the Company Benefit Plans and agrees to perform the obligations of the Company thereunder in accordance with the terms and conditions thereof.

(b) During the period commencing on the Closing Date and ending on the first anniversary thereof, the Surviving Corporation shall provide each Continuing Employee whose employment is terminated by Parent or one of its Subsidiaries with severance benefits and on terms and conditions, in each case, that are no less favorable than the severance benefits and protections provided to each such Continuing Employee as of immediately prior to the Effective Time as set forth in Section 5.8(b) of the Company Disclosure Schedule (or, if greater, those applicable to similarly situated employees of Parent and its Subsidiaries pursuant to any broad-based severance program).

(c) Parent will cause any employee benefit plans of Parent and its Subsidiaries in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan or as would result in a duplication of benefits), service prior to the Effective Time by such employees to the Company and its Subsidiaries (and any predecessors) as if such service were with Parent or its Subsidiaries.

(d) With respect to any employee benefit plans maintained by Parent and its Subsidiaries for the benefit of the Continuing Employees following the Closing Date Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) waive any eligibility requirements or pre-existing condition limitations or waiting period requirements with respect to any such plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee to the same extent waived under the analogous Company Benefit Plan prior to the Closing Date, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to any eligible expenses paid by such employees during the calendar year in which the Effective Time occurs (or such later date on which a Continuing Employee commences participation in any new plan of the Surviving Corporation and its Subsidiaries) under analogous Company Benefit Plans.

(e) Parent shall, or shall cause its applicable Subsidiary to, pay to each Continuing Employee who remains employed through December 31, 2018 (whether or not employed on the payment date), an annual incentive bonus in respect of 2018, payable no later than March 15, 2019, equal to the bonus that such employee would have earned based upon actual performance through December 31, 2018; provided, however, that actual performance shall be determined in a manner that is consistent with the Company’s past practice and shall exclude any costs and expenses associated with the transactions contemplated by this Agreement or any nonrecurring charges that would not reasonably be expected to have been incurred by the Company and its Subsidiaries had the transactions contemplated by the Agreement not occurred. Each Continuing Employee whose employment is terminated on or after the Closing Date and before December 31, 2018 in a severance-qualifying termination (as defined in Section 5.8(b) of the Company Disclosure Schedule) will be entitled to receive a prorated bonus in respect of 2018 equal to the product of (A) such Continuing Employee’s target bonus opportunity, multiplied by (B) a fraction, the numerator of which is the number of days from January 1, 2018 through the date of such Continuing Employee’s termination of employment and the denominator of which is 365.

(f) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.9, nothing in this Section 5.8 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.9. Expenses. Except as otherwise provided in this Agreement or each Limited Guarantee, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that all filing fees under the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by Parent.

Section 5.10. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries, and each fiduciary of a Company Benefit Plan (collectively, together with such person’s heirs, executors or administrators, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, related to or in connection with any action or omission occurring or alleged to have occurred whether prior to or at the Effective Time (including in connection with such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or a fiduciary of a Company Benefit Plan or services performed by such persons at the request of or for the benefit of the Company or its Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification, exculpation or advancement right of any Indemnified Party. Without limiting the foregoing, Parent, for a period of six (6) years from and after the Effective Time, shall, unless otherwise prohibited by applicable Law, cause the Charter and the Bylaws to contain provisions no less favorable to the Indemnified Parties with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party. In addition, from and after the Effective Time, each of Parent and the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.10(a), upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 5.10(a), except to the extent such failure to notify materially prejudices the Surviving Corporation.

(b) Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and, following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain with reputable and financially sound carriers) the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall the Company or the Surviving Corporation be required to expend for any such policies pursuant to this Section 5.10(b) an annual premium amount in excess of 300% of the aggregate of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

(c) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, proper provisions shall be made so that such surviving or acquiring Person(s), as the case may be, shall assume all of the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries, under any applicable Contracts or Laws or otherwise. All rights to indemnification, exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party (whether asserted or claimed prior to, at, or after the Effective Time) as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries or any Contract or otherwise between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect (and shall be so maintained) and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11. Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12. Financing.

(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) as promptly as possible (taking into account the expected timing of the Marketing Period) but in any event on or prior to the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts with respect to (i) causing the Equity Investors to maintain in effect the Equity Commitment Letter, (ii) maintaining in effect the Debt Commitment Letter, (iii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or, if available, on other terms that (A) are acceptable to Parent in its sole discretion, (B) would not reasonably be expected to delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of Parent to consummate the transactions contemplated hereby and (C) would otherwise be permitted by Section 5.12(b), and (iv) taking into account the expected timing of the Marketing Period, satisfying (or, if reasonably required to obtain the Financing, seeking the waiver of) on a timely basis all conditions in the Debt Commitment Letters and the Definitive Agreements that are within the control of Parent or Merger Sub and complying with its obligations thereunder. In the event that all conditions contained in the Debt Commitment Letter or the Definitive Agreements (other than the consummation of the Merger and other than the availability of the Cash Equity and those that by their nature are to be satisfied at the Closing) have been satisfied or waived, Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders thereunder to comply with their respective obligations thereunder, including to fund the Debt Financing (including, subject to Section 8.7(c), by promptly commencing a litigation proceeding against any breaching Lender or other financial institution to compel such Lender or financial institution to provide its portion of the Debt Financing or otherwise comply with its obligations under the Debt Commitment Letter or Definitive Agreement). Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its respective rights, under the Commitment Letters and Definitive Agreements in a timely and diligent manner.

(b) Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters if such amendment, modification or waiver (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the amount of the Financing to an amount that, together with available cash at the Company and its Subsidiaries and other available cash or other funds of Parent and its Subsidiaries, would on the Closing Date be less than the Merger Amounts, (C) adversely affects in a material respect the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (taking into account the expected timing of the Marketing Period); or (ii) terminate any Commitment Letter or any Definitive Agreement unless such Commitment Letter or Definitive Agreement is replaced at such time with a new commitment letter or a new definitive agreement that would satisfy the preceding clause (i). Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, modification, waiver or replacement of any Commitment Letter or any Definitive Agreement.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent and Merger Sub will (i) use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with Cash Equity and the available portion of the Debt Financing, the available cash at the Company and its Subsidiaries and other available funds or cash to Parent and its Subsidiaries, to pay the Merger Consideration and the other Merger Amounts) from the same or other sources on terms and conditions that are not less favorable to Parent and its Subsidiaries than the terms and conditions set forth in the Debt Commitment Letter as of the date hereof and which do not include any conditions to the consummation of such alternative debt financing that would reasonably be expected to make the funding of such alternative debt financing less likely to occur, than the conditions set forth in the Debt Commitment Letter as of the date hereof and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative or replacement financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question). Parent and Merger Sub shall provide the Company with prompt oral and written notice of any actual or threatened breach, termination, repudiation or default by any party to any Commitment Letter or any Definitive Agreement, in each case, of which Parent or Merger Sub obtain Knowledge and the receipt of any written notice or other written communication from any Lender, Equity Investor or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof. Parent and Merger Sub shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 5.12 shall not relieve Parent or Merger Sub of their obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

Section 5.13. Financing Cooperation.

(a) Prior to the Closing, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable efforts to cause its and their Representatives to, provide all cooperation reasonably requested by Parent necessary and customary for the arrangement of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including by (i) participating in a reasonable number of meetings (including meetings with prospective Lenders), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, (ii) to the extent required by the Debt Financing, using reasonable efforts to facilitate the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time, (iii) furnishing Parent and the Lenders as promptly as reasonably practicable the financial statements of the Company and its consolidated Subsidiaries required by paragraph 5 in Exhibit D to the Debt Commitment Letter (such financial statements, the “Required Financial Information”) and, following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested), such financial and other information regarding the Company as is readily available to the Company at such time and is customarily required in connection with the execution of financings of a type similar to the Debt Financing, (iv) if requested by Parent, using reasonable best efforts to assist Parent in connection with Parent’s preparation of customary pro forma financial statements as required by paragraph 7 in Exhibit D to the Debt Commitment Letter; provided, that (x) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the Merger and the other transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records, (v) in each case following Parent’s reasonable request, using reasonable best efforts to assist Parent and Merger Sub in the preparation of customary (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Debt Financing, (B) materials for rating agency presentations and (C) definitive documentation for the Debt Financing, (vi) following Parent’s reasonable request, using reasonable best efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute resolutions or consents of the Company and its Subsidiaries that do not become effective until the Effective Time with respect to entering into the definitive documentation for the Debt Financing and otherwise as necessary to authorize consummation of the Debt Financing and (vii) if requested by Parent, provide, at least two (2) Business Days prior to the Closing Date, all documentation and other information relating to the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested by Parent in writing at least nine (9) Business Days prior to the Closing Date. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that (A) would require the Company, its Subsidiaries or any Persons who are directors of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing that is effective prior to the Effective Time or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Effective Time, (B) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation (other than those set forth in this Section 5.13) in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing, (D) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (E) conflict with the organizational documents of the Company or its Subsidiaries or any Laws, (F) reasonably be expected to result (with or without notice, lapse of time, or both) in a material violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party, (G) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (H) prepare any financial statements or information that (x) are not available to it and prepared in the ordinary course of its financial reporting practice and (y) would not otherwise be available to it or capable of being prepared by it without undue burden or other than with the use of its commercially reasonable efforts or (I) require the Company or any of its Subsidiaries to enter into any instrument or agreement that is effective prior to the Effective Time or that would be effective if the Closing does not occur. Nothing contained in this Section 5.13 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 5.13 and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.13 and any information used in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically in connection with its obligations pursuant to this Section 5.13).

(b) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13, represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(c) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.13 shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Lenders, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter if made for the benefit of the Company). The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing.

Section 5.14. Transaction Litigation. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep the other reasonably informed on a current basis with respect to any Transaction Litigation, reasonably consult with the other and give consideration to the other’s advice regarding such Transaction Litigation and give each other the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; provided that the Company shall in any event control such defense, settlement or prosecution, and the disclosure of information in connection therewith shall be subject to the provisions of Section 5.6, including regarding attorney client privilege or other privilege or trade secret protection or the work product doctrine; provided, further, that no such party or Representative of such party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless the Company, in the case of any such action by Parent or Merger Sub, or Parent, in the case of any such action by the Company, shall have consented in writing (such consent not to be unreasonably withheld, delayed or conditioned).

Section 5.15. Resignation of Directors. At the Closing, except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.

Section 5.16. State Takeover Statutes. The Company and the Company Board shall (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to the Merger and (b) if any Takeover Statute becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger. For purposes of this Agreement, “Takeover Statute” shall mean a “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation enacted under the Laws of any state in the United States that is applicable to the Company, including Section 203 of the DGCL.

Section 5.17. Conduct of Parent and Merger Sub. During the period from the date hereof until the Effective Time (or such earlier date on which this Agreement may be terminated), except (a) as required by applicable Law or (b) as expressly contemplated by this Agreement, (i) Parent shall not, and shall not permit any of its Subsidiaries (including Merger Sub) or the Equity Investors to, (A) amend, repeal or otherwise modify any provision of their respective organizational or governing documents in a manner that would reasonably be expected to result in a Parent Material Adverse Effect, (B) take any action or fail to take any action which is intended to or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby, to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or otherwise prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated hereby or (C) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or analogous governing body in support of, any of the foregoing; and (ii) Parent shall, and shall cause the Equity Investors and its and their respective Affiliates to, promptly notify the Company of any transaction or any agreement to effect any transaction known to Parent or any of the Equity Investors which would reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the ability of any of the parties hereto to obtain any necessary approvals or clearances of any Governmental Entity required for the transactions contemplated hereby.

Section 5.18. Obligations of Merger Sub and the Surviving Corporation. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by a majority of the outstanding Shares entitled to vote thereon in accordance with applicable Law and the certificate of incorporation and bylaws of the Company (the “Stockholder Approval”).

(b) Regulatory Consents. Any and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 6.2. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in Section 3.3(a), Section 3.3(b), Section 3.3(d) and Section 3.7(b) shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date), except, in the case of (x) Section 3.3(a) and Section 3.3(b), for inaccuracies that are de minimis and (y) Section 3.3(d), for inaccuracies as would not result in an increase of the aggregate cash amounts payable with respect to the Company Equity Awards other than any such increases that are de minimis relative to the aggregate Merger Consideration payable pursuant to this Agreement (including the amounts payable pursuant to Section 2.7 and 2.8); (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.20 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Company Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement.

Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing by the Company, if permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.3 and 4.10 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Parent Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, does not constitute a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Merger shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement that are required to be performed or complied by it at or prior to the Effective Time pursuant to the terms hereof.

(c) Officer’s Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4. Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval is obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 7.2. Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either the Company or Parent:

(a) if the Merger shall not have been consummated on or before October 29, 2018 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(b) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been duly held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting (or at any adjournment or postponement thereof) at which a vote on the adoption of this Agreement is taken; or

(c) if any Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such Order, or the Order becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement.

Section 7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Stockholder Approval is obtained, in order to substantially concurrently enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(c), subject to complying with the terms of this Agreement, including Sections 5.2, 5.3 and 5.4; provided, that prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent the Company Termination Fee due under Section 7.5(b);

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) (A) is not capable of being cured by Parent or Merger Sub prior to the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) thirty (30) Business Days following receipt of written notice from the Company of such breach or (y) the Termination Date; provided, that the Company is not then in breach of any representation, warranty, covenant or agreement of this Agreement such that any condition to the obligations of Parent and Merger Sub set forth in Sections 6.2(a) or 6.2(b) would not then be satisfied if the Closing Date were the date of such termination; or

(c) at any time prior to the Effective Time, if (i) the Marketing Period has ended and all of the conditions set forth in Section 6.1 and 6.2 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination, and, solely with respect to Section 6.1(b), if the failure of such condition to be satisfied is primarily caused by a material breach by Parent or Merger Sub of any of their respective covenants or agreements contained in Sections 5.5(a), 5.5(b), 5.5(c) or 5.5(d) of this Agreement)), (ii) Parent and Merger Sub do not consummate the Merger on or prior to the date the Closing is required to occur pursuant to Article I, (iii) the Company shall have irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the Closing on the date of such confirmation and throughout the three (3) Business Day period following delivery of such confirmation and (iv) Parent and Merger Sub fail to effect the Closing within three (3) Business Days following delivery of such confirmation.

Section 7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent:

(a) at any time prior to the time the Stockholder Approval is obtained, if the Company Board (or any committee thereof) shall have effected a Change of Recommendation or allowed the Company or any of its

Subsidiaries to enter into an Alternative Acquisition Agreement (for the avoidance of doubt, other than an Acceptable Confidentiality Agreement); or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement of the Company in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) (A) is not capable of being cured by the Company by the Termination Date or (B) if capable of being cured, shall not have been cured before the earlier of (x) thirty (30) Business Days following receipt of written notice from Parent of such breach or (y) the Termination Date; provided, that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement of this Agreement such that any condition to the obligations of the Company set forth in Section 6.3(a) or 6.3(b) would not then be satisfied if the Closing Date were the date of such termination.

Section 7.5. Effect of Termination and Abandonment.

(a) In the event that this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any member of the Parent Group or the Company Group); provided, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability to pay the Company Termination Fee or the Parent Termination Fee, as applicable, pursuant to this Section 7.5 or, subject to Sections 7.5(e) and 7.5(f), relieve the Company or Parent or Merger Sub of any liability for any Willful Breach of this Agreement prior to such termination, and (ii) the provisions listed in the second sentence of Section 8.1 shall survive the termination of this Agreement. The party desiring to terminate this Agreement pursuant to Section 7.2, 7.3 or 7.4 shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other parties in accordance with Section 8.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b) In the event that:

(i) (A) this Agreement is terminated pursuant to Section 7.2(a), Section 7.2(b) or Section 7.4(b) (provided that with respect to Section 7.2(a) and Section 7.4(b), the Stockholder Approval has not been obtained); (B) any Person shall have publicly proposed, announced or made an Acquisition Proposal or, in the case of a termination pursuant to Section 7.4(b), an Acquisition Proposal shall have been provided to the Company’s management or the Company Board (or any committee thereof), in either case after the date of this Agreement and prior to the Stockholders Meeting (and such Acquisition Proposal shall not have been withdrawn at least two (2) Business Days prior to the Stockholders Meeting) and, in the case of a termination pursuant to Section 7.4(b), prior to the breach that forms the basis for such termination; and (C) within twelve (12) months of such termination the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal that is subsequently consummated (whether consummated within such twelve (12)-month period or thereafter), then the Company shall, on the date such Acquisition Proposal is consummated, pay the Company Termination Fee to Parent (or its designee) by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of clauses (B) and (C) above the references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.3(a), the Company shall, prior to or substantially concurrently with such termination, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.4(a), the Company shall, no later than three (3) Business Days after the date of such termination, pay the Company Termination Fee to Parent by wire transfer of same day funds to one or more accounts designated by Parent.

For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.3(c), then Parent shall, no later than three (3) Business Days after the date of such termination, pay or cause to be paid the Parent Termination Fee to the Company or its designees by wire transfer of same day funds to one or more accounts designated by the Company (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion); provided, that any purported termination of this Agreement under Section 7.2(a) shall be deemed to be a termination under Section 7.3(c) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.3(c).

(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, in either case as required pursuant to this Section 7.5 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. The Company and Parent each acknowledge that the fees and the other provisions of this Section 7.5 are an integral part of this Agreement and are not a penalty, but rather liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which such fee is payable, and that, without these provisions, the other party would not enter into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, (i) the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) Parent, Merger Sub and the Equity Investors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent Merger Sub or any Equity Investor or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Group”) in respect of this Agreement, any agreement executed in connection herewith, including the Commitment Letters and each Limited Guarantee, and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII and collect, if due, the Parent Termination Fee pursuant to Section 7.5(c) (including any interest payable pursuant to Section 7.5(d)) from Parent or pursuant to each Limited Guarantee and, as applicable, the reimbursements contemplated by Sections 5.9 and 5.13, and (y) following the termination of this Agreement by either party, the Company’s right to seek monetary damages from Parent in the event of Parent’s or Merger Sub’s Willful Breach of this Agreement prior to the termination of this Agreement (provided that in no event shall Parent be subject to monetary damages for Willful Breach of this Agreement in an amount in excess of an amount equal to the Parent Termination Fee (the “Damage Cap”)) and (ii) upon payment of such amounts, no member of the Parent Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Commitment Letters or each Limited Guarantee, or the transactions contemplated hereby or thereby; provided, that in no event will the Company be entitled to (1) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Damage Cap, (2) payment of both monetary damages and the Parent Termination Fee in a combined amount in excess of the Damage Cap, or (3) both (x) payment of any monetary damages and/or the Parent Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against Parent or Merger Sub that results in the Closing.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that the Company fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, except for an order of specific performance prior to the termination of this Agreement as permitted by Section 8.7, (i) Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against (A) the Company and its Subsidiaries, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (C) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Company Group”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be (x) to terminate this Agreement in accordance with this Article VII and collect, if due, the Company Termination Fee pursuant to Section 7.5(b) (including any interest payable pursuant to Section 7.5(d)) from the Company, and (y) following the termination of this Agreement by either party, Parent’s right to seek monetary damages from the Company in the event of the Company’s Willful Breach of this Agreement prior to the termination of this Agreement (provided that in no event shall the Company be subject to monetary damages for Willful Breach of this Agreement in an amount in excess of the Damage Cap) and (ii) upon payment of such amounts, no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby or thereby; provided, that in no event will Parent and Merger Sub be entitled to (1) payment of monetary damages prior to the termination of this Agreement or in amounts in excess of the amount of the Damage Cap, (2) payment of both monetary damages and the Company Termination Fee in a combined amount in excess of the Damage Cap, or (3) both (x) payment of any monetary damages and/or the Company Termination Fee and (y) a grant of specific performance of this Agreement or any other equitable remedy against the Company that results in the Closing.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Survival. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Section 5.9 (Expenses) and Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement, and the agreements of Parent contained in the last sentence of Section 5.13(a) (Financing Cooperation), shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement, as applicable.

Section 8.2. Modification or Amendment. Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of Stockholder Approval, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

Section 8.3. Waiver; Extension. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, the Company or Parent may (i) waive or extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent, or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement on the part of Parent or Merger Sub, in the case of the Company, or the Company, in the case of Parent. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.5. Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties or involving any member of the Company Group or Parent Group arising out of or related to this Agreement, the Equity Commitment Letter, any Limited Guarantee or the transactions contained in or contemplated by this Agreement, the Equity Commitment Letter or any Limited Guarantee exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or any member of the Company Group or Parent Group and (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8.6.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5(b).

Section 8.6. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (d) if delivered by email transmission, on the date of such transmission, provided that confirmation of such transmission is received within one (1) Business Day, or (e) if delivered by facsimile transmission, upon confirmation of successful transmission, (i) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, on the date of such transmission, and (ii) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission or is transmitted on a day that is not a Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Edelman Financial, L.P.

4000 Legato Road, 9th Floor

Fairfax, Virginia 22033

Attention:    William P. Hayes

email:          Bill.Hayes@ricedelman.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:    Atif I. Azher

                    Rich Capelouto

email:          AAzher@stblaw.com

                    RCapelouto@stblaw.com

If to the Company, to:

Financial Engines, Inc.

28 State Street, 21st Floor

Boston, MA 02109

Attention:    Lee Antone, General Counsel

email:          lantone@financialengines.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:    Edward D. Herlihy

                    Matthew M. Guest

email:          EDHerlihy@wlrk.com

                    MGuest@wlrk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.7. Specific Performance.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this

Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, except as expressly provided in Section 8.7(b) or 8.7(c).

(b) Notwithstanding Section 8.7(a), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligations pursuant to the terms of this Agreement and the Equity Commitment Letter to complete the Closing, including to cause, subject to the terms and conditions set forth in the Equity Commitment Letter, the Cash Equity to be funded to fund the Merger and to consummate the Merger, only in the event that (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing, and (iv) the Company has irrevocably confirmed in a written notice to Parent that the Closing will occur if the Cash Equity and Debt Financing are funded and specific performance is granted pursuant to this Section 8.7(b).

(c) Notwithstanding Section 8.7(a), it is acknowledged and agreed that the Company shall be entitled to specific performance requiring Parent and Merger Sub to enforce the terms of the Debt Commitment Letter and the obligations of the Lenders to fund the Debt Financing, only in the event that (i) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that those other conditions would be satisfied if the Closing were on such date), (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iii) all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing under the Debt Commitment Letter, provided that those other conditions would be satisfied if the Closing were on such date) to the consummation of the financing provided for in the Debt Commitment Letter have been satisfied, and (iv) the Company has irrevocably confirmed in a written notice to Parent that the Closing will occur if the Cash Equity and Debt Financing are funded and specific performance is granted pursuant to this Section 8.7(c).

(d) Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Equity Commitment Letter, the Limited Guarantees and the Confidentiality Agreement and the other instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9. Parties in Interest; Financing Parties.

(a) Each of Parent, Merger Sub and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that (i) the Persons referred to in the last sentence of Section 5.13(a) (Financing Cooperation) and Section 7.5 (Effect of Termination and Abandonment) shall be third party beneficiaries of, and shall be entitled to rely on, such sections, (ii) if the Effective Time occurs, the holders of Shares shall be third party beneficiaries of, and shall be entitled to rely on, Article II, (iii) if the Effective Time occurs, the Indemnified Parties shall be third party beneficiaries of, and shall be entitled to rely on, Section 5.10 (Indemnification; Directors’ and Officers’ Insurance), (iv) if the Effective Time occurs, the holders of Company Equity Awards shall be third party beneficiaries of, and shall be entitled to rely on, Article II and (v) subject to the limitations set forth in Section 7.5(e), the holders of Shares and Company Equity Awards shall be entitled to pursue after the termination of this Agreement claims for monetary damages from Parent (including monetary damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such holders) for a Willful Breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (v) shall be enforceable on behalf of holders of Shares and Company Equity Awards only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company; provided, further, that in no event will any holder of Shares or Company Equity Awards or the Company on behalf of any such holder be entitled to (and in no event shall Parent have any liability or obligation with respect to) any payment of monetary damages either prior to the termination of this Agreement or in amounts that, together with all other amounts of monetary damages for Willful Breach of this Agreement and the Parent Termination Fee, in each case paid by or on behalf of Parent, exceed the amount of the Damage Cap, and (y) upon termination of this Agreement and payment of such amounts, no member of the Parent Group shall have any further liability or obligation to any holder of Shares or Company Equity Awards or the Company on behalf of such holders relating to or arising out of this Agreement, the Commitment Letters or each Limited Guarantee, or the transactions contemplated hereby or thereby.

(b) Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letters or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of the Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction) (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Action or proceeding shall be effective if notice is given in accordance with Section 8.6, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Surviving Corporation against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or the any services thereunder following the Merger), and (vii) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 8.9(b) and such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

Section 8.10. Definitions; Construction.

(a) Definitions. As used herein:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the total voting power represented by the outstanding voting securities of the Company or any of its Subsidiaries if such voting power represents assets that constitute over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, or (d) the acquisition in any manner, directly or indirectly, of over 20% of the fair market value of the consolidated assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Action” means any claim, charge, complaint, demand, action, litigation, arbitration, suit in equity or at law, administrative, regulatory or quasi-judicial proceeding, or other proceeding, in each case by or before a Governmental Entity.

“Advisory Agreement” means any Contract entered into by any Investment Adviser Subsidiary for the purpose of providing investment advisory (including investment sub-advisory) or investment management services.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by Law to close in New York, New York.

“Client” means any Person (including any financial institution, retirement plan, plan sponsor, or individual) with which an Investment Adviser Subsidiary has entered into an Advisory Agreement.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not such plan is subject to ERISA, and each other employment, change in control, retention, bonus, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based, retirement, vacation, severance, termination, disability, death benefit, medical, dental, or other employee benefit plan, program, agreement or arrangement (i) that the Company or any of its Subsidiaries sponsors, maintains or contributes to for the benefit of any current or former director, officer, or employee of the Company or any of its Subsidiaries or (ii) to which the Company or any ERISA Affiliate has any liability, in each case, other than any Multiemployer Plan.

“Company Intellectual Property” means Intellectual Property owned by the Company and its Subsidiaries.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Merger; provided, that for purposes of clause (x), none of the following, and no effect arising out of, relating to or resulting from the following, shall constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a “Company Material Adverse Effect”:

(i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit, debt, securities or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or deterioration in the credit markets generally;

(ii) any facts, circumstances, changes, events, occurrences or effects to the extent arising out of, resulting from or attributable to (A) changes or prospective changes in Law, in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) entry into and consummation and performance of this Agreement and the transactions contemplated hereby and the public announcement thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, regulators or other third parties (except that this clause (B) shall not apply to the representations and warranties made in Section 3.5 (and to the extent related to Section 3.5, the condition in Section 6.2(a))), (C) acts of war (whether or not declared) or any outbreak of hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), outbreak of hostilities, sabotage or terrorism, (D) weather, pandemics, earthquakes, hurricanes, tornados, natural disasters, climatic conditions or other force majeure events, whether or not weather-related, (E) regulatory and political conditions or developments, (F) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, (G) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company), but in any event only in their capacities as current or former stockholders, or otherwise under the DGCL or other applicable Law, or other litigation (except that clause (G), solely with respect to such other litigation, shall not apply to the representations and warranties made in Section 3.5 (and to the extent related to Section 3.5, the condition in Section 6.2(a))), arising out of or related to this Agreement or any of the transactions contemplated hereby, (H) actions or omissions of the Company or any of its Subsidiaries requested or consented to in writing by Parent or expressly required by this Agreement, (I) any decline in the market price, or change in trading volume, of the Common Stock (or the volatility thereof), or (J) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position, or other metrics; or

(iii) any item or matter disclosed in the Company Disclosure Schedule;

provided, that (x) facts, circumstances, changes, events, occurrences or effects set forth in clauses (i), (ii)(A), (ii)(C), (ii)(D) and (ii)(E) above may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such facts, circumstances, changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to others in the industries of the Company and its Subsidiaries (provided, that only the incremental disproportionate adverse effects of such facts, circumstances, changes, events, occurrences or effects may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), and (y) that the underlying cause of any decline, change or failure referred to in clause (ii)(I) or (ii)(J) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect unless such underlying cause is otherwise excluded hereby.

“Company Termination Fee” means an amount equal to $89 million.

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, commitment, or other legally binding obligation.

“Environmental Laws” means any Law regulating or relating to natural resources or the environment, including Laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, release of, or exposure to, Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Entities” has the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto (the “Financing Entities”) and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any federal, state, local or foreign government, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local, foreign or supranational, any arbitral body, FINRA or NASDAQ.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means intellectual property rights recognized by applicable Law, including in trademarks, trade names, service marks, service names, mark registrations and applications, trade dress, logos, domain names, URLs, social media identifiers and the goodwill in any of the foregoing; registered and unregistered copyrights and patents and patent applications; trade secrets and know-how; and computer programs, software, data and databases.

“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“Investment Adviser Subsidiary” means each Subsidiary of the Company that is required to be registered as an “investment adviser” under the Investment Advisers Act.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” means (i) with respect to the Company, the actual knowledge of those persons set forth in Section 8.10(b) of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge of those persons set forth in Section 8.10(b) of the Parent Disclosure Schedule.

“Law” means any Order or any federal, state, local, foreign, supranational or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, directive, requirement, policy, license or permit of any Governmental Entity.

“Lien” means any mortgage, pledge, assignment, title defect, claim, adverse ownership interest, transfer restriction, security interest, encumbrance, lien or charge.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing after the date hereof throughout which (i) Parent shall have the Required Financial Information (which shall be the same information throughout the period), (ii) the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than Section 6.1(a) and Section 6.1(b) and those conditions that by their nature are to be satisfied at the Closing), assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period, or (to the extent permitted by applicable Law) waived, and (iii) during the last three (3) Business Days of such fifteen (15) consecutive Business Day period, the conditions set forth in Section 6.1(a) and Section 6.1(b) shall have been satisfied; provided, however, that (1) July 5, 2018 and July 6, 2018 shall not constitute Business Days for purposes of such fifteen (15) consecutive Business Day period (provided, that, for the avoidance of doubt, such exclusions shall not restart such period), (2) if such fifteen (15) consecutive Business Day period has not been completed on or prior to August 17, 2018, then such period shall be deemed to have not commenced prior to September 4, 2018 and (3) the Marketing Period shall be deemed not to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, (A) the independent auditors of the Company shall have withdrawn its audit opinion with respect to any year-end audited financial statements of the Company and its Subsidiaries included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such independent auditors or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its Subsidiaries included in the Required Financial Information shall have been restated or the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement shall be required; provided further, that if the Company shall in good faith reasonably believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery or provided such access to Required Financial Information), in which case (subject to satisfaction of any other conditions, and compliance with the terms of each other provision, of this definition (including the requirement that Required Financial Information be the same information throughout the period)) such fifteen (15) consecutive Business Day period referred to above shall be deemed to have commenced on the date such notice is delivered to Parent unless Parent in good faith reasonably believes the Company has not provided the Required Financial Information or that clauses (ii) or (iii) of this definition have not been satisfied and, within three (3) Business Days after the giving of such notice by the Company, gives a written notice to the Company to that effect (stating with specificity any elements of noncompliance and/or nonsatisfaction). Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any date earlier than the date indicated in the definition above if the Debt Financing is consummated and the full proceeds thereof received on such earlier date.

“Materials of Environmental Concern” means any substance or material defined, identified or regulated as toxic or hazardous or as a pollutant or contaminant or words of similar meaning or effect under any Environmental Law, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent Termination Fee” means an amount equal to $181 million.

“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided, that such liens and restrictions do not materially and adversely impair the Company’s current business operations at such location), (ii) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business and for sums not yet due or being contested in good faith by appropriate proceedings, (iv) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (v) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate, (vi) non-exclusive licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries and (vii) Liens in respect of the indebtedness of the Company or its Subsidiaries in existence as of the date hereof and set forth on Section 8.10(a) of the Company Disclosure Schedule, or incurred as permitted under this Agreement (including in compliance with Section 5.1(b)(viii)), in each case as security for such indebtedness.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Record Holder” means, with respect to any Shares, a Person who was, immediately prior to the Effective Time, the holder of record of such Shares.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X as promulgated by the SEC; provided, that Significant Subsidiaries of the Company shall include Financial Engines Advisors L.L.C., Mayberry Acquisition Sub I, LLC, Mayberry HoldCo I, Inc., Mayberry Holdco II, Inc., TMFS Insurance Agency, LLC and SMART401K, LLC.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (or, in the case of a partnership, a majority of the general partnership interests) is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal and all of the other terms, conditions and other aspects of such Acquisition Proposal and this Agreement that the Company Board deems relevant, to be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 5.2); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” (including, with correlative meaning, the term “Taxes”) means (a) all U.S. federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, real or personal property, withholding, excise, production, value added, goods and services, transfer, license, occupation, premium, windfall profits, social security (or similar), registration, alternative or add-on minimum, estimated, occupancy and other taxes, duties, fees, or other assessments imposed by any Governmental Entity responsible for the administration of Taxes, and (b) any interest, penalties and additions with respect to any of the foregoing.

“Tax Return” means all returns, reports, elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents filed or required to be filed with any Governmental Entity responsible for the administration of Taxes, including any attachments thereto and any amendments thereof.

“Willful Breach” means a breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach.

(b) Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. All references to dollar amounts in this Agreement shall be references to U.S. dollars unless otherwise expressly set forth herein. For purposes of this Agreement, the term “made available”, with respect to any document or item required to be made available to Parent or Merger Sub as of the date of this Agreement, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before the day immediately prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that the parties intend that the remedies and limitations thereon (including provisions that the payment of the Parent Termination Fee or the Company Termination Fee shall be the sole and exclusive remedy of the recipient thereof, limitations on specific performance and other equitable remedies in Section 8.7 and the limitation on liabilities of any member of the Parent Group and any member of the Company Group) contained in Article VII and this Article VIII be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing.

Section 8.12. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Notwithstanding the foregoing, Parent and Merger Sub may assign their respective rights and obligations hereunder to a wholly owned Subsidiary of Parent without such consent; provided, that no such assignment shall (a) adversely impact the Company or the holders of Shares or Company Equity Awards or (b) relieve Parent or Merger Sub of their respective obligations under this Agreement.

Section 8.13. Headings. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

Section 8.14. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FINANCIAL ENGINES, INC.

By:	/s/ Lawrence M. Raffone
Name: Lawrence M. Raffone
Title: President and Chief Executive Officer

EDELMAN FINANCIAL, L.P.

By:	/s/ William Hayes
Name: William Hayes
Title: General Counsel

FLASHDANCE MERGER SUB, INC.

By:	/s/ Allen Thorpe
Name: Allen Thorpe
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex B

April 29, 2018

Board of Directors

Financial Engines, Inc.

1050 Enterprise Way, 3rd Floor

Sunnyvale, CA 94089

Ladies and Gentlemen:

Financial Engines, Inc. (“Company”), Edelman Financial, L.P. (“Parent”) and Flashdance Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Company with Company as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of common stock, par value $0.0001 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock as set forth in the Agreement, shall be converted into the right to receive $45.00 in cash, without interest (the “Merger Consideration”). In addition, as set forth in more detail in the Agreement, Parent is party to and has accepted (a) a fully executed commitment letter, dated April 29, 2018 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein (the “Debt Financing”), and (b) a fully executed commitment letter, dated April 29, 2018 (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from (i) Hellman & Friedman Capital Partners VIII, L.P., (ii) Hellman & Friedman Capital Partners VIII (Parallel), L.P., (iii) HFCP VIII (Parallel-A), L.P., (iv) H&F Executives VIII, L.P. and (v) H&F Associates VIII, L.P. (collectively, the “Equity Investors”) pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Cash Equity”, and together with the Debt Financing, the “Financing”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of asset management and financial technology companies and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement, dated April 29, 2018; (ii) copies of the Commitment Letters and the financial terms of the Financing; (iii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iv) certain publicly available information relating to Parent that we deemed relevant; (v) publicly available mean and median analyst adjusted EBITDA and adjusted earnings per share estimates for Company for the years ending December 31, 2018 and December 31, 2019; (vi) certain internal financial projections, including estimated adjusted EBITDA, for Company for the year ending December 31, 2018, as provided by the senior management of Company, as well as estimated annual growth rates of pro forma adjusted EBITDA for the Company for the years thereafter, as discussed with the senior management of Company; (vii) the publicly reported historical price and trading activity for Company Common Stock, including a comparison of certain stock market information for Company Common Stock and certain stock indices, as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the financial technology and asset management industries, to the extent publicly available; (x) the current market environment generally and the financial technology and asset management environments in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or its representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the senior management of Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or any of its affiliates or subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets of Company or any of its affiliates or subsidiaries.

In preparing its analyses, Sandler O’Neill used certain internal financial projections, including estimated adjusted EBITDA, for Company for the year ending December 31, 2018, as provided by the senior management of Company, as well as estimated annual growth rates of pro forma adjusted EBITDA for the Company for the years thereafter, as discussed with the senior management of Company. With respect to the foregoing information, the senior management of Company confirmed to us that such information reflected the best currently available estimates of management of the future financial performance of Company and we assumed that such performance would be achieved. We express no opinion as to such estimates, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or any of its affiliates or subsidiaries assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Company will remain as a going concern for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions that are pertinent to our analysis of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct except as would not give rise to the failure of a condition to the closing of the Merger set forth in the Merger Agreement, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that are pertinent to our analysis and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, Merger Sub, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. We express no opinion as to any of the legal, accounting or tax matters relating to the Merger or any other transactions contemplated in connection therewith.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Company’s financial advisor in connection with the Merger and will receive a transaction fee for our services, which transaction fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Company in the two years preceding the date hereof, nor have we provided any investment banking services to Parent or Merger Sub in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company and its affiliates. We may also actively trade the equity and debt securities of Company and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to, and is for the benefit of, the Board of Directors of Company in connection with its consideration of the Agreement and Merger. Our opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We express no opinion as to the amount of compensation to be received in the Merger by any Company officer, director or employee, or any class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Financial Engines®
[        ]
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE - [        ] Use the Internet to vote your proxy until [        ] on [        ].
PHONE -
Use a touch-tone telephone to vote your proxy until [        ]on [        ].
MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here
The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.
1. To adopt the Agreement and Plan of Merger, dated as of April 29, 2018 (as it may be amended from time to time, the “merger agreement”), by and among Financial Engines, Inc., a Delaware corporation (the “Company”), Edelman Financial, L.P., a Delaware limited partnership (“Parent”), and flashdance merger sub, inc., a Delaware corporation and an indirect wholly owned subsidiary of parent (“merger sub”), pursuant to which merger sub will the merger with and into the company (the “merger”);
2. To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and
3. To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.
For Against Abstain
For Against Abstain
For Against Abstain
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Address Change Mark box, sign, and indicate changes below:
Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

FINANCIAL ENGINES, INC.
SPECIAL MEETING OF STOCKHOLDERS
[        ], 2018
[        ]
[        ]
Financial Engines®
Financial Engines
1050 Enterprise Way, 3rd Floor
Sunnyvale, CA 94089 proxy
This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders of Financial Engines, Inc. on [        ], 2018.
The undersigned hereby constitute(s) and appoint(s) Lawrence M. Raffone, Craig L. Foster and Lewis E. Antone, Jr., and each of them, proxy holders of the undersigned, with full power of substitution in each, to represent the undersigned and to vote all shares of common stock of Financial Engines, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of Financial Engines, Inc. to be held on [        ] , 2018 and at any adjournments or postponements thereof, upon matters referred to in the Notice of the Special Meeting of Stockholders of Financial Engines, Inc. and related Proxy Statement and in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
You are encouraged to specify your choice by marking the appropriate box on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSALS 1, 2, AND 3; AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. The proxies cannot vote your shares unless you sign and return this card. See reverse for voting instructions.